2,500,000 Shares

J & P Realty Trust

Common Stock

J & P Realty Trust is an internally managed, newly organized California Trust corporation that specializes in real estate portfolio planning, the location of appreciating real estate markets, and the acquisition, rehabilitation, rental, and eventual sale of residential, multifamily, and Triple Net Lease commercial properties.

This is an initial public offering of shares of J & P Realty Trust. All of the 2,500,000 shares of common stock are being sold by the company. It is currently anticipated that the initial public offering price per share will be $3.00. Our common stock is in process of becoming listed on the New York Stock Exchange, or NYSE, subject to official notice of issuance, under the symbol "JPRT".

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes, commencing with our taxable year ending December 31, 2011. To assist us in qualifying as a REIT, as described in greater detail below, ownership of the outstanding shares of our common stock by any individual and, subject to certain exceptions, any other person generally is limited to 9.8%. We designed our ownership limits solely to protect our status as a REIT and not for the purpose of serving as an anti takeover device.

Investing in our common stock involves risk. See "Risk Factors" beginning on page 11 of this prospectus, for a discussion of the following and other risks:

*	We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.
*

We have not yet identified any specific residential, multifamily, or Triple Net Lease commercial properties to acquire or committed any portion of the net proceeds of this offering to specific investments. Investors will not be able to evaluate the economic merits of any investment we make with the net proceeds prior to purchasing common stock in this offering, and our failure to apply these proceeds effectively, or at all, could cause our operating results and the value of our common stock to decline.

*	We may change our business, investment, leverage and financing strategies without stockholder approval.
*

Our success will depend upon the efforts and expertise of our chairman and chief executive officer and our president and chief financial officer to manage our day to day operations and direct our business strategy. The loss of their services, and our inability to find suitable replacements, would have an adverse impact on our business.

*

If we do not qualify as a REIT or fail to remain qualified as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates and potentially state and local taxes and could face substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders and adversely affect the value of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$3.00	$7,500,000
Underwriting discount(1)	$0.60	$1,500,000
Proceeds, before expenses, to J & P Realty Trust	$2.40	$6,000,000

(1)

At the closing of this offering, the underwriters will be entitled to receive $0.15 from us for each share sold in this offering. The underwriters will forego the receipt of payment of $0.45 per share, until such time as we purchase assets in accordance with our investment strategy as described in this prospectus with an aggregate purchase price (including the amount of any outstanding indebtedness assumed or incurred by us) at least equal to the net proceeds from this offering (after deducting the full underwriting discount and other estimated offering expenses payable by us), at which time, we have agreed to pay the underwriters an amount equal to $0.45 per share sold in this offering. See "Underwriting".

To the extent that the underwriters sell more than 2,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 500,000 shares from J & P Realty Trust at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on , 2011.

Underwriter 1

Underwriter 2

Underwriter 3	Underwriter 4

Prospectus dated June 22, 2011.

Table of Contents

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under the heading "Risk Factors" and the other information included in this prospectus. Except where the context suggests otherwise, the terms "our company", "we", "us" and "our" refer to J & P Realty Trust, a California corporation.

Our Company

We are an internally managed, newly organized California corporation focused on acquiring real estate located in the United States. We intend to invest in several types of real estate, including Triple Net Lease properties with strong corporate tenants with lease of at least 10 years; Multifamily and Single family (1 to 4 unit) properties that can be fixed and sold; and Multifamily and Single family (1 to 4 unit) properties that are attractive for rentals.

The founding members of our management team and our promoters are Antonio Patrick, our chairman and chief executive officer, and Clint Callahan, our president and chief financial officer. In 2010, Mr. Patrick and Mr. Callahan jointly founded J & P Realty Trust and subsequently assembled a team of real estate professionals that began actively analyzing and seeking investment opportunities in our targeted markets. Mr. Patrick & Mr. Callahan will run the daily operations. Mr. Patrick is an entrepreneur and salesman with over 12 years of professional experience. Mr. Callahan has 5 years of experience in the real estate investment, mortgage, and 7 years in the entrepreneurship arena. The company will also utilize a variety of outsourced specialists such as: HousingAlerts.com, Nationwide Appraisal Network, Real Diligence, local contractors/home inspectors, local real estate agents, and local real estate investment groups. Through the expertise of the owners and with the assistance of the outsourced specialists, the management teams expertise encompasses all aspects of Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate acquisition, development, redevelopment, operations and finance.

Upon completion of this offering Mr. Patrick and Mr. Callahan, we expect to have approximately $6 million in cash available to execute our business strategy.

Market Opportunities

Overview

We believe that the economic recession and corresponding credit crisis present an attractive environment to acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) properties in the U.S. and select international locations. The U.S. residential and commercial property sector is experiencing significant stress from declining operating fundamentals, high levels of unemployment, and difficult credit conditions. Declining operating fundamentals are the result of tenants reacting to weak macro economic trends including reduced consumer spending and high unemployment. In addition, many property owners took advantage of abundant capital availability and placed excessive leverage on properties. The current reduction in credit availability and weak operating conditions make refinancing near term debt maturities more difficult. Furthermore, we believe that with our companies ability to have ready access to equity and debt capital, with no legacy issues (such as over leveraged properties, significant vacancy and currently underproductive land and recently developed buildings) we will have a competitive advantage in acquiring high quality real estate assets at attractive current returns and at a discount relative to both replacement cost and valuations from recent years. As we do not currently own any assets and initially will be an all cash buyer, we are not restricted by legacy operating or legacy leverage issues that some of our private and public peers are presently facing. Once we invest the net proceeds of this offering , our capital structure will include indebtedness as described in "Our Business  Our Financing Strategy".

Projected Improvement in Operating Fundamentals

Although operating fundamentals remain weak across the U.S. real estate markets, and may weaken further, underlying economic operating fundamentals are expected to improve in the future. Significant foreclosure, unemployment and weakened consumer activity, particularly from 20062009, followed by falling demand caused by the economic recession, has left large blocks of vacant residential and commercial properties across many U.S. markets. Given the recent dramatic reduction in development activity in response to falling demand, we anticipate improvements in the availability rate and a rebound in rent growth when demand ultimately returns.

Single family (1 to 4 unit) Properties

According to the National Association of Realtors. The Residential real estate market of 2010 showed a major upturn with 19 percent of residential purchases being made by investors. The overall foreclosure rate in the United States has declined since the high in 2009 there is still a significant amount of vacant or soon to be vacant single family (1 to 4 unit) residences coming on to an already flooded market.

The home buying season of 2011 will be an important test for the U.S. housing market as it will either dispel buyers doubts about bottoming prices or suggest that a behavioral change (preference towards renting) might be underway. If the traditional economic drivers are still relevant, they should drive single family home sales upward. Currently the rental demand growth is now outpacing new supply by a very wide margin and effective rents are already growing at an annualized rate of 5% nationally. There is a very good chance that this momentum will get even stronger in 2011 as properties continue to gain new tenants and neighborhoods recover form the blight of vacant properties.

Multi Family Properties

As Banks, REITs, and owners continue needing to liquidate over leveraged properties or REO properties and as people are forced to rent because of foreclosure, unemployment, and underemployment and with rent rates on the rise this is a great time for our company to invest in the multifamily market.

As the dollar volume rises further this year as the economy gains momentum, apartment fundamentals improve, and debt markets loosen. During 2010, apartment sales volume totaled an estimated $40 billion, up nearly 65 percent from the cyclical low in 2009 but less than one third of the 2006 peak. Improving occupancy and rising rents, along with low cost debt, will help assuage investors and lenders lingering trepidation about values.

Total apartment transactions totaled $31.6 in 2010 more than doubling the activity witnessed in 2009, according to RCA, up by 112% compared to 2009. Cap rates continued to fall, as a result of higher capital markets liquidity and property incomes. Private buyers accounted for nearly half of all volume in 2010. Institutional investors and publicly traded companies accounted for another third of the total volume.

Apartments are the first property type to see an increase in activity in the tertiary markets and secondary assets as cap rates fall and investors seek alternative opportunities to add to their portfolios. Overall cap rates dropped from 7% in December of 2009 to 6.6% in December of 2010 according to RCA. According to CBRE Econometric Advisors, recent declines in homeownership rate, along with improving labor market conditions are contributing to near record growth in rental demand. With occupancy continuing to rise and very few new apartment properties being delivered in 2011, apartment operators are likely to be more aggressive than usual in terms of eliminating rent discounts and raising asking rents this year.

Triple Net Lease Properties

We expect to see continued heavy interest in chasing trophy assets such as shopping centers, stabilized Class A office assets, and retail net leased opportunities. A much larger pool of investors and gradually improving retail conditions should help to boost pricing for many of these properties, but individual property fundamentals will still be the greatest determinant in pricing. But even as investors begin to branch out from the limited focus of 2010, single tenant investments will remain one of the strongest sectors of the marketplace. For properties with long term stable tenants in place, look for pricing increases and further cap rate compression in 2011.

At the national level, sales activity for triple net lease properties fell during the first quarter of 2011. We are aware of 203 transactions that either closed or were under contract by the end of the first quarter of 2011, compared to 317 during the final quarter of 2010. This marks an increase of roughly 36%.

Transaction Landscape Advantageous to Well Capitalized Investors with No Legacy Issues

Low cost and abundant debt led to a significant increase in transaction and development activity in all parts of the real estate sector between 2004 and 2007 with sales transactions more than doubling during the period and capitalization rates, or cap rates, reaching their lowest level in at least two decades. The credit crisis and declining operating fundamentals that followed have resulted in a significant increase in troubled loans. The Federal Deposit Insurance Corporation, or FDIC, reports that as of September 30, 2009, the amount of loans and leases that were non current (90 days or more past due or in non accrual status) among all FDIC insured institutions increased for a 14th consecutive quarter and the average non current rate on all loans reached a new 26 year record. The percentage of non farm non residential real estate loans that are non current reached 3.4%, or $37.1 billion, while the percentage of construction and development real estate loans that are non current reached 15.0%, or $73.8 billion. As lenders react to this environment, obtaining new loans or extending existing ones for property owners has become significantly more difficult. We believe this will lead to increases in foreclosure activities and distressed sales.

While the cap rates (net operating income divided by sales price) troughed at 6.2% in 2007 according to Real Capital Analytics, recent transactions suggest a return to the long term average of 7.0% to 9.0%. We believe well capitalized investors without legacy issues will be able to take advantage of this environment.

Competitive Strengths

We believe we distinguish ourselves from our competitors through the following competitive advantages:
*

Management Team:  Our management team is led by Antonio Patrick, our chairman and chief executive officer, and Clint Callahan, our president and chief financial officer. Mr. Patrick is an entrepreneur and salesman with over 12 years of professional experience. Mr. Callahan has 5 years of experience in the real estate investment, mortgage, and 7 years in the entrepreneurship arena. In 2010, Mr. Patrick and Mr. Callahan jointly founded J & P Realty Trust, and subsequently assembled a team of real estate professionals that began actively analyzing and seeking Triple Net Lease, multifamily, and single family (1 to 4 unit) investment opportunities in our targeted markets.

*

Outsourced Specialists: With the expertise of the owners and the assistance of outsourced specialists such as: HousingAlerts.com, HousingPredictor. com, RentRange.com, Nationwide Appraisal Network, Real Diligence, local contractors/home inspectors, local real estate agents, and local real estate investment groups,; will allow us to bring the operations of the business to profitability in a quick and cost effective manner.

*

Focused Investment Strategy with No Legacy Issues.  We selected our target markets based upon Mr. Patricks and Mr. Callahans experiences investing and also in anticipation of trends in logistics patterns resulting from population changes, regulatory and physical constraints, potential long term increases in prices and other factors. As we do not currently own any assets and initially will be an all cash buyer, we are not restricted by the operational or liquidity issues that some of our private and public peers are presently facing. Upon completion of this offering, we expect to have approximately $6 million in cash to invest and our management can focus on new investment opportunities.

*

Conservative Targeted Leverage with Growth Oriented Capital Structure.  We expect to maintain financial flexibility and a conservative capital structure using retained cash flows, long term debt and the issuance of common and perpetual preferred stock to finance our growth. We intend to limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding preferred stock to less than 40% of our total enterprise value and to maintain a fixed charge coverage ratio in excess of 2.0x.

*

Highly Aligned Compensation Structure.  We believe that executive compensation should be closely aligned with long term stockholder value creation. As a result, at the closing of this offering, all of Mr. Patricks and Mr. Callahans incentive compensation will be based solely on our total stockholder return exceeding certain rolling targets versus benchmarks. Mr. Patrick and

Mr. Callahan will not be eligible to receive any payouts under our long term incentive program until early 2012. In addition, Mr. Patrick and Mr. Callahan will each receive 142,857 shares of restricted stock upon completion of this offering that will vest ratably in annual installments over a five year period.

*	Commitment to Strong Corporate Governance. We are committed to strong corporate governance, as demonstrated by the following:
*	all members of our board of directors will serve annual terms;
*	we have adopted a majority voting standard in non contested director elections;
*	we designed our ownership limits solely to protect our status as a REIT and not for the purpose of serving as an anti takeover device; and
*

we have no stockholder rights plan. In the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, we will submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

 Our Investment Strategy

J & P Realty Trust uses a 4 phase real estate portfolio plan to maximize returns of real estate portfolios. The 4Phases of Strategic Real Estate Planning are:

Phase I, Create A Real Estate Plan. This phase of the portfolio planning process is considered an active step. The markets are researched and selected according to market timing indicators for acquiring investment property in cities where economic conditions support rising real estate values. The property is selected, rehabbed, and rented. This will determine the roadmap and plot the Companies course from A to Z.

Phase II, Grow Equity. The second phase of the investment real estate portfolio planning process is where the company monitors its real estate purchases and sells the investment property near the peak of the market cycle for maximum profits to an investor or the home buyer.

Phase III, Compound Growth. Phase III of the investment real estate portfolio planning process is based on actively releveraging the Companies growing equity into additional growth markets by selling in one city, using a 1031 tax deferred exchange, and reinvesting in additional cities by timing their real estate market cycle.

Phase IV, Convert Equity to Cash Flow. The ﬁnal phase of the strategic planing is to convert your equity to cash flow. The conversion of equity to cash flow is accomplished through the sale of the companies residential real estate holdings using a 1031 tax deferred exchange and the acquisition of commercial real estate holdings with higher net operating income.

As the company moves through the four phases of real estate portfolio planning, it is important to remember that this is not a single four step process. The Company will cycle through Phase I through Phase III several times in order to build equity before converting to cash flow. Once equity is converted to cash flow, the process may simply be started again with Phase I.

Real Estate Strategy

Using the 4 phase real estate portfolio plan to maximize returns; the Company plans to acquire fully lease Triple Net Lease properties with at least a 10 year lease, mildly distressed single family (1 to 4 unit) residences, and multiunit apartment buildings at under market value, with the intent of creating a recurring stream of rental income. Management will use all cash offers to acquire these properties so that a positive cash flow is generated immediately upon rental.

Rental of Acquired Properties

The direct finance and purchase of residential and commercial property is the primary business of J & P Realty Trust. Residential and Commercial real estate will provide a continuous stream of rental income that the Management will use for reinvestment and profit stability for the Company.

The recurring streams of revenue generated from the Triple Net Lease, single family (1 to 4 unit), and multiunit properties will allow the Company to continually recognize revenue despite drawbacks in the real estate market. As these properties increase in value through capital appreciation, the Company will divest of these properties to reap its capital gain profits.

The Company will divest its properties once Management feels that its real estate holdings have become overvalued. Mr. Patrick and Mr. Callahan have worked diligently to create a pricing model using demographics and market timing research that will allow the business to understand when the properties in the target market have become overvalued.

Management has developed a complex economic pricing strategy that will determine the fair market rate of a property based on its before repaired value, after repaired value, capitalization rate, and appraised value in conjunction with the timing of the particular real estate market. Residential and multifamily commercial real estate are the least risky form of real estate investing because housing is a necessity.

Property Management

We will utilize local third party property managers for day to day property management. We believe outsourcing property management is cost effective and provides us with operational flexibility to scale our investments within any chosen market. In addition, property management firms can be an important source of investment opportunities.

We expect the significant majority of our investments will be equity interests. We will opportunistically target investments in debt secured by Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate that would otherwise meet our investment criteria with the intention of ultimately acquiring the underlying real estate.

Our Financing Strategy

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using retained cash flows, long term debt and the issuance of common and perpetual preferred stock to finance our growth. We intend to:

*

limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding perpetual preferred stock to less than 40% of our total enterprise value;

*	maintain a fixed charge coverage ratio in excess of 2.0x;
*	over the long term, limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness; and
*	have staggered debt maturities that are aligned to our expected average lease term, positioning us to reprice parts of our capital structure as our rental rates change with market conditions.

We intend to preserve a flexible capital structure with a long term goal to obtain an investment grade rating and be in a position to issue unsecured debt and perpetual preferred stock. Prior to attaining an investment grade rating, we intend to primarily utilize non recourse debt secured by individual properties or pools of properties with a targeted maximum loan to value of 65% at the time of financing.

After completion of this offering, we expect to consummate a proposed senior revolving credit facility to finance acquisitions and for working capital requirements. We have obtained a commitment, which is subject to the negotiation of definitive loan documents and the satisfaction of closing conditions, for a threeyear, $50.0 million senior revolving credit facility from Underwriter 2 Affiliate (an affiliate of Underwriter 2 Inc., which is a lead manager in this offering), as administrative agent, and Underwriter 2 Inc., in its capacity as the lead arranger.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under the heading "Risk Factors" beginning on page 11 of this prospectus before purchasing our common stock. If any of these risks occur, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

*	We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.
*

We have not yet identified any specific Triple Net Lease, multifamily, and single family (1 to 4 unit) properties to acquire. Investors will be unable to evaluate the allocation of net proceeds of this offering or the economic merits of our investments prior to making an investment decision. Our failure to apply the net proceeds of this offering effectively or find suitable Triple Net Lease, multifamily, and single family (1 to 4 unit) properties to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses.

*

Our success will depend upon the efforts and expertise of our chairman and chief executive officer and our president and chief financial officer to manage our day to day operations and direct our business strategy. The loss of their services, and our inability to find suitable replacements, would have an adverse impact on our business.

* Failure of the projected improvement in Triple Net Lease, multifamily, and single family (1 to 4 unit) operating fundamentals may adversely affect our ability to execute our business plan.

* Our long term growth will depend upon future acquisitions of Triple Net Lease, multifamily, and single family (1 to 4 unit) properties, and we may be unable to consummate acquisitions on advantageous terms, the acquired properties may not perform as we expect, or we may be unable to quickly and efficiently integrate our new acquisitions into our existing operations.

* Adverse economic and geopolitical conditions could negatively affect our returns and profitability. Among others, the following market and economic challenges may adversely affect our operating results: poor economic times may result in tenant defaults under our leases and reduced demand for Triple Net Lease, multifamily, and single family (1 to 4 unit) space; overbuilding may increase vacancies at any of the properties that we may acquire; and maintaining occupancy levels at the properties that we may acquire may require increased concessions, tenant improvement expenditures or reduced rental rates. Our operations could be negatively affected to the extent that an economic downturn is prolonged or becomes more severe.

* We will be dependent on tenants for our revenues. Our operating results and distributable cash flows would be adversely affected if a significant number of our tenants were unable to meet their lease obligations or failed to renew their leases.

* The failure to generate sufficient cash flows to cover future debt service obligations could adversely affect our overall operating results, may require us to sell Triple Net Lease, multifamily, and single family (1 to 4 unit) properties, may jeopardize our qualification as a REIT and could adversely affect our ability to make distributions to our stockholders and the market price of our common stock.

* We may change our business, investment, leverage and financing strategies without stockholder approval.

* Covenants in our future debt agreements, including our proposed senior revolving credit facility, could adversely affect our financial condition. We will rely on debt financing to finance our acquisition activities and for working capital. If we are unable to obtain debt financing from these or other sources, or to refinance existing indebtedness upon maturity, our financial condition and results of operations would likely be adversely affected. If we breach covenants in our future debt agreements, the lenders can declare a default and, if the debt is secured, can take possession of the property securing the defaulted loan.

* If we do not qualify as a REIT or fail to remain qualified as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates and potentially increased state and local taxes and could face substantial tax liability, which would reduce the amount of cash available for distributions to our stockholders and adversely affect the value of our common stock.

* We have not established a minimum distribution payment and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

Distribution Policy

We intend over time to make regular quarterly distributions to our common stockholders. However, until we invest a substantial portion of the net proceeds of this offering in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties, we expect our quarterly distributions will be nominal. We currently do not intend to use the net proceeds from this offering to make distributions to our stockholders.

Our ability to make distributions to our stockholders also will depend on our levels of retained cash flows, which we intend to use as a source of investment capital. In order to qualify for taxation as a REIT, we intend to make annual distributions to our stockholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We cannot assure you as to when we will begin to generate sufficient cash flows to make distributions to our stockholders or our ability to sustain those distributions.

Distributions will be authorized by our board of directors and declared by us based upon a variety of factors deemed relevant by our board of directors. Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties, which will generate depreciation and other non cash charges against our income, a portion of our distributions may constitute a tax free return of capital.

Our Tax Status

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ending December 31, 2011. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain REIT status we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income to our stockholders, excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property and the income of our taxable REIT subsidiaries, if any, will be subject to taxation at regular corporate rates.

Severance Agreements

We intend to enter into severance agreements with each of Mr. Patrick and Mr. Callahan, which will become effective upon the completion of this offering, as described in "Compensation Discussion and Analysis  Severance Agreements". These agreements will provide benefits to each of Mr. Patrick and Mr. Callahan in the event his employment is terminated under certain circumstances. We may enter into similar agreements with certain executive officers that we hire in the future.

IPO Grants and Performance Shares

At the completion of this offering, we will grant 142,857 shares of restricted stock to each of Mr. Patrick and Mr. Callahan, with such shares having an approximate value of $428,571, based on the assumed initial public offering price of $3.00per share. Also, we will grant performance share awards to each of Mr. Patrick and Mr. Callahan contingent on our achieving certain benchmarks as described in "Compensation Discussion and Analysis  IPO Grants of PlanBased Awards". The restricted stock granted at the completion of this offering will vest ratably in annual installments over a fiveyear period commencing on the first anniversary of the closing of this offering.

Indemnification of Officers and Directors

Effective upon the completion of this offering, we expect to enter into an indemnification agreement with each of our executive officers and directors as described in "Management  Indemnification Agreements".

Other Benefits to Related Parties and Related Party Transactions

We intend to use approximately $265,000 of the net proceeds of this offering to reimburse J & P Realty Trust for out of pocket expenses it incurred in connection with the formation of our company and this offering. We will also use $1,000 of the net proceeds of this offering to repurchase the shares of our common stock that Mr. Patrick and Mr. Callahan acquired in connection with the formation and initial capitalization of our company. See "Use of Proceeds".

Corporation Information

Our offices are located at 1373 S. Orange Dr. Los Angels, Ca, 90019, and our telephone number is (323) 5998532. We maintain an internet site of www.jprealtytrust.com that contains information concerning us. The information included or referenced to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

The Offering

Common stock offered by us	2,500,000 shares

Common Stock to be outstanding after this offering	2,805,714 shares

Use of proceeds

We will invest the net proceeds of this offering in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties in accordance with our investment strategy described in this prospectus and for general business purposes. We expect this investment in In the properties to be completed within six to twelve months after the completion of this offering. Prior to the full investment of the net offering proceeds in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties, we intend to invest the net proceeds in interest bearing short term U.S. government and government agency securities, which are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties. We will use approximately $265,000 of the net proceeds to reimburse J & P Realty Trust for out of pocket expenses it incurred in connection with the formation of our company and this offering and $1,000 to repurchase the shares Mr. Patrick and Mr. Callahan acquired in connection with the formation and initial capitalization of our company. See "Use of Proceeds".

Ownership and transfer restrictions

Due to limitations on the concentration of ownership of REIT stock imposed by the Code, commencing with the last day of the first half of the second taxable year for which we have elected to be classified as a REIT, our charter generally prohibits any individual (as defined in the Code to include certain entities) from actually or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Subject to certain exceptions, our charter further prohibits any person or entity from owning shares of our stock in excess of these limits after the completion of this offering in order to facilitate compliance with the "related party tenant" rules that apply to REITs. Upon request, our board of directors will waive this related party tenant limit with respect to a stockholder that is not an individual unless such stockholders increased ownership would result in our failing to qualify as a REIT or our board of directors determines in its sole judgment that such stockholders increased ownership could result in any of our rental income to fail to qualify as such for REIT testing purposes as a result of the "related party tenant" provisions of the Code.

Risk factors

Investing in our common stock involves risks. You should carefully read and consider the information set forth under "Risk Factors" and all other information in this prospectus before investing in our common stock.

NYSE symbol	"JPRT"

Unless otherwise indicated, information in this prospectus:

*	excludes up to 500,000 shares of our common stock issuable upon exercise of the underwriters option to purchase additional shares;
*	excludes 100,000 shares issuable in the future under our 2011 Equity Incentive Plan, or the 2011 Equity Plan;
*

excludes performance shares that may be earned in the future by our executive officers contingent on our achieving certain benchmarks (see "Compensation Discussion and Analysis  IPO Grants of Plan Based Awards");

*	includes 305,714 shares of restricted stock to be granted under the 2011 Equity Plan to our independent directors, executive officers and employees concurrently with the completion of this offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, financial condition, results of operation and our ability to make cash distributions to our stockholders could be materially and adversely affected, the trading price of our common stock could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors constitute forward looking statements. Please refer to the section entitled "Forward looking Statements".

Risks Related to Our Business and Our Properties

We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

We were organized in September 2010, have no operating history and have no agreements to acquire any properties. We will only commence operations upon completion of this offering. Our ability to make or sustain distributions to our stockholders will depend on many factors, including our ability to identify attractive acquisition opportunities consistent with our investment strategy, our success in consummating acquisitions on favorable terms, the level and volatility of interest rates, readily accessible short term and long term financing on favorable terms and conditions in the financial markets, the real estate market and the economy. We will face competition in acquiring attractive Triple Net Lease, multifamily, and single family (1 to 4 unit) properties on advantageous terms. The value of the Triple Net Lease, multifamily, and single family (1 to 4 unit) properties that we acquire may decline substantially after we purchase them. We may not be able to successfully operate our business or implement our operating policies and investment strategy. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses, service any debt we may incur in the future and make distributions to our stockholders.

As a newly formed company, we are subject to the risks of any newly established business enterprise, including risks that we will be unable to attract and retain qualified personnel, create effective operating and financial controls and systems or effectively manage our anticipated growth, any of which could have a material adverse effect on our business and our operating results.

We have not yet identified any specific Triple Net Lease, multifamily, and single family (1 to 4 unit) properties to acquire, and you will be unable to evaluate the allocation of net proceeds of this offering or the economic merits of our investments prior to making your investment decision.

We currently do not own any properties and have no agreements to acquire any properties. Because we have not yet identified any specific Triple Net Lease, multifamily, and single family (1 to 4 unit) properties to acquire or committed any portion of the net proceeds of this offering to any specific Triple Net Lease, multifamily, and single family (1 to 4 unit) property investment, you will be unable to evaluate the allocation of the net proceeds of this offering or the economic merits of our investments before making an investment decision to purchase our common stock. We will have broad authority to invest the net proceeds of this offering in any real estate investments that we may identify in the future, and we may use those proceeds to make investments with which you may not agree. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. These factors will increase the uncertainty, and thus the risk, of investing in our common stock. Although we intend to invest the net proceeds of this offering in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties within six to twelve months after the completion of this offering, we cannot assure you that we will be able to do so. Our failure to apply the net proceeds of this offering effectively or find suitable Triple Net Lease, multifamily, and single family (1 to 4 unit) properties to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses.

Prior to the full investment of the net offering proceeds in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties, we intend to invest the net offering proceeds in interest bearing short term U.S. government and government agency securities, which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our investments in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties. We may not be able to identify Triple Net Lease, multifamily, and single family (1 to 4 unit) investments that meet our investment criteria, we may not be successful in completing any investment we identify and our investments may not produce acceptable, or any, returns. We may be unable to invest the net offering proceeds on acceptable terms, or at all.

Our senior managements past experience in operating a publicly traded REIT may not be sufficient to successfully operate our company.

We cannot assure you that the past experience of our chairman and chief executive officer and our president and chief financial officer in operating a publicly traded Triple Net Lease, multifamily, and single family (1 to 4 unit) REIT will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements and comply with the SarbanesOxley Act of 2002. Failure to maintain REIT status would have an adverse effect on our financial condition, results of operations, cash flows, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you.

Our investments will be concentrated in the Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate sector, and our business would be adversely affected by an economic downturn in that sector.

Our investments in real estate assets will be concentrated in the Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate sector. This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our business activities included a more significant portion of other sectors of the real estate industry.

Events or occurrences that affect areas in which our properties will be located may impact financial results.

In addition to general, regional, national and international economic conditions, our operating performance will be impacted by the economic conditions of the specific markets in which we operate. We intend to acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) properties primarily in the following markets: Los Angeles Area; Northern New Jersey/New York City; San Francisco Bay Area; Seattle Area; Miami Area; and Washington, D.C./Baltimore. Many of these markets experienced downturns in recent years. If the recent downturn in the economy in any of these markets persists and we fail to accurately predict the timing of economic improvement in these markets, our operations and our revenue and cash available for distribution, including cash available to pay distributions to our stockholders, could be materially adversely affected.

We depend on key personnel.

Our success depends to a significant degree upon the contributions of certain key personnel including, but not limited to, our chairman and chief executive officer and our president and our chief financial officer, each of whom would be difficult to replace. If any of our key personnel were to cease employment with us, our operating results could suffer. Our ability to retain our senior management group or to attract suitable replacements should any members of the senior management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely impact our financial condition and cash flows. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key man life insurance on any of our key personnel.

We also believe that, as we expand, our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, investment, financial and operational personnel. Competition for such personnel is intense, and we cannot assure our stockholders that we will be successful in attracting and retaining such skilled personnel.

Failure of the projected improvement in Triple Net Lease, multifamily, and single family (1 to 4 unit) operating fundamentals may adversely affect our ability to execute our business plan.

A substantial part of our business plan is based on our belief that Triple Net Lease, multifamily, and single family (1 to 4 unit) operating fundamentals are expected to improve significantly over the next several years. We cannot assure you as to whether or when Triple Net Lease, multifamily, and single family (1 to 4 unit) operating fundamentals will in fact improve or to what extent they improve. In the event conditions in the industry do not improve when and as we expect, or deteriorate, our ability to execute our business plan may be adversely affected.

Our long term growth will depend upon future acquisitions of properties, and we may be unable to consummate acquisitions on advantageous terms, the acquired properties may not perform as we expect, or we may be unable to quickly and efficiently integrate our new acquisitions into our existing operations.

We intend to acquire high quality Triple Net Lease, multifamily, and single family (1 to 4 unit) properties primarily in six coastal markets in the United States. The acquisition of properties entails various risks, including the risks that our investments may not perform as we expect, that we may be unable to quickly and efficiently integrate our new acquisitions into our existing operations and that our cost estimates for bringing an acquired property up to market standards may prove inaccurate. In addition, we cannot assure you of the availability of investment opportunities in our targeted markets at attractive pricing levels. In the event that such opportunities are not available in our targeted markets as we expect, our ability to execute our business plan may be adversely affected. Further, we face significant competition for attractive investment opportunities from other Well Capitalized real estate investors, including pension funds and their advisors, bank and insurance company investment accounts, other public and private real estate investment companies and REITs, real estate limited partnerships, owner users, individuals and other entities engaged in real estate investment activities, some of which have a history of operations, greater financial resources than we do and a greater ability to borrow funds to acquire properties. This competition increases as investments in real estate become increasingly attractive relative to other forms of investment. As a result of competition, we may be unable to acquire properties as we desire or the purchase price may be significantly elevated.

In addition, we expect to finance future acquisitions through a combination of borrowings under the proposed senior revolving credit facility that we expect to consummate after completion of this offering and the use of retained cash flows, long term debt and the issuance of common and perpetual preferred stock, which may not be available at all or on advantageous terms and which could adversely affect our cash flows. Any of the above risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

We may be unable to source off market deal flow in the future.

The main component of our growth strategy is to acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate assets. Properties that are acquired off market are typically more attractive to us as a purchaser because of the absence of a formal sales process, which could lead to higher prices. If we cannot obtain off market deal flow in the future, our ability to locate and acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) properties at attractive prices could be adversely affected.

Our real estate redevelopment strategies may not be successful.

In connection with our business strategy, we may pursue redevelopment opportunities of Triple Net Lease, multifamily, and single family (1 to 4 unit) properties that we own and construct improvements at a fixed contract price. We will be subject to risks associated with our redevelopment and renovation activities that could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock, including, but not limited to:

*	the risk that redevelopment projects in which we have invested may be abandoned and the related investment will be impaired;
*	the risk that we may not be able to obtain, or may experience delays in obtaining, all necessary zoning, landuse, building, occupancy and other governmental permits and authorizations;
*	the risk that we may not be able to obtain financing for redevelopment projects on favorable terms;
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the risk that construction costs of a renovation project may exceed the original estimates or that construction may not be concluded on schedule, making the project less profitable than originally estimated or not profitable at all (including the possibility of contract default, the effects of local weather conditions, the possibility of local or national strikes and the possibility of shortages in materials, building supplies or energy and fuel for equipment);

*	the risk that delays in completion of construction could also give tenants the right to terminate preconstruction leases for space at a newly redeveloped project;
*	the risk that the contractors failure to perform may result in legal action by us to rescind the purchase or construction contract or to enforce the contractors obligations;
*	the risk that, upon completion of a renovation, we may not be able to obtain, or obtain on advantageous terms, permanent financing for activities that we have financed through construction loans;
*	the risk that occupancy levels and the rents that can be charged for a completed project will not be met, making the project unprofitable;
*	the risk that we may expend funds on and devote managements time to projects which we do not complete; and
*	the risk that we may be unable to complete redevelopment and/or leasing of a property on schedule or on budget.

Actions of our joint venture partners could negatively impact our performance.

We may acquire and/or redevelop properties through joint ventures, limited liability companies and partnerships with other persons or entities when warranted by the circumstances. Such partners may share certain approval rights over major decisions. Such investments may involve risks not otherwise present with other methods of investment in real estate, including, but not limited to:

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that our comember, coventurer or partner in an investment might become bankrupt, which would mean that we and any other remaining general partners, members or coventurers would generally remain liable for the partnerships, limited liability companys or joint ventures liabilities;

*	that such comember, coventurer or partner may at any time have economic or business interests or goals that are or become inconsistent with our business interests or goals;
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that such comember, coventurer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our current policy with respect to maintaining our qualification as a REIT;

*	that, if our partners fail to fund their share of any required capital contributions, we may be required to contribute such capital;
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that joint venture, limited liability company and partnership agreements often restrict the transfer of a coventurers, members or partners interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

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that our relationships with our partners, comembers or coventurers are contractual in nature and may be terminated or dissolved under the terms of the agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at an abovemarket price to continue ownership;

*

that disputes between us and our partners, comembers or coventurers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable partnership, limited liability company or joint venture to additional risk; and

*	that we may in certain circumstances be liable for the actions of our partners, comembers or coventurers.

We generally will seek to maintain sufficient control of our partnerships, limited liability companies and joint ventures to permit us to achieve our business objectives; however, we may not be able to do so, and the occurrence of one or more of the events described above could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

If we invest in a limited partnership as a general partner, we could be responsible for all liabilities of such partnership.

In some joint ventures or other investments we may make, if the entity in which we invest is a limited partnership, we may acquire all or a portion of our interest in such partnership as a general partner. As a general partner, we could be liable for all the liabilities of such partnership. Additionally, we may be required to take our interests in other investments as a non managing general partner. Consequently, we would be potentially liable for all such liabilities without having the same rights of management or control over the operation of the partnership as the managing general partner or partners may have. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may far exceed the amount or value of the investment we initially made or then had in the partnership.

We will utilize local third party managers for day to day property management.

We will utilize local third party managers for day to day property management. Our cash flows from our Triple Net Lease, multifamily, and single family (1 to 4 unit) properties may be adversely affected if our managers fail to provide quality services. In addition, our managers or their affiliates may manage, and in some cases may own, invest in or provide credit support or operating guarantees to Triple Net Lease, multifamily, and single family (1 to 4 unit) properties that compete with Triple Net Lease, multifamily, and single family (1 to 4 unit) properties that we acquire, which may result in conflicts of interest and decisions regarding the operation of our Triple Net Lease, multifamily, and single family (1 to 4 unit) properties that are not in our best interests.

We may not realize any investment opportunities from our use of third parties to manage our properties.

We will utilize local third party property managers for day to day property management. While property management firms can be an important source of investment opportunities, we cannot assure you that we will realize any investment opportunities from these relationships.

The availability and timing of cash distributions is uncertain.

We intend over time to make regular quarterly distributions to holders of our common stock. However, we bear all expenses incurred by our operations, and the funds generated by our operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to our stockholders. In addition, our board of directors, in its discretion, may retain any portion of such cash for working capital. Our ability to make distributions to our stockholders also will depend on our levels of retained cash flows, which we intend to use as a source of investment capital. We cannot assure our stockholders that sufficient funds will be available to pay distributions. Our corporate strategy is to fund the payment of quarterly distributions to our stockholders entirely from distributable cash flows. However, we may fund our quarterly distributions to our stockholders from a combination of available cash flows, net of recurring capital expenditures, and proceeds from borrowings. In the event we are unable to consistently fund future quarterly distributions to our stockholders entirely from distributable cash flows the value of our shares may be negatively impacted.

 We will be dependent on tenants for our revenues.

After we commence operations and acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) properties, we will be dependent on tenants for our revenues. Our operating results and distributable cash flows would be adversely affected if a significant number of our tenants were unable to meet their lease obligations or failed to renew the leases we will enter into with such tenants. In addition, certain of our properties may be occupied by a single tenant. As a result, the success of those properties will depend on the financial stability of a single tenant. Lease payment defaults by tenants could cause us to reduce the amount of distributions to stockholders. A default by a tenant on its lease payments could force us to find an alternative source of revenues to pay any mortgage loan or operating expenses on the property. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs, including litigation and related expenses, in protecting our investment and releasing our property. If a lease is terminated, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss.

We may not have funding for future tenant improvements.

When a tenant at one of the properties we acquire after we commence operations does not renew the lease we will enter into with such tenant or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend funds to construct new tenant improvements in the vacated space. Although we intend to manage our cash position or financing availability to pay for any improvements required for releasing, we cannot assure our stockholders that we will have adequate sources of funding available to us for such purposes in the future.

We may be unable to renew leases, lease vacant space or release space as leases expire.

We cannot assure you that after we commence operations, acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) properties and enter into leases with respect to the properties, such leases will be renewed or that such properties will be released at net effective rental rates equal to or above the then current average net effective rental rates. If the rental rates for our properties decrease, our tenants do not renew their leases or we do not release a significant portion of our available space and space for which leases are scheduled to expire, our financial condition, results of operations, cash flow, cash available for distribution to you, per share trading price of our common stock and our ability to satisfy our debt service obligations could be materially adversely affected. In addition, if we are unable to renew leases or release a property, the resale value of that property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We face potential adverse effects from the bankruptcies or insolvencies of tenants.

The bankruptcy or insolvency of the tenants of the properties we acquire may adversely affect the income produced by our properties. The tenants of the properties we acquire, particularly those that are highly leveraged, could file for bankruptcy protection or become insolvent in the future. Under bankruptcy law, a tenant cannot be evicted solely because of its bankruptcy. On the other hand, a bankrupt tenant may reject and terminate its lease with us. In such case, our claim against the bankrupt tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and, even so, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our cash flows and results of operations.

Declining real estate valuations and impairment charges could adversely affect our earnings and financial condition.

We intend to review the carrying value of our properties when circumstances, such as adverse market conditions (including conditions resulting from the current global economic recession), indicate potential impairment may exist. We intend to base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investments use and eventual disposition. We intend to consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses would have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. A worsening real estate market may cause us to reevaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our financial condition, results of operations, cash available for distribution, including cash available for us to pay distributions to our stockholders and per share trading price of our common stock.

If we cannot obtain financing, our growth will be limited.

To qualify as a REIT, we will be required to distribute at least 90% of our taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to our stockholders, and we generally expect to make distributions in excess of such amount. As a result, our ability to retain earnings to fund acquisitions, redevelopment and development, if any, or other capital expenditures will be limited. After completion of this offering, we expect to consummate a proposed senior revolving credit facility to finance acquisitions and for working capital requirements. We have obtained a commitment, which is subject to the negotiation of definitive loan documents and the satisfaction of closing conditions, for a threeyear, $50.0 million senior revolving credit facility from Underwriter 2 Affiliate (an affiliate of Underwriter 2 Inc., which is a lead manager in this offering), as administrative agent, and Underwriter 2 Inc., in its capacity as the lead arranger. There can be no assurance that all of the closing conditions necessary to enter into the credit facility, including the agreement on definitive documentation with the lenders, will be satisfied.

If adverse conditions in the credit markets  in particular with respect to real estate  materially deteriorate, our business could be materially and adversely affected. Our long term ability to grow through investments in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties will be limited if we cannot obtain additional financing on favorable terms. Market conditions may make it difficult to obtain financing, and we cannot assure you that we will be able to obtain additional debt or equity financing or that we will be able to obtain it on favorable terms.

Future debt service obligations could adversely affect our overall operating results, may require us to sell Triple Net Lease, multifamily, and single family (1 to 4 unit) properties and could adversely affect our ability to make distributions to our stockholders and the market price of our shares of common stock.

Our business strategy contemplates the use of both non recourse secured and unsecured debt to finance long term growth. While we intend to limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding shares of preferred stock to less than 40% of our total enterprise value, our governing documents contain no limitations on the amount of debt that we may incur, and our board of directors may change our financing policy at any time without stockholder approval. We also intend to maintain a fixed charge coverage ratio in excess of 2.0x and over the long term, limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness. Our board of directors may modify or eliminate these limitations at any time without the approval of our stockholders. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

*	our cash flows from operations will be insufficient to make required payments of principal and interest;
*	our debt may increase our vulnerability to adverse economic and industry conditions;
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we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for distribution to our stockholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

*	the terms of any refinancing will not be as favorable as the terms of the debt being refinanced; and
*	the use of leverage could adversely affect our ability to make distributions to our stockholders and the market price of our shares of common stock.

 If we incur debt in the future, including debt under the proposed senior revolving credit facility, and do not have sufficient funds to repay such debt at maturity, it may be necessary to refinance the debt through additional debt or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flows, and, consequently, cash available for distribution to our stockholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of Triple Net Lease, multifamily, and single family (1 to 4 unit) properties on disadvantageous terms, potentially resulting in losses. We may place mortgages on Triple Net Lease, multifamily, and single family (1 to 4 unit) properties that we acquire to secure a revolving credit facility or other debt. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our Triple Net Lease, multifamily, and single family (1 to 4 unit) properties that may be pledged to secure our obligations to foreclosure. Also, covenants applicable to any future debt could impair our planned investment strategy and, if violated, result in a default.

Higher interest rates could increase debt service requirements on any floating rate debt that we incur and could reduce the amounts available for distribution to our stockholders, as well as reduce funds available for our operations, future business opportunities, or other purposes. In addition, an increase in interest rates could decrease the amount third parties are willing to pay for our assets, thereby limiting our ability to change our portfolio promptly in response to changes in economic or other conditions. We may obtain in the future one or more forms of interest rate protection  in the form of swap agreements, interest rate cap contracts or similar agreements  to "hedge" against the possible negative effects of interest rate fluctuations. However, such hedging has costs and we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our Triple Net Lease, multifamily, and single family (1 to 4 unit) properties in order to meet our debt service obligations at times which may not permit us to receive an attractive return on our investments.

Failure to hedge effectively against interest rate changes may adversely affect results of operations.

We may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as cap agreements and swap agreements. These agreements involve the risks that these arrangements may not be effective in reducing our exposure to exchange or interest rate changes and that a court could rule that such agreements are not legally enforceable. Hedging may reduce overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

We expect our future indebtedness, including the proposed credit facility, will contain covenants that could limit our operations and our ability to make distributions to our stockholders.

We are seeking a commitment, which is subject to the negotiation of definitive loan documents and the satisfaction of closing conditions, for a threeyear, $50.0 million senior revolving credit facility from Underwriter 2 Affiliate (an affiliate of Underwriter 2 Inc., which is a lead manager in this offering), as administrative agent, and Underwriter 2 Inc., in its capacity as the lead arranger. We expect our future indebtedness, including our proposed credit facility, will contain financial and operating covenants, such as fixed charge coverage and debt ratios and other limitations that will restrict our ability to make distributions or other payments to our stockholders and may restrict our investment activities. These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders. Failure to meet our financial covenants could result from, among other things, changes in our results of operations, the incurrence of debt or changes in general economic conditions. If we violate covenants in our future agreements, including the proposed senior revolving credit facility, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all.

In the future, we will rely on debt financing, including borrowings under the proposed senior revolving credit facility that we expect to consummate after completion of this offering, issuances of unsecured debt securities and debt secured by individual properties, to finance our acquisition activities and for working capital. If we are unable to obtain debt financing from these or other sources, or to refinance existing indebtedness upon maturity, our financial condition and results of operations would likely be adversely affected. In addition, any unsecured debt agreements we enter into may contain specific crossdefault provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances. Defaults under our debt agreements could materially and adversely affect our financial condition and results of operations.

We may be unable to close on the proposed credit facility on the terms described in the prospectus or at all.

Although we are seeking a commitment for a threeyear, $50.0 million senior revolving credit facility from Underwriter 2 Affiliate (an affiliate of Underwriter 2 Inc., which is a lead manager in this offering), as administrative agent, and Underwriter 2 Inc., in its capacity as the lead arranger, we may be unable to close on the facility based on the terms described in this prospectus or at all. The lenders are not obligated to enter into the credit facility unless we have complied with all conditions precedent to the credit facility. These conditions include the absence of any material adverse change to our business, assets, operations, condition (financial or otherwise) or prospects, payment of all fees associated with the loan, the negotiation, execution and delivery of definitive documentation satisfactory to Underwriter 2 Affiliate and Underwriter 2 Inc., the raising of at least $30 million of gross proceeds in this offering and the listing of our common stock on the NYSE. The credit facility lenders will not be obligated to close the credit facility after December 31, 2011 if we do not enter into definitive agreements on or before that date. There can be no assurance that all of the closing conditions necessary to enter into the credit facility, including the agreement on definitive documentation with the lenders, will be satisfied by December 31, 2011.

We may acquire outstanding debt secured by an Triple Net Lease, multifamily, and single family (1 to 4 unit) property, which may expose us to risks.

We may consider acquiring outstanding debt secured by an Triple Net Lease, multifamily, and single family (1 to 4 unit) property from lenders and investors if we believe we can acquire ownership of the underlying property in the near term through foreclosure, deedinlieu of foreclosure or other means. However, if we do acquire such debt, borrowers may seek to assert various defenses to our foreclosure or other actions and we may not be successful in acquiring the underlying property on a timely basis, or at all, in which event we could incur significant costs and experience significant delays in acquiring such properties, all of which could adversely affect our financial performance and reduce our expected returns from such investments. In addition, we may not earn a current return on such investments particularly if the loan that we acquire is in default.

Adverse changes in our credit ratings could negatively affect our financing activity.

The credit ratings of the senior unsecured long term debt that we may incur in the future and preferred stock we may issue in the future are based on our operating performance, liquidity and leverage ratios, overall financial position and other factors employed by the credit rating agencies in their rating analyses of us. Our credit ratings can affect the amount of capital we can access, as well as the terms and pricing of any debt we may incur. There can be no assurance that we will be able to obtain or maintain our credit ratings, and in the event our credit ratings are downgraded, we would likely incur higher borrowing costs and may encounter difficulty in obtaining additional financing. Also, a downgrade in our credit ratings may trigger additional payments or other negative consequences under our future credit facilities and debt instruments. For example, if our credit ratings of any future senior unsecured long term debt are downgraded to below investment grade levels, we may not be able to obtain or maintain extensions on certain of our then existing debt. Adverse changes in our credit ratings could negatively impact our refinancing activities, our ability to manage our debt maturities, our future growth, our financial condition, the market price of our stock, and our acquisition activities.

Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.

We are a newly formed company with no existing operations. We intend to undertake substantial work to prepare and implement adequate disclosure controls and procedures and internal controls over financial reporting. However, the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

We may make acquisitions, which pose integration and other risks that could harm our business.

Upon the completion of this offering, we will commence operations. Although we have not yet identified any specific Triple Net Lease, multifamily, and single family (1 to 4 unit) properties to acquire, we intend to acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) properties in the future. As a result of these acquisitions, we may be required to incur debt and expenditures and issue additional shares of our common stock to pay for the acquired Triple Net Lease, multifamily, and single family (1 to 4 unit) properties, which may dilute our stockholders ownership interests and may delay, or prevent, our profitability. These acquisitions may also expose us to risks such as:

*	the possibility that we may not be able to successfully integrate acquired properties into our operations;
*	the possibility that additional capital expenditures may be required;
*	the possibility that senior management may be required to spend considerable time negotiating agreements and integrating acquired properties;
*	the possible loss or reduction in value of acquired properties;
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the possibility of preexisting undisclosed liabilities regarding acquired properties, including but not limited to environmental or asbestos liability, of which our insurance may be insufficient or for which we may be unable to secure insurance coverage; and

*

the possibility that a concentration of our Triple Net Lease, multifamily, and single family (1 to 4 unit) properties in the Los Angeles Area, the San Francisco Bay Area and the Seattle Area may increase our exposure to seismic activity, especially if these Triple Net Lease, multifamily, and single family (1 to 4 unit) properties are located on or near fault zones.

We expect acquisition costs, including capital expenditures required to render Triple Net Lease, multifamily, and single family (1 to 4 unit) properties operational, to increase in the future. If our revenue does not keep pace with these potential acquisition costs, we may not be able to maintain our current or expected earnings as we absorb these additional expenses. There is no assurance we would successfully overcome these risks or any other problems encountered with these acquisitions.

Our property taxes could increase due to property tax rate changes or reassessment, which would impact our cash flows.

Even if we qualify as a REIT for federal income tax purposes, we will be required to pay some state and local taxes on properties that we may acquire in the future. The real property taxes on the properties we acquire may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially. If the property taxes we pay increase, our cash flows will be impacted, and our ability to pay expected distributions to our stockholders could be adversely affected.

The conflict of interest policies we have adopted may not adequately address all of the conflicts of interest that may arise with respect to our activities.

In order to avoid any actual or perceived conflicts of interest with our directors, officers or employees, we have adopted certain policies to specifically address some of the potential conflicts relating to our activities. In addition, our board of directors is subject to certain provisions of California law, which are also designed to eliminate or minimize conflicts. Although under these policies the approval of a majority of our disinterested directors will be required to approve any transaction, agreement or relationship in which any of our directors, officers or employees has an interest, there is no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us. In addition, our current board of directors consists only of  Patrick and Callahan, and as a result, the transactions and agreements entered into in connection with our formation and this offering have not been approved by any independent or disinterested directors.

Risks Related to the Real Estate Industry

Our performance and value are subject to general economic conditions and risks associated with our real estate assets.

The investment returns available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred in connection with the properties. If the properties we acquire do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, then our ability to pay distributions to our stockholders could be adversely affected. In addition, there are significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) that generally do not decline when circumstances reduce the income from the property. Income from and the value of the properties we acquire may be adversely affected by:

*	downturns in national, regional and local economic conditions (particularly increases in unemployment);
*	the attractiveness of the properties we acquire to potential tenants and competition from other Triple Net Lease, multifamily, and single family (1 to 4 unit) properties;
*	changes in supply of or demand for similar or competing properties in an area;
*	bankruptcies, financial difficulties or lease defaults by the tenants of the properties we acquire;
*	changes in interest rates, availability and terms of debt financing;
*	changes in operating costs and expenses and our ability to control rents;
*

changes in, or increased costs of compliance with, governmental rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws, and our potential liability thereunder;

*	our ability to provide adequate maintenance and insurance;
*	changes in the cost or availability of insurance, including coverage for mold or asbestos;
*	unanticipated changes in costs associated with known adverse environmental conditions or retained liabilities for such conditions;
*	periods of high interest rates and tight money supply;
*	tenant turnover;
*	general overbuilding or excess supply in the market area; and

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or public perception that any of these events may occur, would result in a general decrease in rents or an increased occurrence of defaults under existing leases, which would adversely affect our financial condition and results of operations. Future terrorist attacks may result in declining economic activity, which could reduce the demand for, and the value of, the properties we acquire. To the extent that future attacks impact the tenants of the properties we acquire, their businesses similarly could be adversely affected, including their ability to continue to honor their existing leases. For these and other reasons, we cannot assure our stockholders that we will be profitable or that we will realize growth in the value of our real estate properties.

Actions by our competitors may decrease or prevent increases in the occupancy and rental rates of the properties we acquire.

 We compete with other developers, owners and operators of real estate, some of which own properties similar to the properties we may acquire in the same markets and submarkets in which the properties we acquire may be located. If our competitors offer space at rental rates below current market rates or below the rental rates we will charge the tenants of the properties we acquire, we may lose potential tenants, and we may be pressured to reduce our rental rates in order to retain tenants when such tenants leases expire. In addition, if our competitors sell assets similar to assets we intend to divest in the same markets and/or at valuations below our valuations for comparable assets, we may be unable to divest our assets at all or at favorable pricing or on favorable terms. As a result of these actions by our competitors, our financial condition, cash flows, cash available for distribution, trading price of our common stock and ability to satisfy our debt service obligations could be materially adversely affected.

Real estate investments are not as liquid as other types of assets, which may reduce economic returns to investors.

Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit our ability to react promptly to changes in economic, financial, investment or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. In addition, we intend to comply with the safe harbor rules relating to the number of properties that can be disposed of in a year, the tax bases and the costs of improvements made to these properties, and meet other tests which enable a REIT to avoid punitive taxation on the sale of assets. Thus, our ability at any time to sell assets or contribute assets to property funds or other entities in which we have an ownership interest may be restricted. This lack of liquidity may limit our ability to vary our portfolio promptly in response to changes in economic financial, investment or other conditions and, as a result, could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the market price of, our common stock.

Uninsured or underinsured losses relating to real property may adversely affect our returns.

We will attempt to ensure that all of the properties we acquire are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, fires, earthquakes, acts of war, acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of the properties we acquire incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in these properties and could potentially remain obligated under any recourse debt associated with the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a property after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property. Any such losses could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure that any such sources of funding will be available to us for such purposes in the future.

We intend to acquire properties which are located in areas that are known to be subject to earthquake activity. Although we intend to carry replacementcost earthquake insurance on all of the properties we acquire located in areas historically subject to seismic activity, subject to coverage limitations and deductibles that we believe are commercially reasonable, we may not be able to obtain coverage to cover all losses with respect to such properties on economically favorable terms, which could expose us to uninsured casualty losses. We intend to evaluate our earthquake insurance coverage annually in light of current industry practice.

We intend to acquire properties in areas, which are known to be subject to flood risk, and in the areas, which are known to be subject to hurricane and/or flood risk. Although we intend to carry replacementcost hurricane and/or flood hazard insurance on all of the properties we acquire located in areas historically subject to such activity, subject to coverage limitations and deductibles that we believe are commercially reasonable, we may not be able to obtain coverage to cover all losses with respect to such properties on economically favorable terms, which could expose us to uninsured casualty losses. We intend to evaluate our insurance coverage annually in light of current industry practice.

Contingent or unknown liabilities could adversely affect our financial condition.

We may in the future acquire properties that are subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of any of these entities or properties, then we might have to pay substantial sums to settle it, which could adversely affect our cash flows. Unknown liabilities with respect to entities or properties acquired might include:

*	liabilities for cleanup or remediation of adverse environmental conditions;
*	accrued but unpaid liabilities incurred in the ordinary course of business; and
*	tax liabilities.

Environmentally hazardous conditions may adversely affect our operating results.

 Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the cleanup costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and cleanup costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our stockholders.

Environmental laws in the U.S. also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Some of the properties we acquire may contain asbestoscontaining building materials.

We intend to invest in properties historically used for residential and commercial purposes. Some of these properties contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of the properties we acquire may be adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of the properties we acquire may be on or are adjacent to or near other properties upon which others, including former owners or tenants of such properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances. As needed, we may obtain environmental insurance policies on commercially reasonable terms that provide coverage for potential environmental liabilities, subject to the policys coverage conditions and limitations. From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior riskadjusted return. In such an instance, we underwrite the costs of environmental investigation, cleanup and monitoring into the cost. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

We generally anticipate that our properties may be subject to a Phase I or similar environmental assessment by independent environmental consultants at the time of acquisition. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey. Even if none of our environmental assessments of our properties reveal an environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations taken as a whole, we cannot give any assurance that such conditions do not exist or may not arise in the future. Material environmental conditions, liabilities or compliance concerns may arise after the environmental assessment has been completed. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the environmental condition of the properties we acquire will not be affected by tenants, by the condition of land or operations in the vicinity of such properties (such as releases from underground storage tanks), or by third parties unrelated to us.

Costs of complying with governmental laws and regulations with respect to properties we acquire may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Tenants ability to operate and to generate income to pay their lease obligations may be affected by permitting and compliance obligations arising under such laws and regulations. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. Leasing properties we acquire to tenants that engage in Triple Net Lease, multifamily, and single family (1 to 4 unit), manufacturing, and commercial activities will cause us to be subject to the risk of liabilities under environmental laws and regulations. In addition, the presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, the operations of the tenants of the properties we acquire, the existing condition of land when we buy it, operations in the vicinity of such properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect such properties. In addition, there are various local, state and federal fire, health, lifesafety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines or damages we must pay will reduce our ability to make distributions and may reduce the value of our common stock. In addition, changes in these laws and governmental regulations, or their interpretation by agencies or the courts, could occur.

Compliance or failure to comply with the Americans with Disabilities Act and other similar regulations could result in substantial costs.

Under the Americans with Disabilities Act, places of public accommodation must meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If we are required to make unanticipated expenditures to comply with the Americans with Disabilities Act, including removing access barriers, then our cash flows and the amounts available for distributions to our stockholders may be adversely affected. If we are required to make substantial modifications to the properties we acquire, whether to comply with the Americans with Disabilities Act or other changes in governmental rules and regulations, our financial condition, cash flows, results of operations, the market price of our shares of common stock and our ability to make distributions to our stockholders could be adversely affected.

We may be unable to sell a property if or when we decide to do so, including as a result of uncertain market conditions, which could adversely affect the return on an investment in our common stock.

We expect to hold the various real properties in which we invest until such time as we decide that a sale or other disposition is appropriate given our investment objectives. Our ability to dispose of properties on advantageous terms depends on factors beyond our control, including competition from other sellers and the availability of attractive financing for potential buyers of the properties we acquire. We cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the properties we acquire, we cannot assure our stockholders that we will be able to sell such properties at a profit in the future. Accordingly, the extent to which our stockholders will receive cash distributions and realize potential appreciation on our real estate investments will be dependent upon fluctuating market conditions.

Furthermore, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure our stockholders that we will have funds available to correct such defects or to make such improvements. In acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict our ability to sell a property.

If we sell properties and provide financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

If we decide to sell any of the properties we acquire, we presently intend to sell them for cash. However, if we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash distributions to stockholders and result in litigation and related expenses. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of.

Risks Related to Our Organizational Structure

Our board of directors may change significant corporate policies without stockholder approval.

Our investment, financing, borrowing and distribution policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without a vote of our stockholders. In addition, the board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal and regulatory requirements, including the listing standards of the NYSE. A change in these policies could have an adverse effect on our financial condition, results of operations, cash flows, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you.

We could increase the number of authorized shares of stock and issue stock without stockholder approval.

Subject to applicable legal and regulatory requirements, our charter authorizes our board of directors, without stockholder approval, to increase the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock and to set the preferences, rights and other terms of such classified or unclassified shares. Although our board of directors has no such intention at the present time, it could establish a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Certain provisions of our charter could inhibit changes in control.

Certain provisions of our charter may have the effect of inhibiting or deterring a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the thenprevailing market price of such shares.

The provisions of our charter on removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. See "Material Provisions of California Law and of Our Charter and Bylaws  Business Combinations" and "Material Provisions of California Law and of Our Charter and Bylaws  Control Share Acquisitions".

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

California law provides that a director or officer has no liability in that capacity if he or she satisfies his or her duties to us and our stockholders. Upon completion of this offering, as permitted by the CGCL, our charter will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

* actual receipt of an improper benefit or profit in money, property or services; or

* a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter will authorize us to obligate our company, and our bylaws will require us, to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by California law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited. In addition, we may be obligated to advance the defense costs incurred by our directors and executive officers, and may, in the discretion of our board of directors, advance the defense costs incurred by our employees and other agents in connection with legal proceedings.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to stockholders.

We intend to operate in a manner so as to qualify as a REIT for federal income tax purposes. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we will qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

If we fail to qualify as a REIT in any taxable year we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

*	we would not be allowed a deduction for distributions paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;
*	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and
*	unless we are entitled to relief under statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will no longer be required to pay distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. See "Material U.S. Federal Income Tax Considerations" for a discussion of material federal income tax consequences relating to us and our common stock.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. Any of these taxes would decrease cash available for distributions to stockholders.

REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds or sell assets during unfavorable market conditions.

In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short term basis or sell assets, even if the thenprevailing market conditions are not favorable for these borrowings. To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our net taxable income including any net capital gain. We intend to make distributions to our stockholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of nondeductible capital expenditures, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short and long term debt or sell equity securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

The opinion of our tax counsel regarding our status as a REIT does not guarantee our ability to remain a REIT.

Our tax counsel, Goodwin Procter LLP, has rendered an opinion to us that, commencing with our taxable year ending December 31, 2011, we will be organized in conformity with the requirements for qualification as a REIT and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. This opinion will be based upon our representations as to the manner in which we will be owned, invest in assets, and operate, among other things. The validity of Goodwin Procters opinion and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Goodwin Procter. Accordingly, no assurances can be given that we will satisfy the REIT requirements in any one taxable year. Also, the opinion of Goodwin Procter will represent counsels legal judgment based on the law in effect as of the date of the commencement of this offering, is not binding on the Internal Revenue Service (the "IRS") or any court and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to the federal income tax laws, any of which could be applied retroactively. Goodwin Procter will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.

Dividends payable by REITs generally do not qualify for reduced tax rates.

The maximum tax rate for dividends payable to individual U.S. stockholders (as defined in "Material U.S. Federal Income Tax Considerations" below) is currently 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. However, to the extent such dividends are attributable to certain dividends that we receive from a taxable REIT subsidiary, such dividends generally will be eligible for the reduced rates that apply to qualified dividend income. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of nonREIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

We may in the future choose to pay dividends in our stock instead of cash, in which case stockholders may be required to pay income taxes in excess of the cash dividends they receive.

Although we have no current intention to do so, we may, in the future, distribute taxable dividends that are payable in cash and common stock at the election of each stockholder or distribute other forms of taxable stock dividends. Taxable stockholders receiving such dividends or other forms of taxable stock dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain nonU.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the total voting power of the outstanding securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more taxable REIT subsidiaries, or TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

If we fail to invest a sufficient amount of the net offering proceeds of this offering in real estate assets within one year from the receipt of the proceeds of this offering, we could jeopardize our REIT status.

Temporary investment of the net offering proceeds of this offering in short term securities and income from such investment generally will allow us to satisfy various REIT income and asset qualifications, but only during the oneyear period beginning on the date we receive the net offering proceeds. If we are unable to invest a sufficient amount of the net proceeds of this offering in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties and other qualifying real estate assets within such oneyear period, we could fail to satisfy one of the gross income tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. See "Material U.S. Federal Income Tax Considerations  Requirements for Qualification as a REIT  Income Tests Applicable to REITs". If we fail to satisfy such income test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT. See "Material U.S. Federal Income Tax Considerations  Requirements for Qualification as a REIT  Failure to Qualify as a REIT".

Our relationship with any TRS will be limited, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. While we have no current intention to own any interest in a TRS, we may own any such interest in the future. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Overall, no more than 25% of the value of a REITs assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an armslength basis.

Any TRS of ours will pay federal, state and local income tax on its taxable income, and its aftertax net income is available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of any TRS stock and securities owned by us will be significantly less than 25% of the value of our total assets (including the TRS stock and securities). Furthermore, we will monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 25% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with TRSs for the purpose of ensuring that they are entered into on armslength terms in order to avoid incurring the 100% excise tax described above. No assurance, however, can be given that we will be able to comply with the 25% limitation on ownership of TRS stock and securities on an ongoing basis so as to maintain our REIT qualification or avoid application of the 100% excise tax imposed on certain nonarmslength transactions.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may subject us to federal income tax and reduce distributions to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to be qualified as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our common stock.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation, or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Risks Related to This Offering

Level of cash distributions, market interest rates and other factors may affect the value of our common stock.

The market value of the equity securities of a REIT is based upon the markets perception of the REITs growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flows for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the markets expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock. In addition, the price of our common stock will be influenced by the dividend yield on the common stock relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, could cause the market price of our common stock to go down. The trading price of the shares of common stock will also depend on many other factors, which may change from time to time, including:

*	the market for similar securities;
*	the attractiveness of REIT securities in comparison to the securities of other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;
*	government action or regulation;
*	general economic conditions; and
*	our financial condition, performance and prospects.

The number of shares of our common stock available for future sale could adversely affect the market price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market or the perception that such sales might occur could adversely affect the market price of the shares of our common stock. The vesting of any restricted stock granted to certain directors, executive officers and other employees under the 2011 Equity Plan, the issuance of our common stock in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock. Future sales of shares of our common stock may be dilutive to existing stockholders.

There has been no public market for our common stock prior to this offering.

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the initial public offering price. In the absence of a public trading market, an investor may be unable to liquidate an investment in our common stock. The initial public offering price of our common stock has been determined by agreement between us and the representative of the underwriters, but there can be no assurance that our common stock will not trade below the initial public offering price following the completion of this offering. The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estatebased companies), our financial performance and general stock and bond market conditions.

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

*	actual or anticipated variations in our quarterly operating results or distributions;
*

changes in our funds from operations (as defined by NAREIT and discussed in "Managements Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus) or earnings;

*	publication of research reports about us or the real estate industry;
*	increases in market interest rates that lead purchasers of our shares to demand a higher yield;
*	changes in market valuations of similar companies;
*	adverse market reaction to any additional debt we incur in the future;
*	additions or departures of key management personnel;
*	actions by institutional stockholders;
*	speculation in the press or investment community;
*	the realization of any of the other risk factors presented in this prospectus; and
*	general market and economic conditions.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred stock which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

After completion of this offering, we expect to consummate a proposed senior revolving credit facility to finance acquisitions and for working capital requirements. We have obtained a commitment, which is subject to the negotiation of definitive loan documents and the satisfaction of closing conditions, for a threeyear, $50.0 million senior revolving credit facility from Underwriter 2 Affiliate (an affiliate of Underwriter 2 Inc., which is a lead manager in this offering), as administrative agent, and Underwriter 2 Inc., in its capacity as the lead arranger. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions and a preference on dividend payments that could limit our ability to pay a or make another distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

 We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

We have not established a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by the risk factors described in this prospectus. Because we currently have no Triple Net Lease, multifamily, and single family (1 to 4 unit) properties and will commence operations only upon completion of this offering, we may not generate sufficient income to make distributions to our stockholders and cannot predict when distributions consisting, in part, of cash flow from the Triple Net Lease, multifamily, and single family (1 to 4 unit) properties we expect to acquire will commence. We currently do not intend to use the net proceeds from this offering to make distributions to our stockholders but are not prohibited from doing so. However, to the extent we do so, the amount of cash we have available to invest in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties or for other purposes would be reduced. Our board of directors has the sole discretion to determine the timing, form and amount of any distributions to our stockholders. The amount of such distributions may be limited until we have a portfolio of incomegenerating Triple Net Lease, multifamily, and single family (1 to 4 unit) properties. Our board of directors will make determinations regarding distributions based upon, among other factors, our financial performance, any debt service obligations, any debt covenants, and capital expenditure requirements. Among the factors that could impair our ability to make distributions to our stockholders are:

*	our inability to invest the net proceeds of this offering;
*	our inability to realize attractive riskadjusted returns on our investments;
*	unanticipated expenses or reduced revenues that reduce our cash flow or noncash earnings; and
*	decreases in the value of our Triple Net Lease, multifamily, and single family (1 to 4 unit) properties that we acquire.

As a result, no assurance can be given that we will be able to make distributions to our stockholders at any time in the future or that the level of any distributions we do make to our stockholders will increase or even be maintained over time, any of which could materially and adversely affect the market price of our shares of common stock.

29

FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements within the meaning of the federal securities laws. We caution investors that forward looking statements are based on managements beliefs and on assumptions made by, and information currently available to, management. When used, the words "anticipate", "believe", "estimate", "expect", "intend", "may", "might", "plan", "project", "result", "should", "will", and similar expressions which do not relate solely to historical matters are intended to identify forward looking statements.

These statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We expressly disclaim any responsibility to update our forward looking statements, whether as a result of new information, future events, or otherwise. Accordingly, investors should use caution in relying on past forward looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from those expressed or implied by forward looking statements include, among others, the following:

*

the factors included in this prospectus, including those set forth under the headings "Risk Factors", "Managements Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business";

*	our lack of operating history;
*	our ability to identify and acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) properties on terms favorable to us;
*	general volatility of the capital markets and the market price of our common stock;
*	our dependence on key personnel;
*	our ability to source off market deal flow in the future;
*	availability of investment opportunities in the Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate sector;
*	our reliance on third parties to property manage our Triple Net Lease, multifamily, and single family (1 to 4 unit) properties;
*	general economic conditions;
*	our dependence upon tenants;
*	our inability to comply with the laws, rules and regulations applicable to companies, and in particular, public companies;
*	our inability to manage our growth effectively;
*	defaults on or nonrenewal of leases by tenants;
*	decreased rental rates or increased vacancy rates;
*	tenant bankruptcies;
*	increased interest rates and operating costs;
*	declining real estate valuations and impairment charges;
*	our expected leverage;
*	estimates related to our ability to make distributions to our stockholders;
*	our failure to obtain necessary outside financing including the proposed senior revolving credit facility;
* future debt service obligations;
* our failure to successfully hedge against interest rate increases;
* our failure to successfully operate acquired properties and operations;
* our failure to maintain our status as a REIT;
* possible adverse changes to tax laws;
* uninsured or underinsured losses relating to our properties;
* environmental uncertainties and risks related to natural disasters;
* financial market fluctuations; and
* changes in real estate and zoning laws and increases in real property tax rates.

Market Data

Certain market and industry data used in this prospectus has been obtained from independent industry sources and publications and third party sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. These industry sources have not reviewed this prospectus and disclaim any and all liability with respect to this prospectus in the event any information, commentary, analysis, opinions, advice, recommendations or forecasts in such material prove to be inaccurate, incomplete or unreliable, or result in any investment or other losses. Any forecasts prepared by such sources are based on data (including third party data), models, and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $6 million after deducting the full underwriting discount and other estimated offering expenses. If the underwriters option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $6 million.

The underwriters will forego the receipt of payment of $0.45 per share, until such time as we purchase assets in accordance with our investment strategy as described in this prospectus with an aggregate purchase price (including the amount of any outstanding indebtedness assumed or incurred by us) at least equal to the net proceeds from this offering (after deducting the full underwriting discount and other estimated offering expenses payable by us), at which time, we have agreed to pay the underwriters an amount equal to $0.45 per share sold in this offering.

We will invest the net proceeds of this offering in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties in accordance with our investment strategy described in this prospectus and for general business purposes. We expect this investment in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties to be completed within six to twelve months after the completion of this offering. Prior to the full investment of the net offering proceeds in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties, we intend to invest the net proceeds in interest bearing short term U.S. government and government agency securities, which are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties. We will use approximately $265,000 of the net proceeds to reimburse J & P Realty Trust for out of pocket expenses it incurred in connection with the formation of our company and this offering and $1,000 to repurchase the shares Mr. Patrick and Mr. Callahan acquired in connection with the formation and initial capitalization of our company.

CAPITALIZATION

The following table sets forth (1) our actual capitalization as of November 9, 2009, and (2) our pro forma capitalization as adjusted to give effect to (i) the sale of 2,500,000 shares of our common stock in this offering at an assumed initial public offering price of $3.00per share after deducting the underwriting discount and estimated organizational and offering expenses payable by us, (ii) 305,714 shares of restricted stock to be granted under the 2011 Equity Plan to our executive officers, independent directors and employees concurrently with the closing of this offering. This table should be read in conjunction with the sections captioned "Use of Proceeds" and "Managements Discussion and Analysis of Financial Condition and Results of Operations".

	As of June, 2011
	Actual	As Adjusted(1)
		(Unaudited)
Stockholders equity:
Common stock, $0.01 par value per share; 100,000 shares authorized, 1,000 shares issued and outstanding, actual; 65,000,000 shares authorized, 2,500,000 shares issued and outstanding, as adjusted	10	25,000
Preferred stock, $0.01 par value per share; none authorized, none issued or outstanding, actual; 10,000,000 shares authorized, none issued or outstanding, as adjusted
Additional paid in capital	990	6,000
Retained earnings
Total stockholders equity	$1,000	$6,000,000

(1)

Excludes (1) 1,000 shares of common stock that we sold to Mr. Patrick and Mr. Callahan in connection with our formation because we will use $1,000 of the net proceeds of this offering to repurchase those shares at their issue price, (2) 500,000 500,000 additional shares of common stock that the underwriters have the option to purchase and (3) 305,714 shares issuable in the future under the 2011 Equity Plan.

DISTRIBUTION POLICY

We intend over time to make regular quarterly distributions to holders of shares of our common stock when, as and if authorized by our board of directors and declared by us. However, until we invest a substantial portion of the net proceeds of this offering in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties, we expect our quarterly distributions will be nominal. Our ability to make distributions to our stockholders also will depend on our levels of retained cash flows, which we intend to use as a source of investment capital. In order to qualify for taxation as a REIT, we must distribute to our stockholders an amount at least equal to:

(i) 90% of our REIT taxable income (determined before the deduction for s paid and excluding any net capital gain); plus

(ii) 90% of the excess of our aftertax net income, if any, from foreclosure property over the tax imposed on such income by the Code; less

(iii) the sum of certain items of noncash income.

Generally, we expect to distribute 100% of our REIT taxable income so as to avoid the income and excise tax on undistributed REIT taxable income. However, we cannot assure you as to when we will begin to generate sufficient cash flows to make distributions to our stockholders or our ability to sustain those distributions.

See the section entitled "Material U.S. Federal Income Tax Considerations" below.

The timing and frequency of distributions will be authorized by our board of directors and declared by us based upon a variety of factors, including:

*	actual results of operations;
*	our level of retained cash flows;
*	the timing of the investment of the net proceeds of this offering;
*	any debt service requirements;
*	capital expenditure requirements for our properties;
*	our taxable income;
*	the annual distribution requirement under the REIT provisions of the Code;
*	our operating expenses;
*	restrictions on the availability of funds under California law; and
*	other factors that our board of directors may deem relevant.

To the extent that, in respect of any calendar year, cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable share distribution or distribution of debt securities. In addition, prior to the time we have fully invested the net proceeds of this offering and the concurrent private placement, we currently do not expect to, although we are not prohibited from, funding our quarterly distributions out of such net proceeds. The use of our net proceeds for distributions could be dilutive to our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholders basis in its shares of common stock. Income as computed for purposes of the tax rules described above will not necessarily correspond to our income as determined for financial reporting purposes.

Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in Triple Net Lease, multifamily, and single family (14 unit) properties, which will generate depreciation and other noncash charges against our income, a portion of our distributions may constitute a taxfree return of capital.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the sections of this prospectus entitled "Risk Factors", "Forward looking Statements", "Our Business" and our audited balance sheet as of November 9, 2009 and the related notes thereto included elsewhere in this prospectus. This discussion contains forward looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

Overview

We are an internally managed, newly organized California corporation focused on acquiring real estate located in the United States. We intend to invest in several types of real estate, including Triple Net Lease properties with strong corporate tenants with lease of at least 10 years; Multifamily and Single family (1 to 4 unit) properties that can be fixed and sold; and Multifamily and Single family (1 to 4 unit) properties that are attractive for rentals.

Our management team is led by Antonio Patrick, our chairman and chief executive officer, and Clint Callahan, our president and chief financial officer. Mr. Patrick is an entrepreneur and salesman with over 12 years of professional experience. Mr. Callahan has 5 years of experience in the real estate investment, mortgage, and 7 years in the entrepreneurship arena. In 2010, Mr. Patrick and Mr. Callahan jointly founded J & P Realty Trust, and subsequently assembled a team of real estate professionals that began actively analyzing and seeking Triple Net Lease, multifamily, and single family (1 to 4 unit) investment opportunities in our targeted markets.

The company will also utilize a variety of outsourced specialists such as: HousingAlerts.com, Nationwide Appraisal Network, Real Diligence, local contractors/home inspectors, local real estae agents, and local real estate investment groups. Through the expertise of the owners and with the assistance of the outsourced specialists, the management teams expertise encompasses all aspects of Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate acquisition, development, redevelopment, operations and finance.

Mr. Patrick and Mr. Callahan are currently our only executive officers. We currently have no employees and we currently expect to hire four additional experienced professionals over the next six months based on the anticipated pace of our investment activities and operations.

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2011.

Liquidity and Capital Resources

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using retained cash flows, long term debt and the issuance of common and perpetual preferred stock to finance our growth. We intend to:

*

limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding perpetual preferred stock to less than 40% of our total enterprise value;

*	maintain a fixed charge coverage ratio in excess of 2.0x;
*	over the long term, limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness; and
*

have staggered debt maturities that are aligned to our expected average lease term (57 years), positioning us to reprice parts of our capital structure as our rental rates change with market conditions.

We intend to preserve a flexible capital structure with a long term goal to obtain an investment grade rating and be in a position to issue unsecured debt and perpetual preferred stock. Prior to attaining an investment grade rating, we intend to primarily utilize nonrecourse debt secured by individual properties or pools of properties with a targeted maximum loan to value of 65% at the time of financing.

After completion of this offering, we expect to consummate a proposed senior revolving credit facility to finance acquisitions and for working capital requirements. We have obtained a commitment, which is subject to the negotiation of definitive loan documents and the satisfaction of closing conditions, for a threeyear, $50.0 million senior revolving credit facility from Underwriter 2 Affiliate (an affiliate of Underwriter 2 Inc., which is a lead manager in this offering), as administrative agent, and Underwriter 2 Inc., in its capacity as the lead arranger. See "Our Business  Our Proposed Senior Revolving Credit Facility" for a more detailed description of the commitment we obtained for the proposed senior revolving credit facility.

Upon completion of this offering, we expect to have approximately $6 million in cash available to acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) properties in accordance with our investment strategy.

We expect to meet our short term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short term borrowings under our anticipated credit facility. We believe that our net cash provided by operations will be adequate to fund operating requirements, pay interest on any borrowings and fund distributions in accordance with the REIT requirements of the federal income tax laws. In the near term, we intend to fund future investments in properties with the net proceeds of this offering. We expect to meet our long term liquidity requirements, including with respect to other investments in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties, property acquisitions and scheduled debt maturities, through the cash we will have available upon completion of this offering and borrowings under our anticipated credit facility and periodic issuances of common stock, perpetual preferred stock, and long term secured and unsecured debt. The success of our acquisition strategy may depend, in part, on our ability to obtain and borrow under our anticipated credit facility and to access additional capital through issuances of equity and debt securities.

Quantitative and Qualitative Disclosure About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business strategies, the primary market risk which we expect to be exposed to in the future is interest rate risk. We may be exposed to interest rate changes primarily as a result of debt used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We expect that some of our outstanding debt will have variable interest rates. We may use interest rate caps to manage our interest rate risks relating to our variable rate debt. We expect to replace variable rate debt on a regular basis with fixed rate, long term debt to finance our assets and operations.

Critical Accounting Policies

Below is a discussion of the accounting policies that we believe will be critical once we commence operations. We consider these policies critical because they require estimates about matters that are inherently uncertain, involve various assumptions and require significant management judgment, and because they are important for understanding and evaluating our reported financial results. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Applying different estimates or assumptions may result in materially different amounts reported in our financial statements.

Property Acquisitions.  Upon acquisition of a property, we will estimate the fair value of acquired tangible assets (consisting of land, buildings and improvements) and intangible assets and liabilities (consisting of the above and below market leases and the origination value of all inplace leases). We will determine fair values using estimated cash flow projections and other valuation techniques and applying appropriate discount and capitalization rates based on available market information.

The fair value of the tangible assets is based on the value of the property as if it were vacant. The fair value of the above and below market leases is based on the present value of the difference between the contractual amounts to be received pursuant to the acquired leases and our estimate of the market lease rates measured over a period equal to the remaining noncancelable term of the leases. The capitalized values of above market leases (acquired above market leases) and below market leases (acquired lease obligations) are amortized to rent revenue over the noncancelable term of the respective leases. The origination value of inplace leases (acquired inplace leases) is based on costs to execute similar leases including commissions and other related costs. The origination value of inplace leases also includes real estate taxes, insurance and an estimate of lost rent revenue at market rates during the estimated time required to lease up the property from vacant to the occupancy level at the date of acquisition.

Carrying values for financial reporting purposes will be reviewed for impairment on a propertybyproperty basis whenever events or changes in circumstances indicate that the carrying value of a property may not be fully recoverable. When the carrying value of a property or land parcel is greater than its estimated fair value, based on the intended use and holding period, an impairment charge to earnings will be recognized for the excess over its estimated fair value less costs to sell. The intended use of an asset, either held for sale or held for the long term, can significantly impact how impairment is measured. If an asset is intended to be held for the long term, the impairment analysis will be based on a twostep test. The first test measures estimated expected future cash flows over the holding period, including a residual value (undiscounted and without interest charges), against the carrying value of the property. If the asset fails the test, then the asset carrying value will be measured against the lower of cost or the present value of expected cash flows over the expected hold period. An impairment charge to earnings will be recognized for the excess of the assets carrying value over the lower of cost or the present values of expected cash flows over the expected hold period. If an asset is intended to be sold, impairment will be determined using the estimated fair value less costs to sell. The estimation of expected future net cash flows is inherently uncertain and relies on assumptions, among other things, regarding current and future economic and market conditions and the availability of capital. We will determine the estimated fair values based on our assumptions regarding rental rates, costs to complete, leaseup and holding periods, as well as sales prices or contribution values. When available, current market information will be used to determine capitalization and rental growth rates. When market information is not readily available, the inputs will be based on our understanding of market conditions and the experience of the management team. Actual results could differ significantly from our estimates. The discount rates used in the fair value estimates will represent a rate commensurate with the indicated holding period with a premium layered on for risk. In a few instances, current comparative sales values will be available and used to establish fair value.

Revenue Recognition.  We will record rental revenue from operating leases on a straightline basis over the term of the leases and maintain an allowance for estimated losses that may result from the inability of our customers to make required payments. If customers fail to make contractual lease payments that are greater than our allowance for doubtful accounts, security deposits and letters of credit, then we may have to recognize additional doubtful account charges in future periods. We will monitor the liquidity and creditworthiness of our customers on an ongoing basis by reviewing their financial condition periodically as appropriate. Each period we will review our outstanding accounts receivable, including straightline rents, for doubtful accounts and provide allowances as needed. We will also record lease termination fees when a customer has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due to us. If a customer remains in the leased space following the execution of a definitive termination agreement, the applicable termination fees will be deferred and recognized over the term of such customers occupancy.

Income Taxes.  We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our taxable year ending December 31, 2011. We expect to have little or no taxable income prior to electing REIT status. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles, or U.S. GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

ShareBased Compensation.

We have adopted the 2011 Equity Plan, which provides for the grant of restricted stock awards, performance share awards, unrestricted shares or any combination of the foregoing. Equitybased compensation will be recognized as an expense in the financial statements and measured at the fair value of the award on the date of grant. The amount of the expense may be subject to adjustment in future periods depending on the specific characteristics of the equitybased award and the application of the accounting guidance.

Recently Issued Accounting Standards

In June 2009, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 166, "Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140", or SFAS 166. SFAS 166 amends various components of the guidance under SFAS 140 governing sale accounting, including the recognition of assets obtained and liabilities assumed as a result of a transfer, and considerations of effective control by a transferor over transferred assets. In addition, SFAS 166 removes the exemption for qualifying special purpose entities from the guidance of FASB Interpretation No. 46(R), as amended by SFAS 167, Amendments to FASB Interpretation FIN 46(R). SFAS 166 is effective January 1, 2010, with early adoption prohibited.

Results of Operations

As of the date of this prospectus, we have not commenced any operations and will not commence any operations until we have completed this offering.

ffBalance Sheet Arrangements

As of the date of this prospectus, we have no offbalance sheet arrangements.

NonGAAP Financial Measures

We intend to use the following nonGAAP financial measure that we believe is useful to investors as a key measure of our operating performance: funds from operations, or FFO. FFO should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.

 We intend to compute FFO in accordance with standards established by NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that presenting FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items, such as real estate depreciation and amortization and gain or loss on sale of assets.

OUR BUSINESS

We are an internally managed, newly organized California corporation focused on acquiring real estate located in the United States. We intend to invest in several types of real estate, including Triple Net Lease properties with strong corporate tenants with lease of at least 10 years; Multifamily and Single family (1 to 4 unit) properties that can be fixed and sold; and Multifamily and Single family (1 to 4 unit) properties that are attractive for rentals.

The founding members of our management team and our promoters are Antonio Patrick, our chairman and chief executive officer, and Clint Callahan, our president and chief financial officer. In 2010, Mr. Patrick and Mr. Callahan jointly founded J & P Realty Trust and subsequently assembled a team of real estate professionals that began actively analyzing and seeking investment opportunities in our targeted markets. Mr. Patrick & Mr. Callahan will run the daily operations. Mr. Patrick is an entrepreneur and salesman with over 12 years of professional experience. Mr. Callahan has 5 years of experience in the real estate investment, mortgage, and 7 years in the entrepreneurship arena. The company will also utilize a variety of outsourced specialists such as: HousingAlerts.com, Nationwide Appraisal Network, Real Diligence, local contractors/home inspectors, local real estae agents, and local real estate investment groups. Through the expertise of the owners and with the assistance of the outsourced specialists, the management teams expertise encompasses all aspects of Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate acquisition, development, redevelopment, operations and finance.

Upon completion of this offering Mr. Patrick and Mr. Callahan, we expect to have approximately $6 million in cash available to execute our business strategy.

Market Opportunities

Overview

We believe that the economic recession and corresponding credit crisis present an attractive environment to acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) properties in the U.S. and select international locations. The U.S. residential and commercial property sector is experiencing significant stress from declining operating fundamentals, high levels of unemployment, and difficult credit conditions. Declining operating fundamentals are the result of tenants reacting to weak macro economic trends including reduced consumer spending and high unemployment.

In addition, many property owners took advantage of abundant capital availability and placed excessive leverage on properties. The current reduction in credit availability and weak operating conditions make refinancing near term debt maturities more difficult.

Furthermore, we believe that with our companies ability to have ready access to equity and debt capital, with no legacy issues (such as overleveraged properties, significant vacancy and currently underproductive land and recently developed buildings) we will have a competitive advantage in acquiring high quality real estate assets at attractive current returns and at a discount relative to both replacement cost and valuations from recent years.

As we do not currently own any assets and initially will be an all cash buyer, we are not restricted by legacy operating or legacy leverage issues that some of our private and public peers are presently facing. Once we invest the net proceeds of this offering, our capital structure will include indebtedness as described in "Our Business  Our Financing Strategy".

Projected Improvement in Operating Fundamentals

Although operating fundamentals remain weak across U.S. real estate markets, and may weaken further, Triple Net Lease, multifamily, and single family (1 to 4 unit) operating fundamentals are expected to improve in the future. Significant Triple Net Lease, multifamily, and single family (1 to 4 unit) development activity, particularly from 20032006, followed by falling demand caused by the economic recession, has left large blocks of vacant space across many U.S. markets. Given the recent dramatic reduction in development activity in response to falling demand, we anticipate improvements in the availability rate and a rebound in rent growth when demand ultimately returns.

According to The Moodys REAL National All Property Price Index recorded its third consecutive decline in February, falling by 3.3% to a value of 106.22. National real estate prices continue to struggle to move beyond the bottom. The CPPI now stands within 1% of its post peak low set in August 2010. Prices are down 44.6% from the peak, which occurred in October 2007.

Number of Distressed Sales

 The number of repeat sales transactions that are considered distressed remains at an elevated level.2 Approximately 29% of all repeat sales transactions were considered distressed in February. Nineteen of the last 20 months saw distressed transactions account for more than 20% of overall repeat sales transaction activity, contributing to the volatility of the bottoming process.

As the overall real estate market continues to be in distress and with heavy price volatility there will be the opportunity to purchase quality income producing properties as discount prices.

By investing in the Triple Net Lease, multifamily, and single family (1 to 4 unit) sectors of the real estate market it will allow our company to capture and create a more balanced real estate investment portfolio for our investors.

Transaction Landscape Advantageous to Well Capitalized Investors with No Legacy Issues

Low cost and abundant debt led to a significant increase in transaction and development activity in Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate between 2004 and 2007 with sales transactions more than doubling during the period and cap rates reaching their lowest level in at least two decades. The credit crisis and declining operating fundamentals that followed have resulted in a significant increase in troubled loans. The FDIC reports that as March 11,2011 total loans and leases fell for the tenth time in the past eleven quarters (the one exception in first quarter of 2010 resulted from changes in reporting rules, not from actual loan growth). More than 70 percent of all insured institutions reported declines in loan balances in the first quarter. The net decline in balances in the first quarter totaled $126.6 billion (1.7 percent). The largest reductions in loan portfolios occurred in onetofour family residential mortgages (down $63.8 billion, or 3.4 percent) and real estate construction and development loans (down $25.9 billion, or 8.1 percent). Balances in loans to commercial and industrial (C&I) borrowers increased for a third consecutive quarter, rising by $18.1 billion (1.5 percent), but nearly half of this growth represented loans to foreign borrowers.

As lenders have reacted to this new real estate lending environment, obtaining new loans or extending existing ones for property owners has become significantly more difficult. We believe this will continue to increase foreclosure activities and distressed sales of otherwise sound Triple Net Lease, multifamily, and single family (1 to 4 unit) properties.

 The total volume of distressed real estate impacting US banks increased approximately 1.7% from Q4 2010 to Q1 2011 according to data compiled from www.FFIEC.com repository. Numbers shows that the nations banks added just under 5.5% to their commercial REO balances from Q4 2010 to Q1 2011.

Both owner occupied and nonowner occupied late and non performing loans increased modestly at 2.19% and 1.7% respectively however the largest percentage increase, by far, was in 3089 day late non owner occupied commercial property which saw a jump of 16%. This increase could point to continued trouble in the commercial real estate market and is a sign that more owners are going into default. Also the total number of banks reporting an increase in the same rose by a count of 156 to a total of 2,461 banks with newly defaulted commercial nonowner occupied property.

As of May 11, 2011 3,504 banks are reporting commercial REO for a total $10.1 billion. Meanwhile late and non performing CRE loan totals top $54. This will put more pressure on prices and will most likely cause REITs, and owners of properties to sell at a discount. This will create more opportunity for our company to expand our portfolio of well maintained but distressed real estate assets.

Overview of Triple Net Lease, multifamily, and single family (1 to 4 unit) Property Transactions in Our Targeted Markets in 2009

We believe that the United States as a market present attractive opportunities to acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) properties in U.S. locations as evidenced by recent transactions.

Triple Net Lease d Property Market

We expect to see continued heavy interest in chasing trophy assets such as shopping centers, stabilized Class A office assets, and retail net leased opportunities. A much larger pool of investors and gradually improving retail conditions should help to boost pricing for many of these properties, but individual property fundamentals will still be the greatest determinant in pricing. But even as investors begin to branch out from the limited focus of 2010, single tenant investments will remain one of the strongest sectors of the marketplace. For properties with long term stable tenants in place, look for pricing increases and further cap rate compression in 2011.

At the national level, sales activity for single tenant retail properties fell during the first quarter of 2011. We are aware of 203 transactions that either closed or were under contract by the end of the first quarter of 2011, compared to 317 during the final quarter of 2010. This marks an increase of roughly 36%.

The average capitalization rate for single tenant retail transactions that closed during the first quarter was 7.2%. This is down slightly from the 7.3% level recorded during the final quarter of 2010. One year ago, this number stood at 7.8%. Two years ago this number stood at 6.8% .

Of the deals transacted during the first quarter of 2011, the average price per square foot stood at $224. This number is down from the $260 per square foot average of last quarter.

Sales statistics indicate that properties sold during the past year closed within 80% of their list price.

In terms of total sale volume, we are aware of just over $1.157 billion in single tenant retail transactions that took place over the course of the first quarter of 2011. Fourth quarter 2010 deal volume stood at just over $1.735 billion. In terms of overall volume, this marks a decrease of 33%

Look for sales activity to continue to increase heading into the remaining nine months of 2011. An increased amount of active buyers in the marketplace, an increased willingness to invest in secondary and tertiary markets, a greater willingness of investors to explore non core assets and improved lending conditions will all translate into greater activity.

MultiFamily Market

According to Marcus & Millchaps 2011 annual report 44 markets will post employment growth, vacancy declines and effective rent gains in 2011, conﬁrming a sweeping recovery and expansion in the U.S. apartment sector above expectations. This year will mark the first across the board reduction in vacancy since at least 1990. This is driven by the release of pentup demand in the aftermath of the Great Recession, lower turnover rates, falling homeownership and job growth.

Apartment completions will total 53,000 units this year, 46 percent fewer than delivered in 2010. New supply will again fall critically short of demand, which is expected to reach 158,000 units. U.S. apartment vacancy will decrease 110 basis points in 2011 to 5.8 percent as a result, matching the decline recorded in 2010.

As vacancy in 2011 aligns closely to pre recession levels, owners will regain pricing power. Asking rents will rise 3.5 percent to $1,067 per month, while effective rates will increase 4.5 percent to $1,002 per month.

As the dollar volume rises further this year as the economy gains momentum, apartment fundamentals improve, and debt markets loosen. During 2010, apartment sales volume totaled an estimated $40 billion, up nearly 65 percent from the cyclical low in 2009 but less than one third of the 2006 peak. Improving occupancy and rising rents, along with low cost debt, will help assuage investors and lenders lingering trepidation about values.

As Banks, REITs, and owners continue needing to liquidate over leveraged properties or Reo properties and as people are forced to rent because of foreclosure, unemployment, and underemployment and with rent rates on the rise this is a great time for our company to invest in the multifamily market.

Single family (1 to 4 unit) Market

According to National Association of Realtors housing data released Feb 23, 2011 Gradual progress in the housing market continues at a steady pace without government support. The market has shown remarkable improvement from the initial drop after the expiration of the home buyer tax credit this past July. Although higher than normal distressed sales skew the overall picture of home prices downward, inventory continues to shrink and sales continue to rise. The rock bottom interest rates of 2010 are likely to trend upward. As economists anticipate rates at or above 6% by the end of 2012, buyers are moving off the sidelines and into the market.

As the economy improves, stimulus efforts by the government and the Federal Reserve Board will gradually wind down, which typically means rising interest rates. Meanwhile, buyers continue to benefit from historically favorable buying conditions and sellers are encouraged by increased market stability.  The increasing trend in existing home sales activity continued through January, and for the first time rose above year ago levels when the home buyer tax credit was in effect. This marks the sixth monthly increase since July when the tax credit expired, and indicates a recovery thats gaining a firmer footing without government support. ]

Home prices softened in January with median home prices decreasing slightly to $158,800 3.7% below the yearago level. Contributing to this is a larger share of distressed homes sales, which accounted for 37% of sales in January compared to 30% to 35% throughout much of 2010. Prices and mortgage rates remain favorable for buyers.

The uptick in home sales and a shrinking inventory pared down the months supply to 7.6 months, a decrease of 7.3% from December and 1% from year ago levels. This is the lowest level in more than a year and marks the first time since July that the months supply is below where it was the previous year. Months of inventory has declined steadily (64%) from its peak of 12.5 months in July and is now back to pretax credit expiration levels. The supply of inventory is not far from a sellers market, which is less than 6 months supply.

With the decreasing prices and Monthly inventory remaining over seven months and the not yet released REOs form the banks the single family (1 to 4 unit) real estate market has many opportunities in create a good return for our investors.

Competitive Strengths

We believe we distinguish ourselves from our competitors through the following competitive advantages:

* Focused Investment Strategy with No Legacy Issues.  We selected our target markets based upon Mr. Patricks and Mr. Callahans experiences investing in Triple Net Lease, multifamily, and single family (1 to 4 unit) markets located in North America and also in anticipation of trends in logistics patterns resulting from population changes, regulatory and physical constraints, potential long term increases in carbon prices and other factors. As we do not currently own any assets and initially will be an all cash buyer, we are not restricted by the operational or liquidity issues that some of our private and public peers are presently facing. Upon completion of this offering, we expect to have approximately $6 million in cash to invest and our management can focus on new investment opportunities.

* Conservative Targeted Leverage with Growth Oriented Capital Structure.  We expect to maintain financial flexibility and a conservative capital structure using retained cash flows, long term debt and the issuance of common and perpetual preferred stock to finance our growth. We intend to limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding preferred stock to less than 40% of our total enterprise value and to maintain a fixed charge coverage ratio in excess of 2.0x.

* Highly Aligned Compensation Structure.  We believe that executive compensation should be closely aligned with long term stockholder value creation. As a result, at the closing of this offering, all of Mr. Patricks and Mr. Callahans incentive compensation will be based solely on our total stockholder return exceeding certain rolling targets versus benchmarks. Mr. Patrick and Mr. Callahan will not be eligible to receive any payouts under our long term incentive program until early 2012. In addition, Mr. Patrick and Mr. Callahan will each receive 66,250 shares of restricted stock upon completion of this offering that will vest ratably in annual installments over a fiveyear period.

Commitment to Strong Corporate Governance.  We are committed to strong corporate governance, as demonstrated by the following:

* all members of our board of directors will serve annual terms;

* we have adopted a majority voting standard in non contested director elections;

* we designed our ownership limits solely to protect our status as a REIT and not for the purpose of serving as an ant itakeover device; and

* we have no stockholder rights plan. In the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, we will submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

Our Investment Strategy

J & P Realty Trust uses a 4 phase real estate portfolio plan to maximize returns of real estate portfolios. The 4Phases of Strategic Real Estate Planning are:

Phase I, Create A Real Estate Plan. This phase of the portfolio planning process is considered an active step. The markets are researched and selected according to market timing indicators for acquiring investment property in cities where economic conditions support rising real estate values. The property is selected, rehabbed, and rented. This will determine the roadmap and plot the Companies course from A to Z.

Phase II, Grow Equity. The second phase of the investment real estate portfolio planning process is where the company monitors its real estate purchases and sells the investment property near the peak of the market cycle for maximum profits to an investor or the home buyer.

Phase III, Compound Growth. Phase III of the investment real estate portfolio planning process is based on actively releveraging the Companies growing equity into additional growth markets by selling in one city, using a 1031 tax deferred exchange, and reinvesting in additional cities by timing their real estate market cycle.

Phase IV, Convert Equity to Cash Flow. The ﬁnal phase of the strategic planing is to convert your equity to cash flow. The conversion of equity to cash flow is accomplished through the sale of the companies residential real estate holdings using a 1031 tax deferred exchange and the acquisition of commercial real estate holdings with higher net operating income.

As the company moves through the four phases of real estate portfolio planning, it is important to remember that this is not a single four step process. The Company will cycle through Phase I through Phase III several times in order to build equity before converting to cash flow. Once equity is converted to cash flow, the process may simply be started again with Phase I.

Real Estate Strategy

Using the 4 phase real estate portfolio plan to maximize returns; the Company plans to acquire fully lease Triple Net Lease properties with at least a 10 year lease, mildly distressed single family (1 to 4 unit) residences, and multiunit apartment buildings at under market value, with the intent of creating a recurring stream of rental income. Management will use all cash offers to acquire these properties so that a positive cash flow is generated immediately upon rental.

Real Estate Portfolio Mix

We anticipate that we will have a portfolio mix of:

* 40% Triple Net Lease properties with at least a 10 year lease to be held for a period of not less than 5 years

* 45% MultiUnit apartment buildings to be held for a period of not less than 5 years

* 15% Single Family (1 to 4 unit) to be held for a period of not less than 5 years

Rental of Acquired Properties

The direct finance and purchase of residential and commercial property is the primary business of J & P Realty Trust. Residential and Commercial real estate will provide a continuous stream of rental income that the Management will use for reinvestment and profit stability for the Company.

The recurring streams of revenue generated from the Triple Net Lease, single family, and multiunit properties will allow the Company to continually recognize revenue despite drawbacks in the real estate market. As these properties increase in value through capital appreciation, the Company will divest of these properties to reap its capital gain profits.

The Company will divest its properties once Management feels that its real estate holdings have become overvalued. Mr. Patrick and Mr. Callahan have worked diligently to create a pricing model using demographics and market timing research that will allow the business to understand when the properties in the target market have become overvalued.

Management has developed a complex economic pricing strategy that will determine the fair market rate of a property based on its before repaired value, after repaired value, capitalization rate, and appraised value in conjunction with the timing of the particular real estate market. Residential and multifamily commercial real estate are the least risky form of real estate investing because housing is a necessity.

Property Management

We will utilize local third party property managers for day to day property management. We believe outsourcing property management is cost effective and provides us with operational flexibility to scale our investments within any chosen market. In addition, property management firms can be an important source of investment opportunities.

Investment Property Examples

As described in more detail in below, we intend to invest in Triple Net Lease, multifamily, and single family (14 unit) real estate. We will target new, like new, and buildings with some deferred maintenance in locations that may be shared by multiple tenants and that cater to customer demand within the various markets in which we operate. We do not expect to invest outside of the United States.

Triple Net Property Example

A triple net property also known as a Single tenant retail properties leased to tenants with high credit ratings on "net, net, net" terms meaning the tenant is responsible for real estate taxes, insurance, and all maintenance. Our Triple Net property investments may include: freestanding or inline retail buildings, freestanding or inline restaurants, and office buildings (varying from local or regional offices to corporate headquarters).

We will be investing in only investment grade triple net properties with the following criteria:

* the property will have an active and verified 10 year or more lease in place;

* it may be new construction;

* it will at least be like new, less then 10 years old, requiring no work; and

* the property will be investment grade as based on Standard & Poors credit rating system We will invest

* in triple net leases with companies that have a BBB rating or better. See partial S&P rating scale below:

AAAExtremely strong capacity to meet financial commitments. Highest Rating.

AAVery strong capacity to meet financial commitments.

AStrong capacity to meet financial commitments, but somewhat susceptible to adverse economic conditions and changes in circumstances.

BBBAdequate capacity to meet financial commitments, but more subject to adverse economic conditions.

Source: http://www.standardandpoors.com/ratings/definitionsandfaqs/en/us

MultiFamily Property Example

The multifamily housing category includes many configurations ranging from side by side townhomes and villas to buildings containing an abundance of apartments. Our multifamily investments are going to be focused on apartment buildings with five or more units which includes:

* studio/efficiency units

* one, two, three, and more, bedroom floorplans.

We will invest in multifamily complexes that are:

* New construction;

* like new, at less then 10 years old, requiring no work,

* or less then 15 years old, with some deferred maintenance that will require no more than15% of the purchase price to fix up the units so they are rent ready.

Single family (14 unit) Properties Example

The most common definition of a single family home is: An individual, freestanding, unattached dwelling that is typically built on a lot larger than the structure itself, resulting in an area surrounding the house, known as a yard. This category also includes Duplex, Triplex, and 4plex.

Our single family (14 unit) investments are going to be focused on new, like new, or mildly distressed buildings, with some deferred maintenance, with 1 to 4 units which includes:

* Traditional single family home;

* Duplex consists of two units per building;

* Triplex, three units per building, and

* 4plex, four units per building.

We will invest in single family (14 unit) properties that are:

* New construction

* like new, less then 5 years old, requiring no work,

* or less then 20 years old, with some differed maintenance that will require no more than 15% of the

* purchase price to fix up the property so they are rent ready.

We selected our target markets by drawing upon Mr. Patricks and Mr. Callahans experiences in investing and operating in Triple Net Lease, multifamily, and single family (1 to 4 unit) markets located in North America and in anticipation of trends in logistics patterns resulting from population changes, regulatory and physical constraints, potential long term increases in carbon prices and other factors.

We believe that our target markets have attractive long term investment attributes. We will target assets with characteristics that include, but are not limited to, the following:

*	located in medium to high population markets;
*	close proximity to transportation infrastructure (such as airports, highways, and railways);
*	situated in supplyconstrained submarkets with barriers to new Triple Net Lease, multifamily, and single family (1 to 4 unit) development, as a result of physical and/or regulatory constraints;
*	acquisition price at a significant discount to the replacement cost of the property;
* *	potential for enhanced return through retenanting or operational improvements; and opportunity for higher and better use of the property over time.

While not prohibited from doing so, we have no current intention to pursue ground up development. However, we may pursue redevelopment opportunities of properties that we own.

* We currently expect that our initial portfolio will include less than 20% of debt secured by Triple Net Lease, multifamily, and single family (14 unit) properties. This expectation is based upon prevailing market conditions and may change over time in response to different prevailing market conditions.

* We currently expect to acquire target assets based on their anticipated total return, which consists of income and any capital appreciation. We currently expect to be a long term owner 5 years or more with the properties we acquire, but we may sell properties at any time, subject to REIT provisions of the Code, including the prohibited transaction rules, if our management determines it is in our best interests to do so.

We currently expect to acquire target assets based on their anticipated total return, which consists of income and any capital appreciation. We currently expect to be a long term owner in the properties we acquire, but we may sell properties at any time, subject to REIT provisions of the Code, including the prohibited transaction rules, if our management determines it is in our best interests to do so.

Our Investment Process

Sourcing and Initial Screening

 Through their industry experience, our management team has built a network of relationships from which to source investment opportunities in our targeted markets. All of these relationships are focused on the Triple Net Lease, multifamily, and single family (1 to 4 unit) asset class, and include owners, property managers, developers, leasing and investment sales brokers, financiers, lenders, institutional investors, lawyers and accountants. These broad connections are expected to help source not only marketed transactions, but also potential transactions outside of a competitive bid environment.

 Once an investment opportunity is identified, we intend to analyze the location, functionality and basic investment returns. In particular, we intend to grade a given assets functionality by its specific access, bay depth, dock door locations and count, office percentage, clear height and site coverage ratio. The key criteria of this initial screening will be our prior experience within submarkets, replacement cost and the competitive landscape. If an asset meets our criteria, including our current risk adjusted return hurdle, we intend to proceed further into our investment process.

 Underwriting and Analysis

 Once identified as having potential, an opportunity will undergo both a bottom up and top down analysis. We intend to first focus on the property level, the submarket and finally the target market overall. The officer running the process will tour the asset, and meet with local market resources. The team will create a preliminary underwriting that analyzes the assets price per square foot, replacement cost, actual cap rate, market cap rate, stabilized cap rate and internal rate of return. In particular, we intend to focus on tenancy, rollover, market rents, expenses and taxes. The team will review the expected capital expenditures and their impact on cash flows. If we expect to use non recourse secured debt, we will analyze the appropriate loan to value, debt service coverage ratio and current market terms to determine the optimal capital structure, both for the asset itself and our corporate balance sheet.

On the submarket and target market levels, our investment team (acquisition and asset management professionals) will consult with our local outside market resources to test and confirm our assumptions and the current market conditions. We expect to focus on current vacancy rates, rental growth, tenant demand and recent market sale and lease comparables. We also expect to review submarket and market employment drivers and demographic drivers and intend to closely monitor other local economic drivers including trade flows. We will also determine the local property management and leasing teams that will be engaged to represent the property in the market. Once we have completed our analysis, we will present an investment memorandum for approval by our investment committee or our board of directors, as applicable.

Approval by Our Investment Committee or Our Board of Directors

 The acquisition officer in charge of a given transaction will complete an investment memorandum, outlining the investment hypothesis, including the assets return projections, compliance with our capital allocation targets, property comparable transactions, risks, market conditions and exit strategy. The acquisition officer will then submit the investment memorandum to our investment committee, which is currently composed of Mr. Patrick and Mr. Callahan, or to our board of directors, as applicable. Our board of directors has delegated to our investment committee the authority to approve any investment under $100 million. Our board of directors must approve any investments of $100 million or more. Approval by our investment committee requires a unanimous vote and may be given with conditions. After the investment team has given its initial approval, we will engage in due diligence and negotiate definitive documentation.

Due Diligence and Closing

 We believe that we undertake a detailed approach to due diligence. We intend to engage legal counsel to review title, insurance and local regulatory compliance. As necessary, we will engage outside counsel to review complex leases. Third party consultants may be retained to provide a Phase I environmental report, physical/structural report, updated ALTA survey and any other applicable inspections as needed. As part of the physical report, our investment team will review its capital cost estimates versus the engineers projected capital needs. In addition, we intend to typically perform additional property inspections and tenant interviews. Once due diligence is complete, our investment team again presents the findings and final underwriting to our investment committee or our board of directors, as applicable.

Asset Management

 We will make all operating and leasing decisions on our properties. We will utilize local third property managers for day to day property management. We believe outsourcing property management is cost effective and provides us with operational flexibility to scale our investments within any chosen market. We expect that our property management contracts typically will be for a oneyear term cancellable upon 30 days notice or upon the sale of the property. In addition, we expect that our property management contracts typically will provide for compensation to our third party property managers of approximately 5% to 10% of multifamily and 8% to 12% of single family (1 to 4 unit) rental revenues and expense reimbursements collected at the property. We do not believe that property management contracts that are cancellable on short notice involve increased costs or risks to us and instead will enable us to incentivize performance and provide us with flexibility to replace property managers to the extent that we determine to do so.

 We intend to review our property performance quarterly and make changes to the asset management plan approved by our investment committee as conditions warrant. This review will generally include operational statistics, collections, market trends, significant lease rollovers, marketing strategy and capital improvements. In particular, the assets capital expenditures and insurance will be closely monitored in order to mitigate large risks across the portfolio. In rapidly changing leasing markets, these reviews may be more frequent. Property tours and walkthroughs will be regularly scheduled by the asset manager, including meetings with the local leasing team and other market resources.

Finally, on a regular basis we intend to review performance versus our underwriting in order to improve our overall performance and to assess the performance of our investment team.

Our Financing Strategy

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using retained cash flows, long term debt and the issuance of common and perpetual preferred stock to finance our growth. We intend to:

*

limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding perpetual preferred stock to less than 40% of our total enterprise value;

*	maintain a fixed charge coverage ratio in excess of 2.0x;
* *

over the long term, limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness; and

have staggered debt maturities that are aligned to our expected average lease term (57 years), positioning us to reprice parts of our capital structure as our rental rates change with market conditions.

We intend to preserve a flexible capital structure with a long term goal to obtain an investment grade rating and be in a position to issue unsecured debt and perpetual preferred stock. Prior to attaining an investment grade rating, we intend to primarily utilize non recourse debt secured by individual properties or pools of properties with a targeted maximum loan to value of 65% at the time of financing.

Our Proposed Senior Revolving Credit Facility

Availability

We are soliciting a commitment for a $50 million, threeyear senior revolving credit facility from Underwriter 2 Affiliate (an affiliate of Underwriter 2 Inc., which is a lead manager in this offering), as administrative agent, and Underwriter 2 Inc., in its capacity as the lead arranger. We collectively refer to Underwriter 2 Affiliate and Underwriter 2 Inc. as "Underwriter 2." The credit facility will be guaranteed by substantially all of our tobeformed subsidiaries that own a "borrowing base property." The credit facility will be secured by a pledge of our equity interests in the subsidiaries that hold each of the borrowing base properties. Properties that fit our investment strategy as described in this prospectus will be eligible to be included in the borrowing base, subject to the required lenders approval and delivery of certain documentation. We may also request to add additional properties to the borrowing base that do not fit within our investment strategy, subject to the required lenders approval and delivery of certain documentation.

Outstanding borrowings on the credit facility are limited to the lesser of $50 million or 50% of the value of the borrowing base properties. However, if the gross proceeds of this offering were to be less than $35 million, outstanding borrowings on the credit facility would be limited to $35 million until such time, if any, as we raise at least $50 million in aggregate net proceeds in this offering and any followon equity offerings. The initial availability of the facility is also subject to a borrowing base having no less than four properties with an aggregate borrowing base value of $50 million. We may remove properties from the borrowing base in connection with a sale or refinancing of such property as long as at least five borrowing base properties remain and the value of the remaining borrowing base properties is not less than $20 million and subject to our continued compliance with certain financial covenants described below. If completed, we may elect to increase the amount of the facility up to $50 million, subject to the approval of the administrative agent and the identification of a lender or lenders willing to make available the additional amounts.

Payment Terms

We will be obligated to pay interest on a monthly basis, with all outstanding principal and accrued but unpaid interest due at maturity. We have the right to repay all or any portion of the loan from time to time without penalty or premium, other than customary early payment fees if we repay a LIBOR loan before the end of the contract period. In addition, we will be required to make earlier principal reduction payments in the event of certain changes in the borrowing base availability.

Interest is paid on the periodic advances under the credit facility at varying rates, based upon, at our option, either (i) LIBOR, subject to a floor of 1.50%, plus the applicable LIBOR margin or (ii) the applicable base rate which is the greater of the administrative agents prime rate plus 1.00%, 0.50% above the fed funds effective rate, or thirtyday LIBOR (incorporating the floor of 1.50%) plus the applicable LIBOR margin for LIBOR rate loans under the facility. The applicable LIBOR margin depends upon the ratio of our outstanding consolidated total indebtedness to the value of our consolidated gross asset value, as follows:

	Greater than 55% but less than or equal to 65%	Greater than 50% but less than or equal to 55%	Greater than 45% but less than or equal to 50%	Less than or equal to 45%
LIBOR Margin	4.25%	3.75%	3.25%	3.00%

 We will be required to pay quarterly an annual amount equal to 0.50% of the unused portion of the credit facility if usage is less than 50% and 0.35% of the unused portion of the credit facility if usage is greater than or equal to 50%. We will also be required to pay other fees, including customary arrangement, administrative and fronting fees.

Financial and Other Covenants

In addition, we will be required to comply with a series of financial and other covenants in order to borrow under the facility. A summary of the material covenants is as follows:

Corporate Leverage Ratio(1)	65%
Fixed Charge Coverage Ratio	1.75x

 (1) "Corporate Leverage Ratio" is determined by dividing the total liabilities outstanding by the gross asset value of our real estate assets. Gross asset value is generally calculated based on the application of a contractual capitalization rate (8.5%) to the net operating income of all of the real estate assets owned by us for two full fiscal quarters. Gross asset value for real estate assets owned less than two fiscal quarters is the cost basis.

We also are required to maintain a specific pool of unencumbered borrowing base properties, which are subject to the following material limitations and covenants:

Borrowing Base Leverage(1)	May not exceed 50%
Debt Service Coverage Ratio(2)	1.60x
Occupancy Covenants	Minimum aggregate occupancy of 80% at all times

Additionally, until the value of the borrowing base properties exceeds $100 million, the weighted average remaining lease term of each borrowing base property must be at least four years
Borrowing Base Diversification

No one property may comprise 35% or greater of the borrowing base property value; no one market may comprise 40% or greater of the borrowing base value; no single tenant may comprise 20% or greater of the adjusted net operating income of the borrowing base

(1)

"Borrowing Base Leverage" is calculated as the outstanding amounts under the credit facility divided by the borrowing base property value. Borrowing base property value is generally calculated based on the application of a contractual capitalization rate (8.5%) to the net operating income of all real estate assets owned by us for two full fiscal quarters. For real estate assets owned less than two fiscal quarters, the value is the cost basis.

(2)

"Debt Service Coverage Ratio" is calculated as the adjusted net operating income divided by the implied facility debt service. The "implied facility debt service" is calculated as outstanding amounts under the credit facility multiplied by (i) the greater of the actual weighted average interest rate on the outstanding amounts under the credit facility or 7.0% and (ii) a 30year amortization schedule.

We are also subject to other covenants, including restrictions on payments of dividends and investments, absence of additional security interests on the borrowing base assets and maintenance of our REIT status. The credit facility will also contain customary events of default, including failure to make payments when due under any of the credit facility documents, breach of any representation or warranty, breach of any covenant continuing beyond the cure period, bankruptcy or insolvency, unpaid judgment, adverse ERISA event, material adverse change to our business, invalidity of any of the credit facility documents, a change in control and cross defaults to non recourse debt in excess of $10 million or recourse debt in excess of $1 million.

Closing Conditions

 Underwriter 2 is not obligated to enter into the credit facility unless we have complied with all of the closing conditions, including the absence of any material adverse change to our business, assets, operations, condition (financial or otherwise) or prospects, payment of all fees associated with the loan, the negotiation, execution and delivery of definitive documentation satisfactory to Underwriter 2, the raising of at least $25 million of gross proceeds in this offering and the listing of our common stock on the NYSE. Underwriter 2 will not be obligated to fund the credit facility after December 31, 2011, if we do not enter into definitive agreements on or before that date. We also have agreed to actively assist Underwriter 2 in syndicating the credit facility. There can be no assurance that all of the closing conditions necessary to enter into the credit facility, including the agreement on definitive documentation with Underwriter 2, will be satisfied by December 31, 2011.

 Competition

 We believe the current market for Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate acquisitions to be competitive. We expect to compete for real property investments with pension funds and their advisors, bank and insurance company investment accounts, other public and private real estate investment companies, real estate limited partnerships, ownerusers, individuals and other entities engaged in real estate investment activities, some of which have greater financial resources than we do. In addition, we believe the leasing of real estate to be highly competitive. We experience competition for customers from owners and managers of competing properties. As a result, we may have to provide free rental periods, incur charges for tenant improvements or offer other inducements, all of which may have an adverse impact on our results of operations.

Environmental Matters

 The Triple Net Lease, multifamily, and single family (1 to 4 unit) properties that we acquire will be subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated, and therefore it is possible we could incur these costs even after we sell some of the properties we acquire. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owners ability to borrow using the property as collateral or to sell the property. Under applicable environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the cleanup of that facility if it becomes contaminated and threatens human health or the environment.

 Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos at one of our properties may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals to manage them carefully and to notify local officials that the chemicals are being used.

 We could be responsible for any of the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We generally expect to obtain "Phase I environmental site assessments", or ESAs, on each property prior to acquiring it. However, these ESAs may not reveal all environmental costs that might have a material adverse effect on our business, assets, results of operations or liquidity and may not identify all potential environmental liabilities.

 We will utilize local third party property managers for day to day property management and will rely on these third parties to operate our Triple Net Lease, multifamily, and single family (1 to 4 unit) properties in compliance with applicable federal, state and local environmental laws in their daily operation of the respective properties and to promptly notify us of any environmental contaminations or similar issues.

 As a result, we may become subject to material environmental liabilities of which we are unaware. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities on us, or (2) the environmental condition of our Triple Net Lease, multifamily, and single family (1 to 4 unit) properties will not be affected by the condition of the properties in the vicinity of our Triple Net Lease, multifamily, and single family (1 to 4 unit) properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Legal Proceedings

 We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

MANAGEMENT

 Our Directors and Executive Officers

 Currently, our board of directors consists of two directors. Upon the completion of this offering, our board of directors will consist of six members, including our current two directors and four individuals each of whom has consented to serve as a director and will be a director upon completion of this offering. We expect our board of directors to determine that each of the four independent director nominees satisfies the listing standards for independence of the NYSE. Pursuant to our charter, our directors will be elected annually by our stockholders to serve until the next annual meeting or until their successors are duly elected and qualify. The first annual meeting of our stockholders after this offering will be held in 2011. Our officers serve at the discretion of our board of directors. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than one, which is the minimum number required by the CGCL, nor more than 11.

 Certain information regarding our directors, director nominees and executive officers is set forth below:

 Name: Antonio Patrick Age: 38 Position Held: Chairman, chief executive officer and director

Name: Clinton P Callahan Age: 35 Position Held: President, chief financial officer and director

Biographical Information

 The following are biographical summaries of the experience of the persons who will serve as our executive officers and directors upon the completion of this offering:

* Antonio Patrick will serve as chairman of our board of directors and our chief executive officer. Mr. Patrick is managing partner and founder of J & P Realty Trust, a private real estate investment firm, from September 2009 to Present. Mr. Patrick is an entrepreneur and salesman with over 12 years of professional experience and more then 5 years in Sales with a proven track record of achievements. Mr. Patrick has excellent negotiation and interpersonal communication skills and is able to relate well with decisionmakers, customers, management, sales staff, vendors, customers and people from diverse backgrounds. Mr. Patrick has extensive experience in hiring, training, motivating and supervising employees and is quite skilled at identifying and utilizing individual strengths to build effective teams.

Mr. Patrick currently owns two successful automotive servicing companies in the Los Angeles area Section 8 Creations and Headlight Purifier. As owner of Section 8 Creations Mr. Patrick assists customers in purchasing or leasing automobiles. Follow up with dealers and customers to monitor the deal negotiations. Provide customization services and set up dealer incentives. As owner of Headlight Purifier Mr. Patrick uses a proprietary method to return headlight covers to their original factory color "clear."

Mr. Patrick has also held employment with Complete Auto as a Regional Area Manager, Carsdirect.com as a Vehicle Sales Specialist, Patco Mortuary Transportation as a Removal Technician Manager, and as a Computer Support Analyst for Fremont Compensation and Watchtower Bible and Tract Society.

A graduate of Career Development Institute, El Segundo, Mr. Patrick completed a Associate of Arts degree in Computer Technology.

* Clinton P. Callahan will serve as our president and chief financial officer and as a director. Mr. Callahan is managing partner and founder of J & P Realty Trust, a private real estate investment management firm, from September 2010 to the present. Mr. Callahan is licensed a Real Estate Agent in California and a licensed social worker in California. As a Real Estate Investment Planner and coowner of I Quadrant Resources, Inc.; Mr. Callahan Managed a team of 40 Real Estate Agents and Loan Officers. Provided sales, marketing, real estate, and loan training to hundreds of Real Estate Agents and Loan Officers. Mr. Callahan also evaluated market data to locate the best local markets to invest in.

Concurrently with these positions, Mr. Callahan has worked as a Consultant for the past 5 years. In this position, he provides consulting to forprofit organizations on the topics of corporate philanthropy, program creation, and private foundation creation. While with MILI Group, he designed, set up, and achieved 501(c)(3) status for the MILI Foundation, a nonprofit foundation for the company. A recent successful design and launch was with First American Military (FAM). FAM is a nonprofit that assists military families with mortgage payments, financial education, and counseling services.

A graduate of Chadron State College, Mr. Callahan completed a Bachelors degree in social work. He went on to complete a Master of Arts degree in clinical social work with a focus on systems theory. He is a Licensed Clinical Social Worker through the California Board of Behavioral Sciences and has been a Licensed Life Agent through the California Department of Insurance.

Board of Directors and Committees

Upon completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and will adopt charters for each of these board committees. Under these charters, the composition of each of these committees will be required to comply with the listing standards and rules and regulations of the NYSE as amended or modified from time to time. Initially, each of these committees will have four directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, nonemployee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code. Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Audit Committee

The audit committee will be an independent director and "financially literate" under the rules of the NYSE. In addition, our audit committee is required to have a designated "audit committee financial expert" within the meaning of the rules of the Securities and Exchange Commission, or SEC. Mr. Callahan will chair our audit committee and has been determined by our board of directors to be an audit committee financial expert.

The purposes of the audit committee are to:

* assist our board of directors in its oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) our internal audit function; and

* prepare the report required by the rules of the SEC to be included in our annual proxy statement.

* The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

 The compensation committee will be composed of Patrick and Callahan, each of whom will be an independent director. Mr. Callahan will chair our compensation committee.

 The purposes of the compensation committee are to:

*	discharge our board of directors responsibilities relating to compensation of our directors and executives;
* * *

oversee our overall compensation structure, policies and programs;

review our processes and procedures for the consideration and determination of director and executive compensation; and

prepare the compensation committee report to be included in our proxy statement in accordance with the applicable rules and regulations of the SEC, the NYSE and any other rules and regulations applicable to us.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be composed of Patrick and Callahan, each of whom will be an independent director. Mr. Patrick will chair our nominating and corporate governance committee.

The purposes of the nominating and corporate governance committee are to:

*

identify individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, and recommend that our board of directors select the director nominees for election at each annual meeting of stockholders;

*	review and make recommendations to our board of directors for committee appointments to our board of directors;
* *

develop and recommend to our board of directors a set of corporate governance guidelines applicable to us and periodically review and recommend any changes to such guidelines; and

oversee the evaluation of our board of directors.

Lead Director

Our board of directors intends to select Mr. Patrick to serve as our initial lead director. The lead directors duties include chairing executive sessions of the independent directors, facilitating communications and resolving conflicts, if any, between the independent directors, other members of our board of directors and the management of our company, and consulting with and providing counsel to our chief executive officer as needed or requested. It is expected that the lead director will be rotated among our independent directors every two years.

 Code of Business Conduct and Ethics

 We will adopt a corporate code of business conduct and ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business.

 Compensation Committee Interlocks and Insider Participation

 There are no compensation committee interlocks and none of our employees participates on the compensation committee.

Director Compensation

 We have approved a compensation program for our independent directors in the form of cash and equity awards.

 Although we do not intend to pay our independent directors an annual retainer fee, we will pay the following fees, payable quarterly in cash:

*	our lead director will be paid an annual fee of $15,000;
* * *

the chair of our audit committee will be paid an annual fee of $12,000;

the chair of our compensation committee will be paid an annual fee of $10,000; and

the chair of our nominating and corporate governance committee will be paid an annual fee of $5,000.

We will pay independent directors cash fees of $1,500 for each board meeting attended, $1,000 for each committee meeting attended, and $500 for each telephonic meeting attended. In addition, we will reimburse our directors for reasonable out of pocket expenses incurred in connection with performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at board and committee meetings. We will also reimburse our directors for approved director education programs. Furthermore, directors will not receive any perquisites or abovemarket non qualified deferred compensation plan earnings.

Upon completion of this offering, each of our independent directors will receive $100,000 payable in the form of restricted common stock. Vesting for the grants made at the completion of this offering will occur on the first anniversary of this offering, with acceleration upon termination due to death, disability or involuntary termination of service as a result of a change in control.

Following completion of this offering, in connection with each annual meeting of stockholders commencing in 2011, each of our independent directors will receive $75,000 payable in the form of unrestricted common stock.

Dividends on unvested shares of restricted stock generally will be paid in cash.

Indemnification Agreements

We expect to enter into customary indemnification agreements with each of our executive officers and directors. We expect the form of indemnification agreement will provide that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of the directors or executive officers status as a director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that the director or executive officer is or was serving in such capacity at our request, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

* the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

* the director or executive officer actually received an improper personal benefit in money, property or other services; or

* with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

Except as described below, our directors and executive officers will not be entitled to indemnification pursuant to the indemnification agreement:

* if the proceeding was one brought by us or in our right and the director or executive officer is adjudged to be liable to us;

* if the director or executive officer is adjudged to be liable on the basis that personal benefit was improperly received; or

* in any proceeding brought by the director or executive officer other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement, and except as may be expressly provided in our charter, our bylaws, a resolution of our board of directors or of our stockholders entitled to vote generally in the election of directors or an agreement approved by our board of directors.

Notwithstanding the limitations on indemnification described above, upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

* the court determines that the director or executive officer is entitled to mandatory indemnification under the CGCL, in which case the director or executive officer will be entitled to recover from us the expenses of securing indemnification; or

* the court determines that the director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct described above or has been adjudged liable to us or for receipt of an improper personal benefit; however, our indemnification obligations to the director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which the officer or director was adjudged liable for receipt of an improper personal benefit.

Without limiting any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of the directors or executive officers status as a director, officer or employee of our company, and the director or executive officer is successful, on the merits or otherwise, as to one or more (even if fewer than all) claims, issues or matters in such proceeding, we must indemnify the director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

We must pay all indemnifiable expenses in advance of the final disposition of any proceeding without requiring any preliminary determination of the director or executive officers ultimate entitlement to indemnification if the director or executive officer furnishes us with a written affirmation of the directors or executive officers good faith belief that the standard of conduct necessary for indemnification by our company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification. We will not be required to advance the expenses of any director or executive officer in any proceeding brought by the director or executive officer except for a proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement, and except as may be expressly provided in our charter, our bylaws, a resolution of our board of directors or of our stockholders entitled to vote generally in the election of directors or an agreement approved by our board of directors.

 In addition, our bylaws obligate us, to the fullest extent permitted by the CGCL, to indemnify our directors and officers and to advance expenses to our directors and officers as discussed in "Material Provisions of California Law and of Our Charter and Bylaws  Indemnification and Limitation of Directors and Officers Liability" included elsewhere in this prospectus.

 These agreements and provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their duties under applicable law. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, which we refer to as the Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

COMPENSATION DISCUSSION AND ANALYSIS

We will pay base salaries and long term incentive compensation and expect to make grants of awards under the 2011 Equity Plan to certain of our executive officers, effective upon the completion of this offering. Effective upon the completion of this offering, awards will be granted under the 2011 Equity Plan to recognize such individuals efforts on our behalf in connection with our formation and this offering and to provide a retention element to their compensation. In addition, our compensation committee may determine to make awards to new executive officers in order to attract talented professionals to serve us.

 Neither our board of directors nor the compensation committee of our board of directors has yet adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers. We anticipate that such determinations will be made by our compensation committee in order to achieve the following objectives:

*	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;
*	motivate our executives to manage our business to meet our near , medium , and long term objectives; and reward them for meeting these objectives and for exceptional performance;
* * *

assist in attracting and retaining talented and wellqualified executives;

be competitive with other Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate investment trusts; and

encourage executives to achieve meaningful levels of ownership of our stock.

We may retain a compensation consultant to review our policies and procedures with respect to executive compensation and assist our compensation committee in implementing and maintaining compensation plans.

Summary of Executive Officer Compensation

 The following is a summary of the elements of and amounts expected to be paid under our compensation plans for fiscal year 2011. Because we were formed only recently, individual compensation information is not available for prior periods.

 Annual Base Salary

 We will pay our executives a base salary, which our compensation committee intends to review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year of our executive and our executives performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance. We expect the initial annual base salaries of each of Mr. Patrick and Mr. Callahan to be $250,00.

Annual Cash Incentive Bonus

 We are not currently planning to adopt an annual cash incentive bonus plan for our executives, although we reserve our right to do so in the future.

Long Term Incentive Compensation

To encourage our executives to work towards generating significant total stockholder returns, our executives will be eligible to participate in our long term incentive compensation program, with rolling performance periods. The size of any long term incentive compensation award earned will depend on the level of our total stockholder return over the performance period as compared to the returns of two different indices (the MSCI U.S. REIT Index and the FTSE NAREIT Equity Triple Net Lease, multifamily, and single family (1 to 4 unit) Index). The target award is measured in dollars but will be payable in shares of our common stock after the end of each performance period. The first performance period will begin on the closing of this offering and end on December 31, 2011. The second performance period will begin on the closing of this offering and end on December 31, 2012. All other performance periods will run for three calendar years and begin on January 1, 2011 and each anniversary thereof. This long term incentive compensation program is more fully described in " Narrative Discussion of IPO Grants" set forth below.

Equity Based Incentive Compensation

 An important element of our total executive compensation is our equity award program. We believe that our equity award program serves a number of important corporate objectives, most importantly the alignment of our executives interests with our stockholders interests. Our equity award program helps to ensure that each of our executives has a significant portion of his net worth tied to the performance of our stock. We plan to grant restricted stock with time based vesting under our long term equity incentive program. Our long term equity incentive compensation is more fully described in " Narrative Discussion of IPO Grants" set forth below.

2011 Equity Incentive Plan

 The 2011 Equity Incentive Plan, or the 2011 Equity Plan, will be adopted by our board of directors and approved by our stockholders prior to the completion of this offering. The 2011 Equity Plan permits us to make grants of restricted stock awards, performance share awards, unrestricted shares, or any combination of the foregoing. The number of shares of common stock that may be issued under the 2011 Equity Plan (including those to be granted upon completion of this offering) is equal to 5% of the shares of our common stock issued in this offering (not including any shares issuable upon the underwriters option to purchase additional shares). The 2011 Equity Plan does not provide for stock options, stock appreciation rights or dividend equivalent rights.

 The number of shares reserved under the 2011 Equity Plan is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2011 Equity Plan also will be available for future awards.

 No awards will be outstanding prior to completion of this offering. The initial grants described below will become effective upon the completion of this offering.

 The 2011 Equity Plan is administered by our compensation committee. Our compensation committee may interpret the 2011 Equity Plan and may make all determinations necessary or desirable for the administration of the plan and has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2011 Equity Plan. All fulltime and parttime officers, employees, directors and other key persons (including consultants and prospective employees) are eligible to participate in the 2011 Equity Plan.

 Restricted stock may be granted under the 2011 Equity Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by our compensation committee. Our compensation committee may impose whatever vesting conditions it determines to be appropriate, including attainment of performance goals. Shares of restricted stock that do not satisfy the vesting conditions are subject to our right of repurchase or forfeiture.

 Performance share awards may also be granted under our equity incentive plan. Such an award entitles a participant to receive shares of our common stock at the end of a performance period, the number of which will be tied to attainment of preestablished performance goals. Dividends will not be paid on performance shares during the performance period.

 Unrestricted shares may also be granted under the 2011 Equity Plan. These are shares of our common stock that have no vesting requirements and are not subject to any risk of forfeiture.

Unless the compensation committee provides otherwise, the 2011 Equity Plan does not generally allow for the transfer of awards, and only the participant may exercise an award during his or her lifetime.

The terms of the 2011 Equity Plan provide that we may amend, suspend or terminate the plan at any time, but stockholder approval of any such action will be obtained if required to comply with applicable law or NYSE listing standards. Further, no action may be taken that adversely affects any rights under outstanding awards without the holders consent. The 2011 Equity Plan will terminate on the tenth anniversary of the date on which stockholder approval is received.

If we experience a Corporate Transaction (as defined below), our compensation committee will have full authority to determine the effect, if any, on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an award. The effect of a Corporate Transaction may be specified in a participants award agreement or determined at a subsequent time, including, without limitation, the substitution of new awards, the termination or the adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. A "Corporate Transaction" under our 2011 Equity Plan means (1) a sale of substantially all of our assets to another person or entity; or (2) any transaction (including without limitation a merger or reorganization in which we are the surviving entity) which results in any person or entity (other than already existing stockholders or affiliates) owning 50% or more of the combined voting power of all classes of our shares of capital stock.

We intend to file with the SEC a registration statement on Form S8 covering the shares of our common stock issuable under the 2011 Equity Plan.

Other Compensation

 All of our executive officers are eligible to participate in our employee benefit plans, including medical and dental insurance and health and wellness plans. We also expect to adopt a 401(k) plan. These plans are generally available to all employees and do not discriminate in favor of executive officers. We do not provide any perquisites to our executives.

 The following table sets forth the annual base salary and other compensation payable to our executive officers as of the completion of this offering. We expect to enter into severance agreements, which will become effective upon the completion of this offering. See " Severance Agreements".

Name and	Non Equity
Principal	Stock	Incentive Plan
Position	Salary ($)	Awards ($)	Compensation ($)	Total ($)

Antonio Patrick Chairman and Chief Executive Officer Clinton P. Callahan President and Chief Financial Officer	250,000 250,000	200,000 200,000	(1) (3)	(2 (2	) )	450,000 450,000

(1) (2)

At the completion of this offering, Mr. Patrick will receive shares of restricted stock with an initial value of $428,571, vesting ratably in annual installments over a fiveyear period commencing on the completion of this offering, with the first vesting to occur on the first anniversary of this offering. See " Narrative Discussion of IPO Grants". Amount represents the expected compensation expense associated with these awards that will be recorded in 2011. Dividends will be paid on the time based shares of restricted stock when declared and paid on our common stock generally.

Mr. Patrick and Mr. Callahan will participate in the long term incentive compensation program. The first payout, if earned, will be in early 2012. See " Narrative Discussion of IPO Grants".

(3)

At the completion of this offering, Mr. Callahan will receive shares of restricted stock with an initial value of $428,571, vesting ratably in annual installments over a fiveyear period commencing on the completion of this offering, with the first vesting to occur on the first anniversary of this offering. See " Narrative Discussion of IPO Grants". Amount represents the expected compensation expense associated with these awards that will be recorded in 2011. Dividends will be paid on the time based shares of restricted stock when declared and paid on our common stock generally.

Introduction

Initially, we do not expect Mr. Patrick and Mr. Callahan or any executive officer to participate in our non equity annual incentive plan. Instead, in addition to receiving shares of restricted stock which will vest ratably in annual installments over a fiveyear period commencing with the completion of this offering, Mr. Patrick and Mr. Callahan will participate in our long term incentive compensation program. Under this program, the size of the award for each performance period will depend on our achievement of specified performance metrics during the performance period. There will be rolling threeyear performance periods, although the first two performance periods will be shorter, with the first performance period beginning on the closing of this offering and ending on December 31, 2011 and the second performance period beginning on the closing of this offering and ending on December 31, 2012. The awards, if earned, are measured in dollars, but will be payable in shares of our common stock after the end of each performance period. The target award for each performance period would generally be equal to the executives annualized base salary at the beginning of the performance period.

IPO Grants of PlanBased Awards

		Estimated Future
		Payouts		All Other Stock
		Under Non Equity		Awards; Number of	Grant Date
		Incentive Plan Awards		Shares or Stock or	Fair Value of Share
Name	Grant Date	Target ($)	Maximum ($)	Units (#)	Awards ($)

Antonio Patrick	(1)			142,857(2)	428,571(3)
	(4)	250,000	1,250,000
	(5)	250,000	1,250,000
Clinton P. Callahan	(1)			142,857(2)	428,571(3)
	(4)	250,000	1,250,000
	(5)	250,000	1,250,000

(1)	Each of the awards is expected to be issued upon completion of this offering.
(2)

Represents shares of restricted common stock that will be issued upon completion of this offering, which will vest ratably in equal installments over a fiveyear period commencing on the first anniversary of this offering. See " Narrative Discussion of IPO Grants".

(3)	Represents the estimated grant date fair value of the restricted common stock.
(4) (5)

This represents the payout under our long term incentive program for the performance period beginning on the closing of this offering and ending on December 31, 2011. The size of the actual award will depend on our achievement of specified performance metrics during the performance period. Actual awards, if earned, are measured in dollars but will be paid out in shares of our common stock in early 2012. See " Narrative Discussion of IPO Grants". No dividends will accrue or be paid on performance shares during the performance period.

This represents the payout under our long term incentive program for the performance period beginning on the closing of this offering and ending on December 31, 2012. The size of the actual award will depend on our achievement of specified performance metrics during the performance period. Actual awards, if earned, are measured in dollars but will be paid out in shares of our common stock in early 2013. See " Narrative Discussion of IPO Grants". No dividends will accrue or be paid on performance shares during the performance period.

Narrative Discussion of IPO Grants

In addition to base salary, our named executive officers will be entitled to receive equity compensation. At the completion of this offering, each of Mr. Patrick and Mr. Callahan will receive a grant of restricted stock with an approximate value of $428,571, based on the assumed initial public offering price of $3.00per share. These grants will vest ratably in annual installments over a fiveyear period commencing on the completion of this offering, with the first vesting to occur on the first anniversary of this offering.

All time based restricted stock will vest upon the death or disability of the executive officer, if the executive officers employment is terminated by us without cause, or if the executive officer resigns for a good reason.

Mr. Patrick and Mr. Callahan will also participate in our long term incentive compensation program designed to provide additional motivation over a rolling performance period. The first performance measurement period will begin on the closing of this offering and end on December 31, 2011. The second performance measurement period will begin on the closing of this offering and end on December 31, 2012. All subsequent performance measurement periods will be for a threeyear period beginning on January 1, 2012 and each anniversary thereof.

The amount that will be earned under our long term incentive compensation program for any performance measurement period will be determined by our success in attaining or exceeding performance goals linked to each of two metrics during the performance measurement period:

* *

50% of the determination will be based on our total stockholder return for the performance measurement period, measured at the end of the period compared to the total stockholder return for the same period of the MSCI U.S. REIT Index; and

50% of the determination will be based on our total stockholder return for the performance measurement period, measured at the end of the period compared to the total stockholder return for the same period of the FTSE NAREIT Equity Triple Net Lease, multifamily, and single family (1 to 4 unit) Index.

The two main performance goals were established to focus our named executive officers on generating significant total stockholder returns over time. Our management believes that achievement of the "target" level of performance of the two main performance goals, i.e., exceeding the applicable indices, will require significant effort and substantial progress toward the goals of our strategic plan. At the target level for each performance goal, each participating executive will receive an award equal to 50% of his target award. Accordingly, if we achieve the target level for both performance goals, each participating executive will receive an award equal to 100% of his target award for the performance period. If our performance is below the target level for either of the performance goals, then no payouts will be made with respect to such goal. To the extent that our performance exceeds the applicable index by at least 100 basis points per year, each participating executive will receive an award equal to 150% of his target award. Accordingly, if our performance exceeds both indices by at least 100 basis points per year, each participating executive will receive an award equal to 300% of his target award. In the event that our total stockholder return is negative for any performance period, even if we have outperformed the applicable indices, any incentive compensation earned for that performance period will be reduced by 50%. Once we have determined the dollar value of the award earned for any performance period, such amount will be converted to shares of our common stock based on the average closing price of our common stock for the last ten business days immediately preceding the day the shares are issued. The target award for each performance period would generally be equal to the executives annualized base salary at the beginning of the performance period. In the case of Mr. Patrick and Mr. Callahan, the target award is $250,000 for the first two performance periods.

Severance Agreements

We intend to enter into severance agreements with Mr. Patrick and Mr. Callahan, which will become effective upon the completion of this offering, and we may in the future enter into similar agreements with certain executive officers that we hire in the future, to provide benefits to each in the event his employment is terminated under certain circumstances.

Each of these executives will be entitled to receive benefits under the agreements if (1) we terminate the executives employment without cause, or (2) the executive resigns with good reason. Under these scenarios, each of the executives is entitled to receive a severance payment equal to one times current salary plus the dollar value of the target award under the long term incentive compensation program. In addition, all time based restricted stock will fully vest but all long term incentive awards will be forfeited. The executive will also receive health insurance coverage for a period of 18 months. If such termination of employment occurs after a change in control, the severance payment will be doubled. No payments will be made to compensate the executive for additional taxes, if any, imposed under Section 4999 of the Code for receipt of excess parachute payments.

In the event an executives employment is terminated on account of death or disability, all his time based restricted stock will fully vest. Additionally, to compensate the executive for the loss of opportunity to earn his long term incentive awards, we will also provide him (or his estate in the case of death) with a cash payment equal to his target award under the long term incentive compensation program.

Section 162(m)

The SEC requires that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility on our tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performancerelated, non discretionary and has been approved by our stockholders. We believe that, because we intend to qualify as a REIT under the Code and pay distributions sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, our compensation committees compensation policy and practices are not directly guided by considerations relating to Section 162(m).

PRINCIPAL STOCKHOLDERS

Immediately prior to the completion of this offering, there will be 1,000 shares of common stock outstanding and two stockholders of record. At that time, we will have no other shares of capital stock outstanding. The following table sets forth certain information regarding the beneficial ownership of our common stock immediately prior to and immediately following the completion of this offering by:

*	each person who is expected to be the beneficial owner of 5% or more of the outstanding shares of common stock immediately following the completion of this offering;
* *	each person who will be a director upon the completion of this offering and each named executive officer; and all directors and executive officers as a group.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Further, unless otherwise indicated, the address of each named person is c/o J & P Realty Corporation, 1373 S. Orange Dr. Los Angeles, CA 90019

	Immediately Prior to this Offering		Immediately after this Offering

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of All Shares (2)	Number of Shares Beneficially Owned (1)	Percent of All Shares (2)

Antonio Patrick (3)(4)	500(6)	50%	152,857	5.45%
Clinton P Callahan (3)(4)	500(6)	50%	152,857	5.45%
All directors and executive officers as a group (2 Persons)	1,000	100%	305,714	10.90%

*	Represents less than 1% of the shares of common stock outstanding upon the closing of this offering.
(1)

Beneficial ownership is determined in accordance with Rule 13d3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(2) (3)

Assumes a total of 2,805,714 shares of common stock are outstanding immediately after the closing of this offering, including 305,714 shares of restricted stock granted under the 2011 Equity Plan to our executive officers and independent directors concurrently with the closing of this offering. Does not include shares of common stock issuable upon exercise of the underwriters option to purchase additional shares.

Includes 10,000 shares of restricted common stock to be granted to Mr. Patrick at the completion of this offering, which vest ratably in annual installments over a fiveyear period commencing on the completion of this offering, with the first vesting to occur on the first anniversary of this offering.

(4) (5)

Includes 10,000 shares of restricted common stock to be granted to Mr. Callahan at the completion of this offering, which vest ratably in annual installments over a fiveyear period commencing on the completion of this offering, with the first vesting to occur on the first anniversary of this offering.

Consists of 500 shares of our common stock purchased by each of Mr. Patrick and Mr. Callahan in connection with the formation and initial capitalization of our company. We will use $1,000 of the net proceeds of this offering to repurchase these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Severance Agreements

We intend to enter into severance agreements with each of Mr. Patrick and Mr. Callahan, which will become effective upon the completion of this offering, as described in "Compensation Discussion and Analysis  Severance Agreements". These agreements will provide benefits to each of Mr. Patrick and Mr. Callahan in the event his employment is terminated under certain circumstances. We may enter into similar agreements with certain executive officers that we hire in the future.

IPO Grants and Performance Shares

At the completion of this offering, we will grant 142,857 shares of restricted stock to each of Mr. Patrick and Mr. Callahan, with such shares having an approximate value of $428,571, based on the assumed initial public offering price of $3.00per share. Also, we will grant performance share awards to each of Mr. Patrick and Mr. Callahan contingent on our achieving certain benchmarks as described in "Compensation Discussion and Analysis  IPO Grants of PlanBased Awards". The restricted stock granted at the completion of this offering will vest ratably in annual installments over a fiveyear period commencing on the first anniversary of the closing of this offering.

Indemnification of Officers and Directors

Effective upon the completion of this offering, we expect to enter into an indemnification agreement with each of our executive officers and directors as described in "Management  Indemnification Agreements".

Other Benefits to Related Parties and Related Party Transactions

We intend to use approximately $265,000 of the net proceeds of this offering to reimburse J & P Realty Trust for out of pocket expenses it incurred in connection with the formation of our company and this offering. We will also use $1,000 of the net proceeds of this offering to repurchase the shares of our common stock that Mr. Patrick and Mr. Callahan acquired in connection with the formation and initial capitalization of our company. See "Use of Proceeds".

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without stockholder approval.

Investments in Real Estate or Interests in Real Estate

We intend to invest in Triple Net Lease, multifamily, and single family (1 to 4 unit) properties located in six major coastal U.S. markets: Los Angeles Area; Northern New Jersey/New York City; San Francisco Bay Area; Seattle Area; Miami Area; and Washington, D.C./Baltimore. We intend to invest in several types of Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate, including warehouse/distribution, flex (including light manufacturing and R&D) and transshipment. We will target functional buildings in infill locations that may be shared by multiple tenants and that cater to customer demand within the various submarkets in which we operate. We do not expect to invest outside of the United States.

We selected our target markets by drawing upon Mr. Patricks and Mr. Callahans experiences in investing and operating in over 50 global Triple Net Lease, multifamily, and single family (1 to 4 unit) markets located in North America, Europe and Asia and in anticipation of trends in logistics patterns resulting from population changes, regulatory and physical constraints, potential long term increases in carbon prices and other factors. We believe that our target markets have attractive long term investment attributes. We will target assets with characteristics that include, but are not limited to, the following:

*	located in high population markets (1,000,000 or more);
*	close proximity to transportation infrastructure (such as sea ports, airports, highways and railways);
*	situated in supply constrained sub markets with barriers to new Triple Net Lease, multifamily, and single family (1 to 4 unit) development, as a result of physical and/or regulatory constraints;
*	functional and flexible layout that can be modified to accommodate single and multiple tenants;
*	acquisition price at a significant discount to the replacement cost of the property;
* *	potential for enhanced return through retenanting or operational improvements; and opportunity for higher and better use of the property over time.

We will utilize local third party property managers for day to day property management. We believe outsourcing property management is cost effective and provides us with operational flexibility to scale our investments within any chosen market.

 While not prohibited from doing so, we have no current intention to acquire land or to pursue ground up development. However, we may pursue redevelopment opportunities of properties that we own.

 We expect the significant majority of our investments will be equity interests. We will opportunistically target investments in debt secured by Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate that would otherwise meet our investment criteria with the intention of ultimately acquiring the underlying real estate.

 There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or property type.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not currently anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short term profits from their sale, but we may engage in these activities in the future.

We do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Investments in Mortgages, Structured Financings and Other Lending Policies

We may invest in loans secured by Triple Net Lease, multifamily, and single family (1 to 4 unit) properties or make loans to persons. We do not have a policy limiting our ability to invest in loans secured by other properties or to make loans to other persons. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Disposition Policy

We will consider dispositions of properties that we may acquire in the future, subject to REIT qualification and prohibited transaction rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Our Financing Policy

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using retained cash flows, long term debt and the issuance of common and perpetual preferred stock to finance our growth.

We intend to limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding preferred shares to less than 40% of our total enterprise value, maintain a fixed charge coverage ratio in excess of 2.0x and over the long term, limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness. However, our governing documents contain no limitations on the amount of debt that we may incur, and our board of directors may change our financing policy at any time without stockholder approval.

We intend to have staggered debt maturities that are aligned to our expected average lease term (57 years), positioning us to reprice parts of our capital structure as our rental rates change with market conditions. We intend to preserve a flexible capital structure with a long term goal to obtain an investment grade rating and be in a position to issue unsecured debt and perpetual preferred stock. Prior to attaining an investment grade rating, we intend to primarily utilize non recourse debt secured by individual properties or pools of properties with a targeted maximum loan to value of 65% at the time of financing.

After completion of this offering, we expect to consummate a proposed senior revolving credit facility to finance acquisitions. We have obtained a commitment, which is subject to the negotiation of definitive loan documents and the satisfaction of closing conditions, for a threeyear, $50.0 million senior revolving credit facility from Underwriter 2 Affiliate (an affiliate of Underwriter 2 Inc., which is a lead manager in this offering), as administrative agent, and Underwriter 2 Inc., in its capacity as the lead arranger.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of directors has the authority, without further stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock we are authorized to issue or the number of authorized shares of any class or series, to authorize us to issue additional authorized shares of common and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue shares of common stock in connection with acquisitions.

Our board of directors may authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our shares of common stock or otherwise might be in their best interests. Additionally, shares of preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our shares of common stock.

We may, under certain circumstances, purchase shares of common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors or a committee thereof. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Conflict of Interest Policies

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. We have also adopted a code of business conduct and ethics that prohibits conflicts of interest between our employees, officers and directors and our company. However, there can be no assurance that these policies will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders. We do not currently intend to enter into agreements with third party property managers that are our affiliates or affiliates of our officers or directors, but we are not prohibited from entering into such agreements.

Interested Director and Officer Transactions

Pursuant to the CGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the directors vote in favor thereof, provided that:

  the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;
  the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or
  the transaction or contract is fair and reasonable to us.

Reporting Policies

 We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

We were organized as a California corporation on September 30, 2010. We are not structured as an UPREIT. Currently, we have no subsidiaries. In the future, we will own our properties indirectly through subsidiaries and may utilize one or more taxable REIT subsidiaries as appropriate.

 DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to California law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information".

General

Our charter provides that we may issue up to 65,000,000 shares of common stock and 10,000,000 shares of preferred stock, both having par value $0.01 per share. Upon completion of this offering 2,805,714 shares of common stock will be revalued at $3.00per share, issued and outstanding and no shares of preferred stock will be issued and outstanding. Our board of directors, without any action on the part of our stockholders, may establish the terms of any stock to be issued and, with the approval of a majority of the entire board, may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series. Under California law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting. Subject to our charter restrictions on the transfer and ownership of our stock and the preferential rights of holders of any other class or series of our stock, distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our charter restrictions on the transfer and ownership of our stock. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. In an uncontested election, a director is elected if he or she receives more "for" votes than "against" or "withheld" votes, and there is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors.

Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to the issuance of shares of each class or series, the board of directors is required by California law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock and the terms of any outstanding class or series of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or that stockholders may believe is in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as of common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, commencing with the last day of the first half of the second taxable year for which we have elected to be classified as REIT, no individual (as defined under the Code to include certain entities) may actually or constructively own more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Subject to the exceptions described below, our charter further prohibits any person or entity from beneficially or constructively owning shares in excess of these limits after the completion of this offering. We refer to these restrictions as the "ownership limits" and we sometimes refer to the restrictions on ownership by a person or entity separately as the "related party tenant limit." We refer to a person or entity that would, but for the restrictions in our charter, have beneficially or constructively owned shares of our stock in violation of the ownership limit or the other restrictions on ownership and transfer of our stock described below and, if appropriate in the context, any person or entity that would have been the record owner of such shares as a "prohibited owner."

The beneficial and constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of our outstanding stock or less than 9.8% in value or number of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value of our outstanding stock or 9.8% in value or number of our outstanding common stock and thereby violate the applicable ownership limit.

Our charter provides that, subject to our directors duties under applicable law, upon request, our board of directors will, prospectively or retroactively, waive the related party tenant limit with respect to a particular stockholder, and establish a different limitation ownership for the stockholder, unless such stockholders increased ownership of our stock would result in us failing to qualify as a REIT or our board of directors determines in its sole judgment that such stockholders increased ownership could result in any of our rental income to fail to qualify as such for REIT testing purposes as a result of the "related party tenant" rules that apply to REITs. As a condition of such waiver, our board of directors may require certain representations and undertakings from the stockholder and/or an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to preserving our REIT status.

Our board of directors may from time to time increase the ownership limits for one or more persons or entities and decrease the ownership limits for all other persons and entities unless, after giving effect to such modification of the ownership limits, five or fewer individuals could beneficially own more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. Any such decrease in the ownership limits will not apply to any person or entity whose ownership of our stock exceeds the decreased ownership limits until the persons or entitys ownership of our stock equals or falls below the decreased ownership limits, but any further acquisition of our stock by such a person or entity will violate the decreased ownership limits.

Our charter provisions further prohibit:

* *

any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

any person from owning shares of our stock after the completion of this offering if such ownership would result in our failing to qualify as a REIT for federal income tax purposes.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any or all of the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT, but only to the extent thereof.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limit or such other limit as established by our board of directors or would result in our failing to qualify as a REIT, then that number of shares in excess of the ownership limit or causing us to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our failing to qualify as a REIT, then our charter provides that the transfer of the shares resulting in such violation will be void. If any transfer would result in shares of our stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.

Shares of our stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount so payable to the trustee by the amount of any dividends or other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee as described above and pay such amount to the trustee for distribution to the beneficiary of the trust. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. After that, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the cause of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividends or other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to California law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustees sole discretion:

* *

to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

  However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines in good faith that a proposed transfer or other event has occurred that would result in a violation of the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors will take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing the company to redeem shares of common stock or preferred stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of our stock, upon request following the end of each of our taxable years, must give us written notice stating the persons name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with any additional information that we request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our shares of common stock to be determined.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

        Please note that in this section entitled "Description of the Debt Securities We May Offer," references to "holders" mean those who own debt securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book entry form through one or more depositaries. Owners of beneficial interests in the debt securities should also read the section entitled "Legal Ownership and Book entry Issuance."

        The following description summarizes the material provisions of our debt securities. The debt securities are to be issued under an existing indenture dated as of September 1, 1993 between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the "indenture"), which has been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. This description is not complete and is subject to, and is qualified in its entirety by reference to, the indenture and the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The specific terms of any series of debt securities will be described in the applicable prospectus supplement, and may differ from the general description of the terms presented below. Whenever particular defined terms of the indenture, as supplemented or amended from time to time, are referred to in this prospectus or a prospectus supplement, those defined terms are incorporated in this prospectus or such prospectus supplement by reference.

General

        The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture and provides that the debt securities may be issued from time to time in one or more series. All securities issued under the indenture will rank equally and ratably with all other securities issued under the indenture.

        The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The debt securities are not, by their terms, subordinate in right of payment to any of our other indebtedness.

        Because our assets consist principally of interests in the subsidiaries through which we conduct our businesses, our right to participate as an equity holder in any distribution of assets of any of our subsidiaries upon the subsidiarys liquidation or otherwise, and thus the ability of our security holders to benefit from the distribution, is junior to creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are recognized. In addition, dividends, loans and advances to us from some of our subsidiaries are restricted by net capital requirements under the Securities Exchange Act of 1934 and under rules of securities exchanges and other regulatory bodies. Furthermore, because some of our subsidiaries are partnerships in which we are a general partner, we may be liable for their obligations. We also guarantee many of the obligations of our subsidiaries. Any liability we may have for our subsidiaries obligations could reduce our assets that are available to satisfy our direct creditors, including investors in our securities.

        The prospectus supplement and any related pricing supplement will describe certain terms of the debt securities offered by that prospectus supplement, including:

* the title of the debt securities;

* any limit on the aggregate principal amount of the debt securities and their purchase price;

* the date or dates on which the debt securities will mature;

* the rate or rates per annum (or manner in which interest is to be determined) at which the debt securities will bear interest, if any, and the date from which the interest, if any, will accrue;

* the dates on which interest, if any, on the debt securities will be payable and the regular record dates for these interest payment dates;

* any mandatory or optional sinking fund or analogous provisions;

* additional provisions, if any, for the defeasance of the debt securities;

* t he date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any optional or mandatory redemption or repayment provisions;

* whether the debt securities are to be issued in whole or in part in registered form represented by one or more registered global securities and, if so, the identity of the depositary for the registered global securities;

* to the extent appropriate, any applicable material United States federal income tax consequences; and

* any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

    Principal of, premium, if any, and interest, if any, on the debt securities will be payable at the place or places designated by us and set forth in the applicable prospectus supplement. Interest, if any, on the debt securities will be paid, unless otherwise provided in the applicable prospectus supplement, by check mailed to the person in whose name the debt securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at the address of the related holder appearing on the register of debt securities. The trustee will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities, subject to any restrictions set forth in the applicable prospectus supplement relating to the debt securities.

        Unless otherwise provided in the applicable prospectus supplement or pricing supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any larger amount that is an integral multiple of $1,000. Debt securities may be presented for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the prospectus supplement. These services will be provided without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer, but subject to the limitations provided in the indenture.

        Debt securities will bear interest at a fixed rate or a floating rate. The debt securities may be issued at a price less than their stated redemption price at maturity, resulting in the debt securities being treated as issued with original issue discount for United States federal income tax purposes. Any original issue discount debt securities may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Special United States federal income tax and other considerations applicable to any of these discounted notes will be described in the prospectus supplement or pricing supplement.

        The indenture provides that all debt securities of any one series need not be issued at the same time and we may, from time to time, issue additional debt securities of a previously issued series without your consent and without notifying you. In addition, the indenture provides that we may issue debt securities with terms different from those of any other series of debt securities and, within a series of debt securities, certain terms (such as interest rate or manner in which interest is calculated and maturity date) may differ.

Conversion Rights

        The terms, if any, on which debt securities of a series may be exchanged for or converted into shares of our common stock, preferred stock, debt securities of another series or other securities will be set forth in the prospectus supplement relating to the series. To protect our status as a REIT, a holder may not convert any debt security, and the debt security is not convertible by any holder, if as a result of the conversion any person would then be deemed to beneficially own, directly or indirectly, 9.8% or more of our common stock.

Global Debt Securities

        Unless we specify otherwise in the applicable prospectus supplement, the registered debt securities of a series will be issued only in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or a nominee of the depository. Ownership of beneficial interests in a registered global security will be limited to persons, or participants, that have accounts with the depositary for the registered global security or persons that may hold interests through participants.

        Those who own beneficial interests in a global debt security will do so through participants in the depositarys securities clearance system, and the rights of those indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book entry securities under "Legal Ownership and Book entry Issuance."

Covenants

Limitation on Borrowing Money

        In the indenture, we have agreed not to create, assume, incur or otherwise become liable in respect of any:

        (a)   Senior Debt, unless the aggregate principal amount of our Senior Debt outstanding will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 300% of Capital Base and (ii) 500% of Tangible Net Worth; and

        (b)   Non Recourse Debt, unless the aggregate principal amount of our Senior Debt and Non Recourse Debt outstanding will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 500% of Capital Base.

        For the purpose of this limitation as to borrowing money, the following terms have the following meanings:

* "Senior Debt" means all Debt other than Non Recourse Debt and Subordinated Debt;

* "Debt," with respect to any Person, means:

(a) its indebtedness, secured or unsecured, for borrowed money;

(b) Liabilities secured by any existing lien on property owned by the Person;

(c) Capital Lease Obligations and the present value of all payments due under any arrangement for retention of title (discounted at the implicit rate if known and at 9% otherwise) if the arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and

(d) guarantees of obligations of the character specified in clauses (a), (b) and (c) above to the full extent of the liability of the guarantor (discounted to present value, as provided in clause (c) above, in the case of guarantees of title retention arrangements).

* "Capital Lease" means at any time any lease of Property which, in accordance with generally accepted accounting principles, would at that time be required to be capitalized on a balance sheet of the lessee;

* "Capital Lease Obligation" means at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at that time be so required to be capitalized on a balance sheet of the lessee;

* "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible;

* "Person" means an individual, partnership, joint venture, jointstock company, association, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof;

* "Non Recourse Debt," with respect to any Person, means any Debt secured by, and only by, property on or with respect to which the Debt is incurred where the rights and remedies of the holder of the Debt in the event of default do not extend to assets other than the property constituting security for the Debt;

* "Subordinated Debt" means any of our unsecured Debt which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such Debt (to which appropriate reference shall be made in the instruments evidencing such Debt if not contained therein) to the debt securities (and, at our option, if so provided, to our Debt, either generally or as specifically designated);

* "Capital Base" means, at any date, the sum of Tangible Net Worth and Subordinated Debt;

* "Tangible Net Worth" means, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of our Tangible Assets at that date, minus the amount of our Liabilities at that date;

* "Tangible Assets" means all of our assets (including assets held subject to Capital Leases and other arrangements pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), except: (a) deferred assets other than prepaid insurance, prepaid taxes and deposits; (b) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangibles; and (c) unamortized debt discount and expense; and

* "Liabilities" means at any date the items shown as liabilities on our balance sheet, except any items of deferred income, including capital gains.

Consolidation, Merger and Sale of Assets

        We may not consolidate or merge with or into or transfer or lease our assets substantially as an entirety to any person unless we are the continuing corporation or the successor corporation or person to which the assets are transferred or leased is organized under the laws of the United States or any state of the United States or the District of Columbia and expressly assumes our obligations on the debt securities and under the indenture, and after giving effect to the transaction no event of default under the indenture has occurred and is continuing, and certain other conditions are met.

Additional Covenants

        Any additional covenants that we agree to with respect to a series of the debt securities will be set forth in the prospectus supplement or related pricing supplement.

Events of Default

        The following are events of default under the indenture with respect to the debt securities of any series:

* failure to pay principal of or any premium on any debt security of the series when due;

* failure to pay any interest on any debt security of the series when due, continued for 30 days;

* failure to deposit any sinking fund payment when due in respect of any debt security of the series;

* failure to perform any other of our covenants or warranties in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of one or more series of debt securities other than that series), continued for 60 days after written notice by the trustee to us or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to us and the trustee as provided in the indenture;

* certain events in bankruptcy, insolvency, conservatorship, receivership or reorganization of us;

* an acceleration of the date on which any of our other indebtedness evidenced by any mortgage, indenture or instrument shall be due and payable, in an aggregate principal amount exceeding $20,000,000 and such acceleration is not rescinded or annulled within 10 days after written notice is given by the trustee to us or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to us and the trustee as provided in the indenture; and

* the occurrence of any other event of default provided with respect to the debt securities of that series.

        If an event of default with respect to the outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the outstanding debt securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

        The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to a series of debt securities, give to the holders of the outstanding debt securities of the series notice of all uncured defaults known to it. Except in the case of default in the payment of principal, premium, if any, or interest, if any, on any debt securities of a series, the trustee shall be protected in withholding the notice if the trustee in good faith determines that the withholding of the notice is in the interest of the holders of outstanding debt securities of the series.

        The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

        We are required to furnish to the trustee annually a statement as to our performance of certain obligations under the indenture and as to any default in our performance.

Modification, Waiver and Amendment

        The indenture provides that modifications and amendments may be made by us and the trustee to the indenture without the consent of any holders:

* to cure any ambiguity;

* to provide for our successor to assume the indenture;

* to provide for a successor trustee;

* to change or eliminate any provisions of the indenture with respect to all or any series of the debt securities not then outstanding;

* to add to the covenants of HCP for the benefit of the holders of all or any series of debt securities;

* to maintain the qualification of the indenture under the Trust Indenture Act; or

* to make other changes specified in the indenture.

        The indenture provides that modifications and amendments may be made by us and the trustee to the indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

* change the stated maturity of the principal of, or any installment of principal of, premium, if any, or interest, if any, on any debt security;

* reduce the principal amount of, premium, if any, or interest, if any, on any debt security;

* reduce the amount of principal of an original issue discount debt security payable upon acceleration of the stated maturity of the debt security;

* change the place or currency of payment of the principal of, premium, if any, or interest, if any, on any debt security;

* impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

* reduce the percentage in aggregate principal amount of the outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

* modify the provisions of the indenture providing for the modification, waiver or amendment of provisions of the indenture regarding waivers of events of default or the provisions providing that we maintain certain insurance.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series will be able, on behalf of all holders of the debt securities of that series, to waive compliance by us with certain restrictive provisions of the indenture, or any past default under the indenture with respect to the debt securities of that series, except a default in the payment of principal, premium, if any, or interest, if any, or in respect of a provision of the indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security of the series affected.

Satisfaction and Discharge of Indenture

        The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations including, among other things, our obligation to pay the principal of, premium, if any, or interest, if any, on any debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the payment in full of the principal of, premium, if any, and interest, if any, on all of the debt securities of that series or the deposit with the trustee of an amount of cash sufficient for the payment or redemption, in accordance with the indenture.

Defeasance

        We will be able to terminate certain of our obligations under the indenture with respect to the debt securities of any series on the terms and subject to the conditions contained in the indenture by depositing in trust with the trustee cash or U.S. government obligations (or combination thereof) sufficient to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series to their maturity or redemption date in accordance with the terms of the indenture and the debt securities of the series.

Governing Law and Consent to Jurisdiction

        The indenture is and the debt securities issued thereunder will be governed by and construed in accordance with the laws of the State of California.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the trustee should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us. However, if the trustee acquires any conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended.

        The indenture provides that, in case an event of default should occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

LEGAL OWNERSHIP AND BOOK ENTRY ISSUANCE

        In this section, we describe special considerations that will apply to registered securities issued in globali.e., book entryform. First, we describe the difference between legal ownership and indirect ownership of registered securities. Then, we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

        Each security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee, warrant agent or other agent maintain for this purpose, as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors (i.e., persons or institutions purchasing securities in the offering to which a prospectus supplement relates) in securities issued in book entry form or in street name will be indirect owners.

Book entry Owners

        We will issue each security in book entry form only, unless we specify otherwise in the applicable prospectus supplement. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositarys book entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Under the indenture with respect to our debt securities, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositarys book entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

        In the future we may terminate a global security or issue securities initially in non global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

        Our obligations as well as the obligations of any trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purposee.g., to amend an indenture for a series of debt securities or warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenturewe would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

        When we refer to "you" in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to "your securities" in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

        If you hold securities through a bank, broker or other financial institution, either in book entry form or in street name, you should check with your own institution to find out:

* how it handles securities payments and notices;

* whether it imposes fees or charges;

* whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or stock purchase contract or to exchange or convert a security for or into other property;

* how it would handle a request for the holders consent, if ever required;

* whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

* how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

* if the securities are in book entry form, how the depositarys rules and procedures will affect these matters.

What is a Global Security?

        We will issue each security in book entry form only, unless we specify otherwise in the applicable prospectus supplement. Each security issued in book entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or their nominees, which we select. A financial institution that we select for any security for this purpose is called the "depositary" for that security. A security will usually have only one depositary but it may have more.

        Each series of securities will have one or more of the following as the depositaries:

* The Depository Trust Company, New York, New York, which is known as DTC;

* a financial institution holding the securities on behalf of Euroclear;

* a financial institution holding the securities on behalf of Clearstream; and

* any other clearing system or financial institution named in the applicable prospectus supplement.

        The depositaries named above may also be participants in one anothers systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in the applicable prospectus supplement; if none is named, the depositary will be DTC.

        A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Holders Option to Obtain a Non Global Security; Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "Holders Option to Obtain a Non Global Security; Special Situations When a Global Security Will Be Terminated." If termination occurs, we may issue the securities through another book entry clearing system or decide that the securities may no longer be held through any book entry clearing system.

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Special Considerations for Global Securities

        As an indirect owner, an investors rights relating to a global security will be governed by the account rules of the depositary, those of the investors financial institution (e.g., Euroclear and Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

 If securities are issued only in the form of a global security, an investor should be aware of the following:

* an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non global certificates for his or her interest in the securities, except in the special situations we describe below;

* an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "Who is the Legal Owner of a Registered SecurityLegal Holders" above;

* an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non book entry form;

* an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

* the depositarys policies and those of any participant in the depositarys system or other intermediary (e.g., Euroclear or Clearstream, if DTC is the depositary) through which that institution holds security interests, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investors interest in a global security. We and the trustee will have no responsibility for any aspect of the depositarys policies or actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

* the depositary will require that those who purchase and sell interests in a global security within its book entry system use immediately available funds and your broker or bank may require you to do so as well; and

* financial institutions that participate in the depositarys book entry system and through which an investor holds its interest in the global securities (including Euroclear and Clearstream, if you hold through them when the depositary is DTC) may also have their own policies affecting payments, notices and other matters relating to the securities. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions of any of those intermediaries.

Holders Option to Obtain a Non Global Security; Special Situations When a Global Security Will Be Terminated

        If we issue any series of securities in book entry form but we choose to give the beneficial owners of that series the right to obtain non global securities, any beneficial owner entitled to obtain non global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owners bank, broker or other financial institution through which that owner holds its beneficial interest in the securities.

        In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "Who is the Legal Owner of a Registered Security."

        The special situations for termination of a global security are as follows:

* DTC notifies us that it is unwilling or unable to continue acting as the depositary for that global security, or DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, and in either case we fail to appoint a successor depositary within 60 days;

* we order in our sole discretion that such global security will be transferable, registrable and exchangeable; or

* in the case of a global security representing debt securities or warrants issued under an indenture, an event of default has occurred with regard to that global security and is continuing.

* If a global security is terminated, only the depositary, and neither we, the trustee for any debt security, the warrant agent for any warrants or the unit agent for any units, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

        Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book entry delivery of securities against payment.

        As long as any global security is held by Euroclear or Clearstream, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system.

        If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

        If Euroclear or Clearstream is the depositary for a global security, or if DTC is the depositary for a global security and Euroclear and Clearstream hold interests in the global security as participants in DTC, then Euroclear and Clearstream will hold interests in the global security on behalf of the participants in their systems.

        Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTCs rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

        Investors will be able to make and receive through Euroclear and Clearstream payments, notices and other communications and deliveries involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of timezone differences, U.S. investors who hold their interests in the securities through these systems, and wish to transfer their interests, or to receive or make a payment or delivery with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

MATERIAL PROVISIONS OF CALIFORNIA LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of California law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to California law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information".

The California Corporations Code (CCC) and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Board of Directors; Vacancies; Removals

Our charter provides that the number of directors will be set only by a majority of our entire board of directors within specified limits set forth in our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the CGCL, which is one, nor, unless our bylaws are amended, more than 11. Because our board of directors and our stockholders have the power to amend this provision of our bylaws, either our board of directors or our stockholders, by a vote of a majority of the votes entitled to be cast by holders of outstanding shares of our common stock, could modify this provision of our bylaws to change that range. Our bylaws also provide that, in an uncontested election, a director is elected if he or she receives more "for" votes than "against" or "withheld" votes to serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Under our corporate governance guidelines, any director who fails to be elected by a majority vote is required to tender his or her resignation to our board of directors, subject to acceptance. Our nominating and corporate governance committee will make a recommendation to our board of directors on whether to accept or reject the resignation, or whether other action should be taken. Our board of directors will then act on our nominating and corporate governance committees recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the directors successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in our boards decision.

Our charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. This provision precludes stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees.

Our bylaws empower our stockholders to fill vacancies on our board of directors that are caused by the removal of a director. Our board of directors may also fill vacancies that are caused by an increase in the number of directors, the death, resignation or removal of a director. Any director appointed by our board of directors to fill a vacancy on the board will hold office until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. However, our corporate governance guidelines will require an individual elected by our board of directors to fill a vacancy created by the removal of a director by our stockholders to tender his or her resignation if a special meeting to approve such election is requested by our stockholders and held in accordance with the provisions of our bylaws prior to the next annual meeting of stockholders and the directors election is not approved by our stockholders at the special meeting.

Action by Stockholders

Under the CGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting unless the charter provides for a lesser percentage (which our charter currently does not). These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholderrequested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures and provided the information required by our bylaws. With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) by or at the direction of the board of directors (ii) by the stockholder that has requested that the special meeting be called for the purpose of electing directors and has complied with the procedures and provided the information required by our bylaws in connection with such request or (iii) provided that the special meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the special meeting, and who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions and provided the information required by our bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders shall be called in accordance with the CGCL and the companies bylaws provide that a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, or by the holders of shares entitled to cast not less than 10% of the votes at the meeting.

ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS

Our Bylaws provide that, subject to certain notice requirements, any action which, under any provision of the CGCL, may be taken at a meeting of shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

AMENDMENTS TO ARTICLES, CHARTER AND BYLAWS

Under the CGCL, the articles of incorporation may be amended only if such amendment is approved by the board of directors and by the holders of a majority of the outstanding shares of stock entitled to vote on the matter. Under the CGCL, a corporations bylaws may be adopted, amended or repealed by approval of the shareholders or by the board of directors; however, the shareholders may never be divested of the power to adopt, amend or repeal the bylaws. In addition, the CGCL provides that a bylaw changing a fixed number of directors or the maximum or minimum number of directors may only be adopted by the holders of a majority of the shares entitled to vote. Our bylaws provide that, subject to any exception, new bylaws may be adopted or The Bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written consent of shareholders entitled to vote such shares, and The Bylaws also provide that, subject to the rights of shareholders set forth above and any other exceptions, bylaws other than a bylaw or amendment thereof changing the authorized number of directors may be adopted, amended or repealed by The Board.

No Stockholder Rights Plan

We have no stockholder rights plan. In the future, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

No Appraisal Rights

As permitted by the CGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our entire board of directors determines that appraisal rights will apply, with respect to all or any classes and series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. This is in addition to California law provisions that generally eliminate appraisal rights for exchangelisted securities.

Business Combinations

 The CGCL contains no business combination statute. However, the CGCL requires delivery of a fairness opinion in connection with (i) a tender offer, including a share exchange tender offer, (ii) a merger (other than a shortform merger such as the Reincorporation Merger), (iii) the acquisition of control of the outstanding shares or of all or substantially all of the assets of the corporation in exchange for stock or other securities, or (iv) a sale of all or substantially all of the corporations assets proposed by an interested party (an "Interested Party") to the corporation or some or all of its shareholders. The CGCL defines "Interested Party" to include a person who (a) directly or indirectly controls the corporation that is the subject of the proposed combination, (b) is directly or indirectly controlled by an officer or director of the subject corporation or (c) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation.

Control Share Acquisitions

 The CGCL contains no provisions governing acquisitions of control shares.

Interested Director and Officer Transactions

Under California law, certain contracts or transactions in which one or more of a corporations directors has an interest are not void or voidable solely because of such interest if certain conditions are met. Under California law (a) either the shareholders or the board of directors must approve any contract or transaction after full disclosure of the material facts (and in the case of board approval, the contract or transaction must also be "just and reasonable") or (b) the contract or transaction must have been just and reasonable at the time it was authorized or approved. California law has a more stringent requirement than Maryland law in circumstances where board approval is sought with respect to an interested director transaction. The contract or transaction must be just and reasonable and must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

The CGCL also provides that any loan or guarantee to or for the benefit of a director or officer of the corporation or its parent requires the approval of the shareholders unless such loan or guaranty is pursuant to a plan that has been approved by the holders of a majority of the outstanding shares. However, under the CGCL, the bylaws of a corporation with more than 100 shareholders may authorize the board of directors alone to approve loans or guaranties to directors and officers.

We will adopt a policy which requires that all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non affiliated security holders, although our board of directors will have no obligation to do so.

Indemnification and Limitation of Directors and Officers Liability

The CGCL contains provisions authorizing corporations to indemnify an officer or director if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. The CGCL also permits the corporation to advance expenses to a director or officer, if the corporation receives an undertaking, usually in the form of a bond, by or on behalf of the director or officer to repay any amounts advanced if it is determined ultimately that the director or officer is not entitled to be indemnified under the CGCL. Under the CGCL, the termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person failed to meet the standard of conduct necessary to allow indemnification. In addition, the CGCL permits indemnification for judgments of liability and settlements in derivative actions except that (a) indemnification may only be made with court approval when a person is adjudged liable to the corporation in the performance of that persons duty to the corporation and its shareholders and (b) indemnification of amounts paid to settle and/or expenses incurred to defend a threatened or pending action shall not be made when such threatened or pending action is settled or otherwise disposed of without court approval. No indemnification is permitted under the CGCL for the actions for which liability for money damages may not be limited. The Bylaws provide that the agents of the Company are indemnified and held harmless from all liability arising from or related to a breach of duty to the Company or its stockholders. The Bylaws further provide that such indemnification is not exclusive of any other rights the agents of the corporation may have, including other rights pursuant to the laws of California.

As used in the indemnification provisions of The Bylaws, "agents" of the Company include any person who is or was a director, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

Indemnification Agreements

We intend to enter into an indemnification agreement with each of our executive officers and directors as described in "Management  Indemnification Agreements".

Inspection of Books and Records

Under the CGCL, upon written demand for any purpose reasonably related to the shareholders interest as a shareholder, any shareholder of the Company may inspect and copy the record of shareholders and inspect any other corporate books and records. A shareholder or shareholders (a) who hold at least 5% of the outstanding voting shares of the corporation or (b) who hold at least 1% of those voting shares and have filed a Schedule 14A with the Securities and Exchange Commission shall have an absolute right to inspect and copy the record of shareholders. These rights apply both to any California corporation and any foreign corporation that keeps such records in California or has its principal executive office in California.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

 General

Prior to this offering, there has been no public market for our common stock. Trading of our common stock on the NYSE is expected to commence immediately following the completion of this offering. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Upon completion of this offering, we will have outstanding an aggregate of approximately 2,805,714 shares of our common stock. The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our "affiliates", as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common stock from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144s volume limitations, manner of sale provisions, public information requirements and notice requirements.

Grants under the 2011 Equity Incentive Plan

Following completion of this offering, we intend to file with the SEC a registration statement on Form S8 covering the shares of common stock issuable under the 2011 Equity Plan. Shares of our common stock covered by this registration statement, including any shares of restricted stock, shares underlying performance awards or unrestricted shares, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lockup Agreements

We and each of our officers, directors, and holders of substantially all of the our common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Underwriter 1, as representative of the underwriters. This agreement does not apply to the 2011 Equity Plan. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

The 180day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180day restricted period, we announce that we will release earnings results during the 15day period following the last day of the 180day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

 General

The following is a summary of certain United States federal income tax considerations associated with an investment in our common shares that may be relevant to you as a stockholder. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, published administrative positions of the Internal Revenue Service, or the IRS, and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsels opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective holder of common stock in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of stock options or otherwise as compensation, taxexempt organizations except as provided below, financial institutions or brokerdealers, regulated investment companies, traders in securities that elect to use a marktomarket method of accounting for their security holdings, persons liable for the alternative minimum tax, persons that hold securities as part of a straddle or a hedging or conversion transaction, a U.S. stockholder (as defined below) whose functional currency is not the U.S. dollar, foreign corporations or persons who are not citizens or residents of the United States except as provided below, or others who are subject to special treatment under the Code. The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

This discussion is not intended to be, and should not be construed as, tax advice. We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

REIT Qualification

We intend to elect to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 2011. A REIT generally is not subject to United States federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. In addition, Goodwin Procter LLP has acted as our tax counsel in connection with this offering and has rendered to us an opinion to the effect that, commencing with our taxable year ending December 31, 2011, we will be organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers and our factual representations set forth in this registration statement. Goodwin Procter LLP will have no obligation to update its opinion subsequent to its date. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code discussed below, including through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership and the various other REIT qualification requirements imposed under the Code, the results of which will not be monitored by Goodwin Procter LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

Taxation as a REIT

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our stockholders. This treatment substantially eliminates "double taxation" (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, we will be subject to federal income tax as follows:

*

We will be taxed at regular corporate rates on any undistributed "REIT taxable income". REIT taxable income is the taxable income of the REIT, subject to specified adjustments, including a deduction for dividends paid.

*	Under some circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference.
*

If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other non qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

*

Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

*

If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but none the less maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

*

If we fail to satisfy any of the asset tests (other than a failure by a de minimis amount of the 5% or 10% asset tests) and we qualify for and satisfy certain cure provisions, then we will have to pay an excise tax equal to the greater of (1) $50,000 and (2) an amount determined by multiplying (x) the net income generated during a specified period by the assets that caused the failure by (y) the highest federal income tax rate applicable to corporations.

* *

If we fail to satisfy any REIT requirements other than the income test or asset test requirements and we qualify for a reasonable cause exception, then we may retain our REIT qualification, but we will have to pay a penalty equal to $50,000 for each such failure.

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute

*	during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years.

*

We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

*

If we should acquire any asset from a "C" corporation in a carryover basis transaction and we subsequently recognize gain on the disposition of such asset during the tenyear recognition period beginning on the date on which we acquired the asset, then, to the extent of any builtin gain, such gain will be subject to tax at the highest regular corporate rate. Builtin gain means the excess of (a) the fair market value of the asset as of the beginning of the applicable recognition period over (b) the adjusted basis in such asset as of the beginning of such recognition period.

* *

Income earned by our taxable REIT subsidiaries will be subject to tax at regular corporate rates.

We may be required to pay penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.

Requirements for Qualification as a REIT

We intend to elect to be taxable as a REIT for federal income tax purposes for our taxable year ending December 31, 2011 and do not intend to revoke such election for any subsequent taxable years. In order to qualify as a REIT, we must meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Code to include specified entities;

(7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non REIT taxable year.

Qualified REIT Subsidiaries and Disregarded Entities.  We intend to hold our assets through a limited liability company, which is a disregarded entity because we own 100% of the interests in it, directly or through other disregarded entities. If we own a corporate subsidiary that is a "qualified REIT subsidiary", or if we own 100% of the membership interests in a limited liability company or other unincorporated entity that does not elect to be treated as a corporation for federal income tax purposes, the separate existence of that subsidiary, limited liability company or other unincorporated entity generally will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for federal income tax purposes generally is disregarded as an entity separate from its owner for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary or disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of its owner. Thus, in applying the requirements in this section, our qualified REIT subsidiaries and disregarded entities will be ignored and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as ours. Neither a qualified REIT subsidiary nor a disregarded entity will be subject to federal corporate income taxation, although such entities may be subject to state and local taxation in some states.

Ownership of Partnership Interests by a REIT.  A REIT that is a partner in a partnership (or a member in a limited liability company or other entity that is treated as a partnership for federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnerships income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of the assets and items of income of any entity taxable as a partnership for federal income tax purposes in which we hold an interest will be treated as our assets and liabilities and our items of income for purposes of applying the requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which we own an interest include such entitys share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

Taxable REIT Subsidiaries.  A "taxable REIT subsidiary" of a REIT is a corporation in which the REIT directly or indirectly owns stock and that elects, together with the REIT, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. The election can be revoked at any time as long as the REIT and the taxable REIT subsidiary revoke such election jointly. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation (other than a REIT), that subsidiary will also be treated as a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. Other than certain activities related to operating or managing a lodging or health care facility, a taxable REIT subsidiary also can recognize income that would be subject to the 100% prohibited transaction tax, or income that would be non qualifying income under the gross income tests, if earned by a REIT. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Income Tests Applicable to REITs.  To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" (which includes certain of our expenses that are paid or reimbursed by tenants), gains on the disposition of real estate assets, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from temporary investments of new capital in stock or debt securities during the oneyear period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a fiveyear term. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

Rents received by us will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only a de minimis amount of services, unless those services are "customarily furnished or rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant". Accordingly, we may not provide "impermissible services" to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to "impermissible tenant service income". Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not "taint" the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless such property has been held by us for at least two years and certain other requirements are satisfied or the gain is realized in a taxable REIT subsidiary. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We generally intend to hold its properties for investment with a view to long term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties, consistent with our investment objectives. We cannot provide any assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax.

For purposes of the gross income tests, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of our common stock or certain long term debt obligations in stock and debt obligations, but only during the oneyear period beginning on the date we receive the new capital. If we are unable to invest sufficient amount of the net proceeds of this offering in real estate assets, as detailed below, within such oneyear period, we could fail the 75% gross income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and, following our identification of such failure for any taxable year, we file a schedule describing each item of our gross income described in the gross income tests in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non qualifying income that we intentionally incur exceeds the limits on non qualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under " Taxation as a REIT", even if these relief provisions apply, a tax would be imposed based on the amount of non qualifying income.

Asset Tests Applicable to REITs.  At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1) at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Real estate assets include, for this purpose, stock or debt instruments held for less than one year purchased with the proceeds of an offering of our shares or publicly offered long term debt;

  (2) not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

  (3) except for investments in qualified REIT subsidiaries, taxable REIT subsidiaries, equity interests in REITs or other securities that qualify as "real estate assets" for purposes of the test described in clause (1), the value of any one issuers securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of the total voting power of any one issuers outstanding securities; and we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

  (4) not more than 25% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

 Securities for purposes of the asset tests may include debt securities. However, the 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REITs interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnerships gross income is derived from sources that would qualify for the 75% gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REITs interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

 As provided above, stock or debt securities attributable to the temporary investment of new capital that we raise through the issuance of our common stock or certain long term debt obligations constitute good assets for purposes of the 75% asset test, but only during the oneyear period beginning on the date we receive the new capital. We intend to invest the net proceeds of this offering in interest bearing short term U.S. government and government agency securities. If we are unable to invest sufficient amount of the net proceeds of this offering in real estate assets, we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents.

 After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy any of the asset tests (other than the 10% voting limitation) at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy any such asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non qualifying assets within 30 days after the close of that quarter.

 Moreover, if we fail to satisfy any of the asset tests at the end of a calendar quarter during a taxable year and such failure is not cured within 30 days as described above, we will not lose our REIT status if one of the following additional exceptions applies: (A) the failure is due to a violation of the 5% or 10% asset tests and is "de minimis" (for this purpose, a "de minimis" failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million) and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within six months after the last day of the quarter in which our identification of the failure occurred; or (B) the failure is due to a violation of any of the asset tests (other than a "de minimis" violations of the 5% or 10% asset tests) and all of the following requirements are satisfied: (i) the failure is due to reasonable cause and not willful neglect, (ii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iii) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within six months after the last day of the quarter in which our identification of the failure occurred, and (iv) we pay an excise tax equal to the greater of (x) $50,000 and (y) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations.

Foreclosure Property.  Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

 Hedging Transactions.  We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% income tests if such hedging transaction is entered into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

 Annual Distribution Requirements Applicable to REITs.  To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of non cash income. In addition, if we recognize any builtin gain, we will be required, under Treasury Regulations, to distribute at least 90% of the builtin gain, after tax, recognized on the disposition of the applicable asset. See " Taxation as a REIT" for a discussion of the possible recognition of builtin gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

 We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

 It is possible that we, from time to time, may choose to retain cash to fund capital projects or future operations or may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, in part due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of non deductible expenses such as principal amortization or capital expenditures in excess of non cash deductions. In such event, we may find it necessary to arrange for borrowings or pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as "deficiency dividends". Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that we do not distribute (and are not deemed to have distributed, as described below) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these retained amounts at regular corporate tax rates.

 In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

  (1) 85% of our REIT ordinary income for the year;

  (2) 95% of our REIT capital gain net income for the year; and

  (3) any undistributed taxable income from prior taxable years.

 A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any such retained amounts would be treated as having been distributed.

 RecordKeeping Requirements.  We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT.  If we fail to satisfy any REIT requirements (other than the income test or asset test requirements, with respect to which specific cure provisions apply), we generally will be eligible for relief from REIT disqualification if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

 If we fail to qualify for taxation as a REIT in any taxable year and a relief provision does not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. Subject to limitations of the Code, corporate stockholders may be eligible for the dividendsreceived deduction and non corporate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains under the provisions of Section 1(h)(11) of the Code, for taxable years beginning before January 1, 2011. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.

 Taxation of U.S. Stockholders

 When we refer to a U.S. stockholder, we mean a beneficial owner of a share of our common stock that is, for United States federal income tax purposes:

  (1) a citizen or resident, as defined in Code Section 7701(b), of the United States;

  (2) a corporation, or other entity treated as a corporation for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

  (3) an estate the income of which is subject to federal income taxation regardless of its source; or

  (4) a trust that is subject to the primary supervision of a United States court and the control of one or more United States persons or that has a valid election in effect under the applicable Treasury Regulations to be treated as a United States person under the Code.

 Generally, in the case of a partnership (or other entity treated as such for federal income tax purposes) that holds our common stock, any partner that would be a U.S. stockholder if it held the common stock directly is also a U.S. stockholder. A "non U.S. stockholder" is a holder, including any partner in a partnership that holds our common stock, that is not a U.S. stockholder.

Distributions by Us.  So long as we qualify as a REIT, distributions to U.S. stockholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as dividend income and will not be eligible for the dividends received deduction generally available for corporations and generally will not be eligible for treatment as qualified dividend income by non corporate stockholders except with respect to the portion of any distribution (a) that represents income from dividends we receive from a TRS or a corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), or (b) that is equal to the sum of our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) for our previous taxable year and certain net builtin gain with respect to property acquired from a C corporation in certain transactions in which we must adopt the basis of the asset in the hands of the C corporation for such previous taxable year and less any taxes imposed on us for such previous taxable year. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholders shares. Rather, such distributions will reduce the adjusted basis of such shares, but not below zero. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. stockholders adjusted basis in its shares will be treated as gain from the sale or exchange of such shares taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared. This discussion applies equally to distributions payable in cash and taxable stock distributions.

 We may elect to designate distributions of our net capital gain as "capital gain dividends". Capital gain dividends are taxed to stockholders as gain from the sale or exchange of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to how long the U.S. stockholder has held its shares. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

 Instead of paying capital gain dividends, we may choose to retain all or part of our net capital gain and designate such amount as "undistributed capital gain". We will be subject to tax at regular corporate rates on any undistributed capital gains.

 A U.S. stockholder:

  (1) will include in its income as long term capital gains its proportionate share of such undistributed capital gains; and

  (2) will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. stockholders tax liability on the undistributed capital gains.

 A U.S. stockholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

 We will classify portions of any designated capital gain dividend or undistributed capital gains as either:

  (1) a 15% rate gain distribution, which would be taxable to non corporate U.S. stockholders at a maximum rate of 15% (for taxable years beginning before January 1, 2011); or

(2) an "unrecaptured Section 1250 gain" distribution, which would be taxable to non corporate U.S. stockholders at a maximum rate of 25%.

 We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate in excess of 25%.

 Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of shares of our common stock will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from our company generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of shares of our common stock as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their own income tax returns any net operating losses or capital losses of our company. Our operating or capital losses would be carried over for potential offset against our future income, subject to applicable limitations.

 We may make distributions to U.S. stockholders that are paid in common stock and are intended to be treated as dividends for U.S. federal income tax purposes. In that event, our U.S. stockholders would generally have taxable income with respect to such distributions of our common stock and may have tax liability on account of such distributions in excess of cash (if any) that is received.

Sales of Shares.  Upon any taxable sale or other disposition of shares, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

  (1) the amount of cash and the fair market value of any property received on the sale or other disposition; and

  (2) the holders adjusted basis in the shares for tax purposes.

 This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholders holding period in the shares (generally, if an asset has been held for more than one year it will produce long term capital gain) and the stockholders tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long term capital gain tax rates for non corporate stockholders) to a portion of capital gain realized by a non corporate stockholder on the sale of REIT shares that would correspond to the REITs "unrecaptured Section 1250 gain". Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common stock. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long term capital loss, to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long term capital gains. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the date of disposition.

 Taxation of TaxExempt Stockholders

 Except as provided below, if a taxexempt stockholder has not held its common stock as "debt financed property" within the meaning of the Code, the dividend income from our company will not be unrelated business taxable income, referred to as UBTI, to a taxexempt stockholder. Similarly, gain from the sale of shares will not constitute UBTI unless the taxexempt stockholder has held its shares as debt financed property within the meaning of the Code or is a dealer with respect to our shares.

However, for taxexempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts or qualified group legal services plans exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI; however, an organization exempt under Section 501(c)(9), (c)(17) or (c)(20) of the Code may reduce UBTI if it properly sets aside or reserves such amounts for certain purposes specified in the Code. These taxexempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

 In addition, a portion of the dividends paid by a "pensionheld REIT" are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is taxexempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the pensionheld REIT. Taxexempt pension funds that are described in Section 401(a) of the Code are referred to below as "pension trusts".

 A REIT is a pensionheld REIT if the following conditions apply:

  (1) it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by a pension trust will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  (2) either (a) at least one pension trust holds more than 25% of the value of the REITs stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REITs stock, collectively owns more than 50% of the value of the REITs stock.

 The percentage of any pensionheld REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where such percentage is less than 5% for any taxable year.

 The rules described above under the heading "  Taxation of U.S. Stockholders  Distributions by Us" concerning the inclusion of our designated undistributed capital gain in the income of our stockholders will apply to taxexempt stockholders. Thus, taxexempt stockholders will be allowed a credit or refund of the tax deemed paid by them in respect of the includible gain.

U.S. Taxation of Non U.S. Stockholders

 Distributions by Us.  Distributions by us to a non U.S. stockholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non U.S. stockholder of a U.S. trade or business or are attributable to a permanent establishment that the non U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non U.S. stockholder to U.S. taxation on a net income basis. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a U.S. trade or business or are attributable to a permanent establishment that the non U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty, will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as such dividends are taxable to U.S. stockholders, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to obtain a reduced rate of withholding under an applicable income tax treaty or to be exempt from withholding under the effectively connected income exemption. Any dividends received by a corporate non U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of our current and accumulated earnings and profits that exceed the non U.S. stockholders basis in its common stock will be taxable to a non U.S. stockholder as gain from the sale of common stock, which is discussed below. Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non U.S. stockholder in its common stock will reduce the non U.S. stockholders adjusted basis in its common stock, but not below zero, and will not be subject to federal income tax, but will be subject to U.S. withholding tax as described below.

We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non U.S. stockholder unless:

(1) a lower treaty rate applies and the non U.S. stockholder files with us an IRS Form W8BEN evidencing eligibility for that reduced treaty rate; or

(2) the non U.S. stockholder files with us an IRS Form W8ECI claiming that the distribution is income effectively connected with such non U.S. stockholders trade or business within the U.S.

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non U.S. stockholder may seek a refund of these amounts from the IRS if the non U.S. stockholders U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non U.S. stockholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to federal income taxation unless:

(1) the investment in our common stock is effectively connected with the non U.S. stockholders U.S. trade or business or are attributable to a permanent establishment that the non U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty, in which case the non U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

(2) the non U.S. stockholder is a non resident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the non resident alien individual will be subject to a 30% tax on the individuals capital gains.

Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA", subject to the exception discussed below for 5% or smaller holders of regularly traded classes of stock, distributions to a non U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of non resident alien individuals. Also, this gain may be subject to the 30% branch profits tax in the hands of a non U.S. stockholder that is a corporation.

We will be required to withhold and remit to the IRS 35% of any distributions to non U.S. stockholders that are designated as capital gain dividends, including any distributions that could have been designated as capital gain dividends. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non U.S. stockholders federal income tax liability. A non U.S. stockholder who receives distributions attributable to gain from a sale or exchange by us of U.S. real property interests will be required to file a federal income tax return for the taxable year.

A non U.S. stockholder that owns, actually or constructively, no more than 5% of our common stock at all times during the oneyear period ending on the date of the distribution will not be subject to the 35% FIRPTA withholding tax with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, if our common stock is regularly traded on an established securities market. Instead, any distributions made to such non U.S. stockholder will be subject to the general withholding rules discussed above which generally impose a withholding tax equal to 30% of the gross amount of each dividend distribution (unless reduced by treaty). We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering.

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains generally should be treated with respect to non U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, non U.S. stockholders would be able to offset as a credit against their federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual federal income tax liability.

As described above, we may make distributions that are paid in common stock and are intended to be treated as dividends for U.S. Federal income tax purposes. Such distributions, accordingly, would be treated in a manner consistent with the discussion under this heading "U.S. Taxation of Non U.S. Stockholders  Distributions by Us." If we are required to withhold an amount in excess of any cash distributed along with the common shares, we may retain and sell some of the common shares that would otherwise be distributed in order to satisfy our withholding obligations.

Sale of Common Stock.  Gain recognized by a non U.S. stockholder upon the sale or exchange of our common stock generally would not be subject to U.S. taxation unless:

(1) the investment in our common stock is effectively connected with the non U.S. stockholders U.S. trade or business, in which case the non U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain;

(2) the non U.S. stockholder is a non resident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a tax home in the U.S., in which case the non resident alien individual will be subject to a 30% tax on the individuals net capital gains for the taxable year; or

(3) our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common stock will not constitute a U.S. real property interest if we are a domestically controlled qualified investment entity. We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, we are a REIT and less than 50% in value of our stock is held directly or indirectly by non U.S. stockholders. We cannot guarantee that we will be a domestically controlled qualified investment entity.

Even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non U.S. stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non U.S. stockholder (1) disposes of an interest in our stock during the 30day period preceding the exdividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) directly or indirectly acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our stock within 30 days before or after such exdividend date. This rule does not apply if the exception for distributions to 5% or smaller holders of regularly traded classes of stock is satisfied.

Even if we do not qualify as a domestically controlled qualified investment entity at the time a non U.S. stockholder sells its common stock, our stock sold by such stockholder would not be considered a U.S. real property interest if:

(1) the class or series of stock sold is considered regularly traded under applicable Treasury Regulations on an established securities market; and

(2) the selling non U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the shorter of the fiveyear period ending on the date of the sale or exchange or the taxpayers holding period with respect to such stock.

We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, a non U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non resident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders.  In general, information reporting requirements will apply to distributions on our common stock and payments of the proceeds of the sale of our common stock to some stockholders, unless an exception applies. Further, the payee will be subject to backup withholding on any payments if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding;

(2) the IRS notifies the payor that the TIN furnished by the payee is incorrect;

(3) There has been a notified payee underreporting with respect to interest, dividends, or original issue discount described in Section 3406(c) of the Code; or

(4) the payee fails to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some stockholders, including corporations and tax exempt organizations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholders federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.

Non U.S. Stockholders.  Generally, information reporting will apply to payments of distributions on our common stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non U.S. stockholder certifies as to its non U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non U.S. stockholder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non U.S. stockholders foreign status and has no actual knowledge to the contrary. Any amount withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against such stockholders U.S. federal income tax liability (which might entitle such stockholder to a refund), provided that the required information is furnished to the IRS.

Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of the these Treasury Regulations varies depending on the stockholders particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Consequences

Our company and its stockholders may be subject to state and local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of our company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities. To the extent that we and any of our subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to stockholders.

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our common stock.

ERISA CONSIDERATIONS

The advice set forth below was not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of avoiding United States federal tax penalties that may be imposed on the taxpayer. The advice was written to support the promotion or marketing of the transaction(s) or matter(s) addressed herein. Each taxpayer should seek advice based upon the taxpayers particular circumstances from an independent tax advisor. The foregoing language is intended to satisfy the requirements under the regulations in Section 10.35 of Circular 230.

General

The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on employee benefit plans (as defined in Section 3(3) of ERISA) subject to the provisions of Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, "ERISA Plans"), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISAs general fiduciary requirements, including the requirement of investment prudence and diversification. In addition, ERISA requires the fiduciary of an ERISA Plan to maintain the indicia of ownership of the ERISA Plans assets within the jurisdiction of the United States district courts. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plans particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under "Risk Factors", the nature of our business, the length of our operating history and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of our common stock.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, "Plans")) and certain persons (referred to as "parties in interest" or "disqualified persons") having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non exempt prohibited transaction may be subject to non deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing our common stock.

The Plan Assets Regulation

The United States Department of Labor has issued a regulation, 29 CFR Section 2510.3101 (as modified by Section 3(42) of ERISA, the "Plan Assets Regulation"), describing what constitutes the assets of a Plan with respect to the Plans investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility provisions of Title I of ERISA, and Section 4975 of the Code. Under the Plan Assets Regulation, if a Plan invests in an "equity interest" of an entity (which is defined as an interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features) that is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act, the Plans assets include both the equity interest and an undivided interest in each of the entitys underlying assets, unless it is established that the entity is an "operating company" or that "benefit plan investors" hold less than 25% of the equity interests in the entity. Our common stock would constitute an "equity interest" for purposes of the Plan Assets Regulation.

Publicly Offered Security

Under the Plan Assets Regulation, a "publicly offered security" is a security that is:

*	Freely transferable;
* *

Part of a class of securities that is widely held; and

Either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Under the Plan Assets Regulation, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuers control.

The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the lookthrough rule.

First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Plan Assets Regulation, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

The 25% Limit

Under the Plan Assets Regulation, and assuming no other exemption applies, an entitys assets would be deemed to include "plan assets" subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by "benefit plan investors" (the "25% Limit"). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term "benefit plan investor" is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to

Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plans investment in the entity (to the extent of such plans investment in the entity). Thus, while our assets would not be considered to be "plan assets" for purposes of ERISA so long as the 25% Limit is not exceeded, no assurance can be given that the 25% Limit will not be exceeded at all times.

Operating Companies

Under the Plan Assets Regulation, an entity is an "operating company" if it is primarily engaged, directly or through a majorityowned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company ("REOC") or a venture capital operating company ("VCOC"). An entity is a REOC if: (i) on its "initial valuation date and on at least one day within each annual valuation period," at least 50% of the entitys assets, valued at cost (other than short term investments pending long term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12month period. The "initial valuation date" is the date on which an entity first makes an investment that is not a short term investment of funds pending long term commitment. An entitys "annual valuation period" is a preestablished period not exceeding 90 days in duration, which begins no later than the anniversary of the entitys initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partners) under the supervision of the entity. An entity will qualify as a VCOC if (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entitys assets, valued at cost, consist of "venture capital investments", and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term "venture capital investments" as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights. We have not endeavored to determine whether we will satisfy the REOC or VCOC exceptions.

Our Status Under ERISA

We believe, on the basis of the Plan Assets Regulation, that our assets should not constitute "plan assets" for purposes of ERISA. However, no assurance can be given that this will be the case.

If for any reason our assets are deemed to constitute "plan assets" under ERISA, certain of the transactions in which we might normally engage could constitute a non exempt "prohibited transaction" under ERISA or Section 4975 of the Code. In such circumstances, we, in our sole discretion, may void or undo any such prohibited transaction. In addition, if our assets are deemed to be "plan assets," our management may be considered to be fiduciaries under ERISA. A fiduciary of an ERISA Plan or other plan that proposes to cause such entity to purchase our common stock should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a non exempt prohibited transaction or any other violation of ERISA. The sale of our common stock to a Plan is in no respect a representation by us or any other person associated with the offering of our common stock that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

The company and Underwriter 1, as representative of the underwriters named below, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares

Underwriter 1	625,000
Underwriter 2	625,000
Underwriter 3	625,000
Underwriter 4	625,000

Total	2,500,000

 The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 500,000 shares from the company. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters option to purchase 500,000 additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share(1)	$0.60	$0.60
Total (1)	$1,500,000	$1,800,000

(1) At the closing of this offering, the underwriters will be entitled to receive $0.15 from us for each share sold in this offering. The underwriters will forego the receipt of payment of $0.45 per share, until such time as we purchase assets in accordance with our investment strategy as described in this prospectus with an aggregate purchase price (including the amount of any outstanding indebtedness assumed or incurred by us) at least equal to the net proceeds from this offering (after deducting the full underwriting discount and other estimated offering expenses payable by us), at which time, we have agreed to pay the underwriters an amount equal to $0.45 per share sold in this offering.

The following table presents information about the underwriting discount, payable by us:

Per Share

Public offering price	$3.00
Underwriting discount paid by us at closing (5%)	$0.15
Underwriting discount paid by us upon purchase of assets with a
purchase price described above (15%)	$0.45

Total underwriting discount paid by us (20%)	$0.60

Deferral by the underwriters of a portion of the underwriting discount reduces the underwriting discount immediately payable by us at closing. However, once we purchase assets with an aggregate purchase price at least equal to the net proceeds from this offering, as described above, we will pay the underwriters the deferred amount. By deferring a portion of the underwriting discount, full payment will only occur when we have purchased assets with the specified aggregate purchase price, instead of at the closing when we have not yet invested any of the proceeds raised in this offering.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters right to reject any order in whole or in part.

The company and its officers, directors, and holders of substantially all of the companys common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

The 180day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180day restricted period, the company announces that it will release earnings results during the 15day period following the last day of the 180day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the representative. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be estimates of the business potential and earnings prospects of the company, an assessment of the companys management and the consideration of the above factors in relation to market valuation of companies in related businesses.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters option to purchase additional shares from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of the companys stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the overthecounter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than euro 43,000,000 and (3) an annual net turnover of more than euro 50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorized person, apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, perform various financial advisory and investment banking services for the company, for which they will receive customary fees and expenses. The company has obtained a commitment for a threeyear senior revolving credit facility from Underwriter 2 Affiliate (an affiliate of Underwriter 2 Inc., which is a lead manager in this offering), as administrative agent, and Underwriter 2 Inc., in its capacity as the lead arranger. See "Our Business  Our Proposed Senior Revolving Credit Facility" for a summary of the terms of the credit facility. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the company.

LEGAL MATTERS

Certain legal matters, including the validity of common stock offered hereby and our qualification as a real estate investment trust, will be passed upon for us TBD. The validity of the common stock offered hereby will be passed upon for the underwriters by TBD. TBD will rely on TBD as to matters of California law.

EXPERTS

The balance sheet included in this prospectus has not been audited by an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E. Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1800SEC0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SECs website at www.sec.gov.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SECs public reference facilities and the website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENT

Page

Report of Independent Registered Public Accounting Firm	125
Balance Sheet Notes to Balance Sheet	126 127

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(To Be Added)

Balance Sheet

June 1, 2011

Assets
Cash	$1,000

Total Assets	$1,000

Liabilities & Stockholders Equity
Liabilities
Stockholders Equity
Common shares ($0.01 par value, 100,000 shares authorized, 1,000 shares issued and outstanding)	$10
Additional Paid in Capital	990
Retained Earnings

Total Stockholders Equity	$1,000

Total Liabilities & Stockholders Equity	$1,000

See accompanying notes to financial statement.

J & P Realty Trust

Notes to Financial Statement

June 22, 2011

Note 1.	Organization

J & P Realty Trust ("JPRT") is a newly organized California corporation focused on acquiring Triple Net Lease, multifamily, and single family (1 to 4 unit) real estate located in all U.S. markets.

JPRT has no assets other than cash and has not commenced operations. JPRT has not entered into any contracts to acquire Triple Net Lease, multifamily, and single family (1 to 4 unit) properties or other assets.

JPRT plans to conduct an initial public offering of shares of its common stock, which it expects to complete during the Third quarter of 2011.

Note 2.	Significant Accounting Policies

Basis of Presentation.  The balance sheet includes all of the accounts of JPRT as of June 22, 2011 presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

Use of Estimates.  The preparation of the balance sheet in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Underwriting Commissions and Offering Costs.  Underwriting commissions and offering costs to be incurred in connection with JPRTs common stock offering will be reflected as a reduction of additional paid in capital. Such costs are contingent on the offering being completed. Costs incurred as of December 31, 2011 are estimated to be $500,000.

Organization Costs.  Costs incurred to organize JPRT will be expensed as incurred.

Cash.  Cash is comprised of cash held in a major banking institution.

Subsequent Events.  JPRT has evaluated subsequent events through June 22, 2011, the date the balance sheet was issued.

2,500,000 Shares

J & P Realty Trust

Common Stock

Debt Securities

PROSPECTUS

Underwriter 1

Underwriter 2

Underwriter 3

Underwriter 4

Through and including June 22, 2011 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.